UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

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Letter from our Chairman, President, and CEO

August 28, 2020

Fellow Procter & Gamble Shareholders:

As we issue this Proxy Statement, the world continues to face significant uncertainty related to the COVID-19 pandemic. What began as a global health crisis has intensified into an economic and societal challenge of immense scale. As a 183-year-old company, we have a long history of supporting people and communities in times of need, and this is our immediate priority right now. We are protecting the health and well-being of P&G people; maximizing the availability of our products that help people and their families with their health, hygiene, and cleaning needs; and supporting communities with our time, talent, and technical capability.

In our 2020 letter to shareholders, which is included in the Annual Report, we discuss our results for the fiscal year just completed as well as the long-term strategic choices that will continue to guide us in the months and years ahead. We continue to believe our strategy—a portfolio of daily use brands; meaningful superiority across products, packages, communication, retail execution and value; driving productivity in everything we do; constructive disruption across all areas of our business; and a more empowered, agile, and accountable organization—is the right one, and it is delivering strong, balanced growth and value creation.

I would like to thank you personally for your continued support of P&G, and I want you to know that your Company is stepping forward in these challenging times to continue to serve consumers, customers, and communities, doing our part to be a force for good and force for growth in the world.

David S. Taylor

CHAIRMAN OF THE BOARD, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 28, 2020

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 13, 2020, at 12:00 p.m. Eastern Daylight Time. To support the health and well-being of our employees and shareholders, this year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PG2020. At the meeting, our shareholders will be asked to:

☑	Elect the 12 Director nominees listed in the accompanying proxy statement;
☑	Ratify the appointment of the independent registered public accounting firm;
☑	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);
☑	Approve The Procter & Gamble International Stock Ownership Plan, as amended and restated;
☑	Vote on the shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and
☑	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 14, 2020 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 2-5 for additional information regarding accessing the meeting and how to vote your shares. You do not need to attend the virtual meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to join the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to your joining us virtually on October 13, 2020.

DEBORAH P. MAJORAS CHIEF LEGAL OFFICER AND SECRETARY

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET IN ADVANCE Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.
BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	AT THE MEETING Attend the annual meeting virtually. See page 4 for additional details on how to attend.

The Company’s principal executive offices are located at 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. These proxy materials are first being made available to our shareholders on August 28, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 13, 2020: This Notice of Annual Meeting, the Proxy Statement, and the 2020 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

Proxy Summary

Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page
Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	6
Item 2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	72
Item 3	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	73
Item 4	Approval of The Procter & Gamble Company International Stock Ownership Plan, as amended and restated	Majority of votes cast	FOR	74
Item 5	Shareholder Proposal – Report on Efforts to Eliminate Deforestation, if properly presented	Majority of votes cast	AGAINST	78
Item 6	Shareholder Proposal – Annual Report on Diversity, if properly presented	Majority of votes cast	AGAINST	81

Our Board of Director Nominees

2020 Proxy Statement i

PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the election of the 12 Directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 10.

Name	Position	Age	Board Tenure	Committee Memberships

Francis S. Blake(I)	Former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc.	71	5 years	Audit G&PR

Angela F. Braly(I)	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem, Inc.)	59	10 years	Audit G&PR (Chair)

Amy L. Chang(I)	Executive Vice President and Executive Advisor at Cisco Systems, Inc.; Founder and Former Chief Executive Officer of Accompany, Inc.	43	3 years	Audit I&T

Joseph Jimenez(I)	Co-Founder and Managing Partner of Aditum Bio; Former Chief Executive Officer of Novartis AG	60	2 years	C&LD I&T (Chair)

Debra L. Lee(I)	Chief Executive Officer of Leading Women Defined, Inc.; Former Chairman and Chief Executive Officer of BET Networks	66	Appointed Aug. 2020	C&LD G&PR

Terry J. Lundgren(I)	Operating Partner of Long-Term Private Capital, a BlackRock fund; Former Executive Chairman, Chairman of the Board and CEO of Macy’s, Inc.	68	7 years	C&LD (Chair) I&T

Christine M. McCarthy(I)	Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company	65	1 year	Audit C&LD

W. James McNerney, Jr.(I) (Lead Director)	Senior Advisor at Clayton, Dubilier & Rice, LLC; Former Chairman of the Board, President and Chief Executive Officer of The Boeing Company	71	17 years	C&LD G&PR

Nelson Peltz(I)	Chief Executive Officer and Founding Partner of Trian Fund Management, L.P.	78†	2 years	G&PR I&T

David S. Taylor	Chairman of the Board, President and Chief Executive Officer of the Company	62	5 years	None‡

Margaret C. Whitman(I)	Chief Executive Officer of Quibi; Former President and Chief Executive Officer of Hewlett Packard Enterprise	64	9 years§	I&T

Patricia A. Woertz(I)	Former Chairman and Chief Executive Officer of Archer Daniels Midland Company	67	12 years	Audit (Chair) G&PR

(I) Independent

†Mr. Peltz’s experience as CEO and Founding Partner of Trian Fund Management, L.P. continues to be highly valuable to the Board and the Company. The Board therefore determined that these were special circumstances that warranted an exception to the age limits set forth in the Corporate Governance Guidelines and voted to nominate Mr. Peltz for re-election.

‡Not on any Committees because the Committees are all comprised of independent Directors.

§In addition to her current term of nine years, Ms. Whitman previously served as a Director from 2003 to 2008.

C&LD	Compensation & Leadership Development
G&PR	Governance & Public Responsibility
I&T	Innovation & Technology

ii The Procter & Gamble Company

PROXY SUMMARY

Corporate Governance Highlights

BOARD STRUCTURE & COMPOSITION

Director Independence

•	11 of 12 Director nominees are independent
•	Four fully independent Board Committees

Board Leadership

•	Annual assessment and determination of Board leadership structure
•	Annual election of independent Lead Director if Chairman/CEO roles are combined or the Chairman is not independent
•	Lead Director has strong role and significant governance duties, including chairing regular executive sessions of independent Directors

Board Refreshment & Diversity

•	Balance of new and experienced Directors. More than 50% of Director nominees have tenures of less than 6 years and average tenure is less than 7 years
•	Retirement age and term limit for Directors
•	7 of 12 Director nominees are women and/or ethnically diverse
•	Average age of Director nominees is 65

Evaluation & Effectiveness

•	Annual Board and Committee self-assessments
•	One-on-one reviews with individual Directors to ensure thoughtful, candid feedback
•	Annual independent Director evaluation of Chairman and CEO and continuous Director feedback

Director Engagement

•	Directors attended more than 95% of Board and Committee meetings in FY 2019-20
•	Board policy limits Director membership on other public company boards

Director Access

•	Directors have significant interaction with senior business leaders and access to other employees
•	Directors have ability to hire outside experts and consultants and to conduct independent investigations
•	Directors participate in focused sessions on emerging topics and visits to strategic Company operations globally

      GOVERNANCE BEST PRACTICES

Clawback and Anti-Hedging and Pledging Policies

•	Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason
•	Insider Trading Policy prohibits Directors, senior executives, and other designated employees from engaging in any pledging, short sales, or hedging investments involving Company stock (as described on page 24)

Share Ownership Requirements

•	CEO, senior executives, and Directors required to hold shares at multiples of their salaries or the cash portions of their annual retainer
•	Any executive who has not met the requirements of the Executive Share Ownership Program is subject to the Share Holding Requirement for any net shares resulting from stock option exercises or settlement of PSUs or RSUs

Corporate Governance Principles

•	Policies consistent with the Investor Stewardship Group’s Corporate Governance Principles (as described on page 16)
•	Signatory to Commonsense Corporate Governance Principles 2.0

ESG Oversight and Reporting

•	Board oversight and ongoing engagement with senior executives on key matters, including cybersecurity (Audit Committee), organizational diversity and gender pay equity (C&LD Committee), and sustainability and governance practices (G&PR Committee)
•	Company’s Citizenship Board, comprised of senior executives, directs the Company’s environmental, social, and governance programs
•	Publish annual Citizenship Report detailing Company’s Corporate Citizenship efforts across five key focus areas

2020 Proxy Statement iii

PROXY SUMMARY

SHAREHOLDER RIGHTS & ENGAGEMENT

Proxy Access

•	Proactive adoption in 2016 of proxy access for Director nominees
•	Available to a shareholder, or group of up to 20 shareholders, holding 3% of Company’s common stock for at least 3 years
•	May nominate candidates for the greater of two seats or 20% of Board nominees

Special Meetings

•	Shareholder right to call special meetings

Board Accountability

•	Declassified Board — all Directors are elected annually
•	Simple majority voting standard for all uncontested Director elections

Board Engagement

•	Shareholder ability to contact Directors (as described on page 27)

iv The Procter & Gamble Company

PROXY SUMMARY

Corporate Citizenship

P&G aims to be a force for good and a force for growth. We serve shareholders and investors and, in doing so, serve employees, business partners, suppliers, communities, governments, and the broader world around us. We have a responsibility to all our stakeholders. That is why our Citizenship work is built in to our business, not bolted on. It is not a separate thing we do on the side. It is how we do business every day around the world.

We provide a comprehensive overview of our work, goals, challenges, and progress in our annual Citizenship Report. The latest version is available at www.pg.com/citizenship2019 (provided for information purposes only and not incorporated herein by reference). Here, we highlight three areas we know are of high priority for our shareholders.

ESG Focus: Our Approach to Addressing Climate Change

We have a meaningful role to play in addressing the impacts of climate change. We are highly engaged in working to minimize our own environmental footprint and in innovating to create products that make responsible consumption irresistible for people everywhere. Our approach includes:

✓	Board-level oversight (G&PR Committee) of Corporate Citizenship efforts, which include Environmental Sustainability and related issues like climate change

✓

Maintaining an active, cross-functional team of experts who monitor external trends and developments in this area, develops and maintains the Company’s climate strategy, and monitors our progress, intervening where needed

✓	Collaborating with other companies, NGOs, our external advisory board, and the communities in which we operate to help ensure our efforts complement and enhance the broader body of work in this space

✓	Robust strategies to reduce our impact, including reducing our greenhouse gas (GHG) emissions, increasing our use of renewable energy, and reducing our energy consumption

✓

Innovating to enable consumers to reduce their own impact, with products that provide superior performance in low-energy conditions, promote water-efficient use, and are increasingly available in recyclable or reusable packaging

✓

Transparently sharing relevant information, including participation in CDP’s Climate Change Survey and publication of a stand-alone “Climate Change Risks & Opportunities” report informed by the Task Force on Climate-related Financial Disclosures (TCFD) framework

As we engage with our many stakeholders on this important issue, we continue to refine our disclosures in this space and work to improve their robustness.

We remain on track to achieve our science-based Ambition 2030 goals of 50% reduction in GHG emissions and purchasing 100% renewable electricity for all manufacturing sites globally, and we recently extended our goal for our operations to be carbon neutral for the decade.

2020 Proxy Statement v

PROXY SUMMARY

ESG Focus: Our Approach to Long-Term Human Capital Management

Among P&G’s Purpose, Values, and Principles (our PVPs), one of our core principles is that the interests of the Company and the Individual are inseparable. This principle governs both our response to the COVID-19 crisis and our Employee Value Proposition.

We challenge our people to Make a Difference by doing work that positively impacts our business, empowering them to lead, and letting them know that the Company is behind each of them as they contribute to our success.

We enable our people to Learn & Grow, creating a culture where employees can experiment, ask questions, and freely express ideas as we collectively seek to enhance long-term shareholder value. We provide learning and skill development opportunities, alongside the ability to learn from a diverse network of colleagues, coaches, and mentors.

We strive to ensure our people are Valued & Included, treating them with respect, recognizing their unique knowledge and skills, supporting their work/life balance with flexibility, and providing competitive compensation and benefits, all in keeping with the strong performance we expect even in a challenging environment.

Finally, we want P&G people to Feel Proud to be P&G by being part of something bigger than themselves, working for a company that has, for nearly two centuries, sought to do the right thing the right way. Together, we look to be a winning team that is both a force for good and a force for growth.

This approach is vital to our strategy of creating and sustaining long-term shareholder value, and it informs our commitment to intentional talent development and broad diversity and inclusion across the organization. For example:

Our unwavering commitment to diversity and inclusion in particular has led us to expand our commitments to advance equality for all people—through both our internal programs that seek to ensure we make meaningful progress in the diversity of our organization and our external efforts to spark constructive dialogue and action. Recognizing the increased focus on demographic data disclosure, we plan to further broaden our disclosures in our upcoming Citizenship Report to provide greater detail on the gender and racial/ethnic diversity of our organization and the principles and best practices we follow to help us continue to strengthen our progress together.

vi The Procter & Gamble Company

PROXY SUMMARY

ESG Focus: Our Approach to Supporting Communities through COVID-19

Like other significant crises, this pandemic has demonstrated the incredible capacity of businesses and communities to urgently come together in the face of unprecedented challenges and act, adapt, and accelerate change. We have a long history of supporting communities in times of need, and by building Citizenship into our business, we can better address these unexpected challenges and opportunities as they arise. Still, we could never have foreseen the scope of the global crisis brought about by COVID-19. This pandemic has exposed inequality in our society, taking and affecting lives differently. It has brought into sharp focus the interdependency of our own health with the health of the planet.

Among our work so far:

•

We have stepped up to provide much-needed product donations and financial support. We are partnering with and supporting more than 200 different relief organizations. Our contributions of product and in-kind support are in the tens of millions and continue to increase as we work with communities around the world to understand how we can best serve them. Among other things, these donations help ensure that families who do not have basic access to the everyday essentials many of us take for granted, can have the cleaning, health, and hygiene benefits P&G brands provide.

•

We have used our R&D, engineering and manufacturing expertise to produce critically needed protective supplies, including hand sanitizer, non-medical face masks, and face shields. These supplies have helped us create safe working environments for P&G people and allowed us to help communities across the globe in a time of unprecedented need.

•

We have created a series of films from P&G and our brands, and have also sponsored several events, that help bring needed attention and support to the populations most disproportionately affected by the pandemic.

This tremendous work has been possible both because of the commitment and agility of P&G people and because we operate with a clear, consistent purpose: to be a force for good and a force for growth.

    Key Elements of FY 2019-20 Executive Compensation Program

We Received Strong Shareholder Support with 92.73% Say on Pay Support at the 2019 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

We Emphasize Pay for Performance. On average, 89% of the four main components of NEO compensation (Salary, Short-Term Achievement Reward, Long-Term Incentive Program, and Performance Stock Program) was performance-based. Of this, 70% was tied to long-term performance.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded.

Payouts under these programs are based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

We Pay Competitively. The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers, as described on page 46.

We Focus on Long-Term Success. The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: the Performance Stock Program (“PSP”) and the Long-Term Incentive Program (“LTIP”).

NEOs must meet significant share ownership and shareholding requirements. The CEO must own shares of Company stock and/or RSUs (including granted Performance Stock Units) valued at a minimum of eight times salary. All other NEOs must own stock valued at a minimum of four or five times salary, depending on the NEO’s role.

2020 Proxy Statement vii

PROXY SUMMARY

    CEO Compensation Highlights

Salary. Mr. Taylor’s annualized base salary was unchanged at $1,700,000.

STAR Annual Bonus Program. Mr. Taylor’s STAR target remained at 200% of salary. His STAR payout was $6,014,600, which is approximately 177% of target.

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $13,750,000 for Mr. Taylor. One half of the award value was delivered in the PSP. The remaining half is in the LTIP grant, which the C&LD Committee determined would be delivered as 50% stock options and 50% RSUs.

viii The Procter & Gamble Company

GLOSSARY OF TERMS

Glossary of Terms

Commonly Used Terms in This Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

CLO	Chief Legal Officer

COO	Chief Operating Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

FY	Fiscal Year

G&PR	Governance & Public Responsibility

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

ISOP	International Stock Ownership Plan

LTIP	Long-Term Incentive Program

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

2020 Proxy Statement 1

VOTING AND MEETING INFORMATION

Voting and Meeting Information

In connection with the Company’s 2020 annual meeting of shareholders, which will take place virtually on October 13, 2020, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 28, 2020, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2020 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1.	Who can vote?

You can vote if, as of the close of business on August 14, 2020, you were a shareholder of record of the Company’s:

•	Common Stock;
•	Series A ESOP Convertible Class A Preferred Stock; or
•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock, including the Series A and Series B ESOP Convertible Class A Preferred Stock, gets one vote. On August 14, 2020, there were issued and outstanding:

•	2,489,621,414 shares of Common Stock;
•	31,945,809 shares of Series A ESOP Convertible Class A Preferred Stock; and
•	52,311,737 shares of Series B ESOP Convertible Class A Preferred Stock.

2.	How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;
•	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions; or
•	By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan and/or The Procter & Gamble International Stock Ownership Plan, you can vote the shares of P&G common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you are the beneficial owner of the P&G shares allocated to your account and have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the NA Plans for instructions and relevant deadlines. If your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or your voting instructions are not properly signed and executed or if they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner as shares that

2 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

are allocated to accounts but for which voting instructions are not received. The plan fiduciaries will vote shares of P&G stock as described above, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you are the beneficial owner of the P&G shares allocated to your account, and you have the right to instruct the respective plan fiduciaries how to vote those shares. If you do not vote your shares, the plan fiduciaries will not submit a vote for your shares. Please refer to the materials provided to you by the UK and Ireland Plans for instructions and relevant deadlines.

See question 7 for an explanation of the difference between a “shareholder of record” and a “beneficial owner.”

3.	Can I change or revoke my vote after I return my proxy card?

Yes, shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Monday, October 12, 2020, or by attending the virtual annual meeting and following the voting instructions provided on the meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record (including shares held in the NA Plans or the UK and Ireland Plans) for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting, which will replace any previous votes. Participants in the NA Plans or the UK and Ireland Plans will not be able to vote shares held in those plans during the meeting.

4.	Can I vote during the virtual Annual Meeting instead of voting by proxy?

Yes, shareholders of record may vote during the virtual annual meeting by logging into the meeting website and following the instructions provided on the website. If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting. Participants in the NA Plans and UK and Ireland Plans must provide timely voting instructions to their respective plan fiduciaries prior to the meeting, as detailed in their materials.

5.	What are the voting procedures and what vote is required for approval of proposals?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 12 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker

2020 Proxy Statement 3

VOTING AND MEETING INFORMATION

non-votes will not be counted as participating in the voting and will therefore have no effect.

6.	Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $17,500, plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

7.	What is the difference between a “shareholder of record” and a “beneficial owner” of shares held in street name?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial owner” of shares held in street name if your P&G shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf, including shares held in the NA Plans or the UK and Ireland Plans. The broker, bank, or other holder of record is considered the shareholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your P&G shares.

8.	How do I vote my P&G shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your instructions.

9.	Can I attend the Annual Meeting in person?

To support the health and well-being of our employees and our shareholders, this year’s annual meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/PG2020) and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 12:00 p.m. start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/PG2020).

10.	Will I be able to ask questions and participate in the virtual Annual Meeting?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the annual meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, shareholders may either:

•	call the shareholder question telephone number (Toll Free: 1-877-328-2502; International: 1-412-317-5419), provide their 16-digit control number, and enter the queue to ask a question, or
•	log into the virtual meeting website with their 16-digit control number, type the question into the “Ask a Question” field, and click “Submit.”

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time

4 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.

11.	What is the Record Date?

August 14, 2020 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.

12.	How is P&G distributing proxy materials?

On or about August 28, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 14, 2020, and we posted our proxy materials on the website referenced in the Notice. (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

13.	Why were my proxy materials included in the same envelope as other people at my address?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.shareowneronline.com click Contact Us under the Email section. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above telephone number, address or email.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the virtual annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Daylight Time on Monday, October 12, 2020.

2020 Proxy Statement 5

ELECTION OF DIRECTORS

Election of Directors

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By-Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 12 individuals listed on pages 10-15 for election at the 2020 annual meeting. All of the Director nominees currently serve on the Board and all but Ms. Lee were elected for a one-year term at the 2019 annual meeting. The current terms of all of the nominees for Director will expire at the 2020 annual meeting when their successors are elected, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2021 annual meeting when their successors are elected. Mr. Cook, who has served the Company and its shareholders with excellence for 20 years, is not standing for re-election when his term expires at the annual meeting in October.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

A strong Board is a critical component of a strong company.

As a global, diverse consumer products company, our leaders must embrace strong governance, epitomize the Company’s Purpose, Values, and Principles, and bring to bear the practical wisdom and seasoned judgment that comes from significant leadership skill and experience. As the summary on pages 8-9 provides in additional detail, the Director nominees bring a variety of these skills and experiences to the Board and reflect an appropriate combination of qualifications to represent and further the long-term interests of the Company’s shareholders.

In addition, meaningful skills and experiences are just one aspect of diversity that the Board highly values. Our Corporate Governance Guidelines set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.” Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process.

The G&PR Committee oversees our Director nomination process and devotes substantial time, in conjunction with the Board, to prioritizing the Board’s needs and assessing potential candidates for both the short term and for longer-term Board refreshment. The G&PR Committee also ascertains whether the Director nominees (including any properly submitted shareholder nominees) fulfill the requirements of the Corporate Governance Guidelines.

6 The Procter & Gamble Company

ELECTION OF DIRECTORS

For this year’s election, the Board has nominated 12 individuals who bring valuable and diverse skills, experiences, and characteristics to the Board. Their collective experience covers a wide range of geographies and industries. These 12 Director nominees range in age from 43 to 78. Six of these nominees, or 50%, are women, and three are ethnically diverse. Further, our Board has a good balance of experienced and new Directors, with more than 50% of Director nominees having tenures of six years or less.

2020 Proxy Statement 7

ELECTION OF DIRECTORS

Our Director Nominees’ Combined Skills and Experience

Consumer Industry/Retail

Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

Corporate Governance

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Digital, Technology, and Innovation

Directors with digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area and track progress against strategic goals and benchmarks.

Finance

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs several financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory

Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, can recognize, identify, and understand the key issues the Company faces in an economy increasingly affected by the role of governments around the world. This experience is particularly helpful during current times of increased volatility and uncertainty in global politics and economics.

International

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global scope and significant international revenues.

8 The Procter & Gamble Company

ELECTION OF DIRECTORS

Leadership, Strategy, and Risk Management

Directors with significant leadership experience over an extended period, including as chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, the importance of talent management, and the method of setting employee and executive compensation. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. Further, their own significant leadership skills and experiences enable them to help identify and develop other leaders.

Marketing

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results, including by helping the Company understand and anticipate evolving marketing practices.

2020 Proxy Statement 9

ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2021 annual meeting of shareholders and until their successors are elected.

Francis S. Blake (Frank)

DIRECTOR SINCE 2015  •  AGE 71

Mr. Blake is the former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. (a national retailer). He served as the Chairman of the Board from 2007 to 2015 and as Chief Executive Officer from 2007 to 2014. He previously served as a Director of Southern Company (a super-regional energy company) from 2004 to 2009. Mr. Blake has been a Director of Delta Airlines since 2014 and was appointed non-executive Chairman of the Board in 2016. He has been a Director at Macy’s, Inc. since 2015.

Mr. Blake’s former role as Chairman and CEO of Home Depot, where he successfully rebuilt Home Depot’s retail strategy and culture during a weak housing and job market, provides him with extensive Consumer Industry/Retail and Marketing knowledge as well as Leadership, Strategy, and Risk Management skills, which Mr. Blake draws upon to give the Board better insight into the evolving marketing practices in the retail consumer industry and the actions necessary to advance the Company’s strategy and culture. In addition to the strong Corporate Governance skills that Mr. Blake developed through his experience on other public company boards, including as non-executive Chairman of Delta Airlines’ Board and chair of its Corporate Governance Committee, he also contributes his significant Government/Regulatory experience to the Board, having previously served as General Counsel for the U.S. Environmental Protection Agency, Deputy Counsel to Vice President George H. W. Bush, and Deputy Secretary for the U.S. Department of Energy.

Member of the Audit and Governance & Public Responsibility Committees.

Angela F. Braly

DIRECTOR SINCE 2009  •  AGE 59

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company), now known as Anthem, Inc. She served as Chair of the Board from 2010 to 2012 and as President and Chief Executive Officer from 2007 to 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly is also a co-founder of The Policy Circle, a nonprofit organization promoting civic engagement and public policy thought leadership among women. Ms. Braly has been a Director of Lowe’s Companies, Inc. since 2013, Brookfield Asset Management since 2015, and ExxonMobil Corporation since 2016.

Ms. Braly’s diverse Leadership, Strategy, and Risk Management experience at WellPoint enables her to provide valuable insight about risk management and governance matters, particularly as it pertains to the Consumer Industry/Retail sector, to the Board. Additionally, her role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations, public policy development, social responsibility, and corporate governance initiatives, her experience on other public company boards, and her ongoing engagement in public policy matters enable her to bring significant Corporate Governance expertise and Government/Regulatory skills to the Board, which is critical during current times of political and economic uncertainty.

Chair of the Governance & Public Responsibility Committee and member of the Audit Committee.

10 The Procter & Gamble Company

ELECTION OF DIRECTORS

Amy L. Chang

DIRECTOR SINCE 2017  •  AGE 43

Ms. Chang is Executive Vice President and Executive Advisor at Cisco Systems, Inc. (a networking technology company). She also served as General Manager of Cisco’s Collaboration Technology Group from 2018 to 2020. She is the founder and former Chief Executive Officer of Accompany, Inc. (a relationship intelligence company), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. Ms. Chang was a Director of Cisco Systems, Inc. from 2016 to 2018, of Informatica from 2012 to 2015, and of Splunk, Inc. from 2015 to 2017, and was a member of Target Corporation’s Digital Advisory Council from 2013 to 2016.

Ms. Chang’s extensive Digital, Technology, and Innovation and Marketing experience, both as a digital startup founder and as head of product at Google Analytics, enables her to provide unique and important insights to the Board about digital industry trends, evolving marketing practices and data analytics, with particular application to the Consumer Industry/Retail space. Additionally, as an Executive Vice President, with experience running a global team at an enterprise with a significant global footprint and supply chain, and as the founder and CEO of a digital startup company, Ms. Chang’s Leadership, Strategy, and Risk Management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation.

Member of the Audit and Innovation & Technology Committees.

Joseph Jimenez

DIRECTOR SINCE 2018  •  AGE 60

Mr. Jimenez is Co-Founder and Managing Partner of Aditum Bio (a biotech venture fund). He is the former Chief Executive Officer of Novartis AG (global healthcare company), a position he held from 2010 to 2018. Prior to this role, he held several senior positions at Novartis from 2007 to 2010, including Division Head, Novartis Pharmaceuticals, and leadership of the company’s Consumer Health Division. He also held various leadership roles at H. J. Heinz Company in Europe and North America from 1999 to 2006 and at ConAgra Foods from 1993 to 1998 and was an Advisor to the Blackstone Group L.P. from 2006 to 2007. Mr. Jimenez has been a Director of General Motors since 2015. He was a Director of Colgate-Palmolive from 2010 to 2015.

Mr. Jimenez’s demonstrated track record of International business Leadership, Strategy, and Risk Management and the Digital, Technology, and Innovation experience he gained through his role as CEO of Novartis and other roles at a range of Consumer Industry/Retail companies enables him to provide unique perspective to the Board on commercial, innovation, Marketing, and strategic issues. The Board also benefits from Mr. Jimenez’s extensive knowledge of the healthcare industry.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

2020 Proxy Statement 11

ELECTION OF DIRECTORS

Debra L. Lee

DIRECTOR SINCE AUGUST 2020  •  AGE 66

Ms. Lee is Chief Executive Officer of Leading Women Defined, Inc. (an association of U.S. strategic thought leaders), which she founded in 2009. Previously, she served as Chairman and Chief Executive Officer of BET Networks (a media and entertainment subsidiary of Viacom, Inc.) from 2006 to 2018. Ms. Lee joined BET Networks in 1986, serving as President and Chief Executive Officer from 2005 to 2006, President and Chief Operating Officer from 1995 to 2005, and Executive Vice President and General Counsel from 1986 to 1995. She has been a Director of Marriott International, Inc. since 2004 and of Burberry Group plc and AT&T, Inc. since 2019. She previously served as a Director of Revlon, Inc. from 2006 to 2015, WGL Holdings, Inc. from 2000 to 2018, and Twitter, Inc. from 2016 to 2019.

Ms. Lee brings a depth of Leadership, Strategy, and Risk Management experience to the Board, gained through her long-tenured leadership of BET Networks and her service on numerous public company boards. As a result of her experience and service, her depth and breadth of knowledge on matters of Corporate Governance allows her to provide the Board with valuable perspective on oversight and accountability in a dynamic operating environment. Further, Ms. Lee’s more than 30 years of experience as an executive in the media industry, along with her broad board experience, provide her with extensive Marketing and Consumer Industry/Retail skills, which are particularly valuable as the Company seeks to further evolve its media strategy.

Member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

Terry J. Lundgren

DIRECTOR SINCE 2013  •  AGE 68

Mr. Lundgren is an Operating Partner of Long-Term Private Capital (a BlackRock private equity fund) and the former Chairman and Chief Executive Officer of Macy’s, Inc. (a national retailer that includes Macy’s, Bloomingdale’s, and Blue Mercury, and operates one of the largest online retail businesses in the U.S.), a position he held from 2003 to 2017. Mr. Lundgren then served as Executive Chairman and Chairman of the Board of Macy’s, Inc. from 2017 to 2018. From 2003 to 2014, he also held the title of President of the company. He was a Director of Kraft Foods Group from 2012 to 2015. Earlier in his career, Mr. Lundgren was Chairman and CEO of Neiman Marcus.

Mr. Lundgren has extensive Marketing experience, including merchandising, digital and in-store execution, as well as Leadership, Strategy, and Risk Management experience, which he garnered from over 35 years working in the retail Consumer Industry, including 20 combined years as CEO of Neiman Marcus and subsequently Macy’s. During his tenure at Macy’s, Mr. Lundgren also gained significant experience in acquisitions and integration. His extensive retail career enables him to contribute his deep knowledge of the evolving consumer and retail landscape, plus his broad experience with dynamic marketing practices, including digital marketing, to the Board.

Chair of the Compensation & Leadership Development Committee and member of the Innovation & Technology Committee.

12 The Procter & Gamble Company

ELECTION OF DIRECTORS

Christine M. McCarthy

DIRECTOR SINCE 2019  •  AGE 65

Ms. McCarthy is Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (a global entertainment company), a position she has held since 2015. Prior to her appointment as CFO, she held positions of increasing responsibility at Disney, most recently serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 1999. From 1981 to 1996, she held various positions at First Interstate Bank, rising to be Executive Vice President, Finance in 1993.

Ms. McCarthy’s more than 30 years of experience in Finance, including service as CFO of The Walt Disney Company, enable her to contribute to the Board her extensive understanding of complex financial analysis and reporting for a global, consumer-facing company. In addition, her experience at Disney affords her valuable perspective on the Consumer Industry and long-term brand building. Further, Ms. McCarthy’s oversight of Disney’s worldwide finance organization, which includes corporate strategy, brand and franchise management, corporate alliances, enterprise controllership, enterprise social responsibility, enterprise technology, investor relations, risk management, tax, and treasury, provides her with extensive Leadership, Strategy, and Risk Management skills and valuable Corporate Governance experience.

Member of the Audit and Compensation & Leadership Development Committees.

W. James McNerney, Jr. (Jim)

DIRECTOR SINCE 2003  •  AGE 71

Mr. McNerney is a Senior Advisor at Clayton, Dubilier & Rice, LLC (a private equity investment firm). He retired as Chairman of the Board of The Boeing Company (aerospace, commercial jetliners and military defense systems) in 2016. He was President of The Boeing Company from 2005 to 2013, Chief Executive Officer from 2005 to 2015, and Chairman of the Board from 2005 to 2016. From 2001 to 2005, Mr. McNerney was Chairman and CEO of 3M Company (a global technology company). Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly twenty years, where he held positions of increasing responsibility. He was a Director of International Business Machines Corporation from 2009 to 2018.

Mr. McNerney brings a wealth of Leadership, Strategy, and Risk Management and Digital, Technology, and Innovation experience to the Board from his roles as CEO of Boeing and 3M, both large, International companies. In addition, Mr. McNerney’s experience revitalizing Boeing during his tenure as CEO uniquely qualifies him to advise the Board on the Company’s overall strategic direction. Additionally, Mr. McNerney contributes significant Corporate Governance experience to the Board, having served as Chairman and CEO of two public companies, as the Company’s Lead Director since 2007, and as a Director of IBM.

Lead Director, member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

2020 Proxy Statement 13

ELECTION OF DIRECTORS

Nelson Peltz

DIRECTOR SINCE 2018  •  AGE 78

Mr. Peltz has served as the Chief Executive Officer and Founding Partner of Trian Fund Management, L.P. (an investment management firm) since its formation in 2005. From 1993 to 2007, he served as Chairman and Chief Executive Officer of Triarc Companies, Inc., the predecessor to The Wendy’s Company, which owned Arby’s Restaurant Group, Inc. and the Snapple Beverage Group. He also served as Chairman and Chief Executive Officer of Triangle Industries, Inc., the parent company of American National Can Company, from 1983 to 1988. He has been a Director of Sysco Corporation since 2015, Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) since 2015, and The Wendy’s Company since 2007, where he serves as non-executive Chairman. He was a Director of Legg Mason Inc., from 2009 to 2014 and 2019 to 2020, Mondelēz International, Inc. from 2014 to 2018, MSG Networks Inc. from December 2014 to September 2015, Ingersoll-Rand from 2012 to 2014, and H. J. Heinz Company from 2006 to 2013.

Mr. Peltz’s more than 40 years of business and investment experience and over 20 years of service as the chairman and chief executive officer of public companies enables him to bring significant and diverse Consumer Industry/Retail, Marketing and Leadership, Strategy, and Risk Management experience to the Board. His service on multiple Board governance committees provides Mr. Peltz with substantial Corporate Governance experience. As a result of his role at Trian, Mr. Peltz brings extensive Finance skills and an institutional investor perspective, including strong relationships in the investment community, to the Board and uses his unique perspective to provide the Board with critical insight on the Company’s business operations and issues the Company faces.

Member of the Governance & Public Responsibility and Innovation & Technology Committees.

David S. Taylor

DIRECTOR SINCE 2015  •  AGE 62

Mr. Taylor is Chairman of the Board, President and Chief Executive Officer of the Company. He has been President and CEO since 2015 and was elected Chairman of the Board in 2016. Mr. Taylor joined the Company in 1980 and, since that time, has held numerous positions of increasing responsibility in North America, Europe, and Asia in virtually all of the Company’s core businesses. Prior to becoming CEO, Mr. Taylor’s roles included Group President-Global Beauty, Grooming & Health Care, Group President-Global Health & Grooming, Group President-Global Home Care, and President-Global Family Care. He also played a key role in the design of P&G’s portfolio optimization strategy and has been leading the company through a transformation since 2015. Mr. Taylor also serves as the Chairman of The Alliance to End Plastic Waste, an initiative to advance solutions to eliminate unmanaged plastic waste in the environment. Mr. Taylor has been a Director of Delta Airlines since 2019.

Mr. Taylor is a proven leader with more than 40 years of experience across many of P&G’s core categories, functions, and markets. Mr. Taylor has uniquely broad experience, having begun his career at P&G gaining more than a decade of valuable hands-on supply chain and operations experience, including a role as plant manager of the Company’s largest manufacturing facility. His subsequent transition to and more than twenty years of experience in marketing and general management roles provided Mr. Taylor with vast Marketing, Innovation and Consumer Industry/Retail expertise, and his assignments living in Asia and Europe, along with global management across the Company’s businesses, have given him an International perspective. All of these experiences, together with his significant Leadership, Strategy, and Risk Management skills and robust knowledge of the Company, enable him to provide valuable insight to and leadership of the Board and the Company.

14 The Procter & Gamble Company

ELECTION OF DIRECTORS

Margaret C. Whitman (Meg)

DIRECTOR SINCE 2011  •  AGE 64

Ms. Whitman is the Chief Executive Officer of Quibi (mobile media company), a position she has held since 2018. She was President and Chief Executive Officer of Hewlett Packard Enterprise (a multinational information technology enterprise) from 2015 to 2017 and Chief Executive Officer from 2017 to 2018. Prior to her role at Hewlett Packard Enterprise, she was President and Chief Executive Officer of Hewlett-Packard Company from 2011 to 2015, as well as Chairman of the Board from 2014 to 2015. She served as President and Chief Executive Officer of eBay Inc. from 1998 to 2008. Ms. Whitman served as a Director of Dropbox from 2017 to 2020, Hewlett Packard Enterprise from 2015 to 2018, DXC Technology in 2017, and Zipcar, Inc. from 2011 to 2013 and as Chairman of the Board of HP Inc. from 2015 to 2017. She also served as a Director of the Company from 2003 to 2008, having resigned in preparation for her 2010 California gubernatorial bid.

Ms. Whitman’s roles as CEO of Hewlett Packard Enterprise, Hewlett-Packard Company, and eBay provide her extensive Consumer Industry/Retail and Digital, Technology, and Innovation experience, enabling her to contribute valuable perspective to the Board in these areas. In addition, her service on numerous public company boards affords her practical knowledge and understanding of Corporate Governance. Ms. Whitman also uses her considerable Leadership, Strategy, and Risk Management experience gained through both her past management roles and her entrepreneurial work with start-up companies to provide the Board with significant insight into the Company’s priorities and strategic plans for growth.

Member of the Innovation & Technology Committee.

Patricia A. Woertz (Pat)

DIRECTOR SINCE 2008  •  AGE 67

Ms. Woertz is the former Chairman of the Board and Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural origination and processing), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz retired as Chief Executive Officer of ADM in 2015 and as Chairman in 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz has been a Director of 3M Company since 2016. She was a Director of Royal Dutch Shell plc from 2014 to 2017.

With broad executive experience at Chevron and ADM, including as CEO of ADM, and having started her career as a CPA, Ms. Woertz contributes a valuable mix of International and Marketing experience and Finance expertise, enabling her to provide critical perspective on operational and financial aspects of the Company, including accounting and corporate finance matters. Additionally, Ms. Woertz’s experience as an executive of public companies and a director on other public company boards provides her with significant Leadership, Strategy, and Risk Management skills and Corporate Governance experience from which she draws to provide a broad perspective on governance matters and issues facing public companies.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

2020 Proxy Statement 15

CORPORATE GOVERNANCE

Corporate Governance

The Company’s Purpose, Values, and Principles (our PVPs) are the foundation of everything we do, including Corporate Governance. We believe that strong governance practices contribute to better results for shareholders. We maintain governance principles, policies, and practices that support Board and management accountability and serve the best interests of our Company, our shareholders, and other stakeholders.

Corporate Governance Overview

We have evaluated the Company’s governance practices against the Corporate Governance Principles published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and found they were highly consistent. P&G’s strong corporate governance policies and practices are disclosed throughout this proxy statement, but the following table highlights some of the key ways that P&G’s governance practices are consistent with ISG’s Corporate Governance Principles. Overall, we believe our approach to governance strengthens the Board’s ability to provide meaningful oversight, review, and counsel to the Company, as it acts on behalf of all of our shareholders.

ISG Principles	P&G Practice

Principle 1
Boards are accountable to shareholders.

•  Annual Board self-assessments

•  Declassified Board – all Directors elected annually

•  Proxy access for Director nominees

•  Individual Directors tender resignation if they fail to receive majority of votes cast

•  No poison pill

•  Extensive disclosure of corporate governance and Board practices

Principle 2
Shareholders should be entitled to voting rights in proportion to their economic interest.	• One share, one vote • No disparate voting rights

Principle 3
Boards should be responsive to shareholders and be proactive in order to understand their perspectives.	• Directors available for shareholder engagement • Shareholder outreach process • Disclose key actions taken in response to shareholder feedback

Principle 4
Boards should have a strong, independent leadership structure.	• Annual review and determination of leadership structure • Independent Lead Director if Chairman not independent • Lead Director has robust role and significant duties

Principle 5
Boards should adopt structures and practices that enhance their effectiveness.

•  11 of 12 Director nominees are independent

•  All 4 Committees fully independent

•  Greater than 95% average attendance by Directors at Board and Committee meetings in FY 2019-20

•  Specified retirement age and term limits for Directors

Principle 6
Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•  Board oversees executive compensation programs to align with long-term strategy of the Company

•  Combination of short- and long-term performance goals

•  Executive share ownership program and equity holding requirements

16 The Procter & Gamble Company

CORPORATE GOVERNANCE

SHAREHOLDER ENGAGEMENT

We value our relationships with all of our shareholders. Engagement with shareholders builds mutual understanding and a basis for progress, and the input we receive from them impacts and informs our corporate practices. In general, we approach shareholder engagement through a cycle of:

• Outreach and Engagement

Senior management, our investor relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and address any questions or concerns, and we make our Directors

In FY 2019-20, we reached out to shareholders of more than 50% of our shares outstanding, including most of our Top 200 shareholders.

available for engagement with shareholders when appropriate. These engagements cover a variety of topics, including corporate strategy, risk oversight, corporate governance, sustainability, and human capital management.

•	Review and Evaluation

We assess the feedback we receive from investors and share it with senior management and the Board. We also discuss key aspects with the appropriate Board committee, reviewing, for example, compensation-related comments and questions with the C&LD Committee and input regarding corporate governance matters with the G&PR Committee.

•	Updates and Action

We consider feedback received as we update our policies, practices, and disclosures. For example, hearing requests for additional ESG insights, we expanded our governance disclosures in our 2019 Citizenship Report, broadened our direct shareholder outreach on ESG topics, and enhanced our ESG disclosures in this Proxy Statement.

We will continue our shareholder engagement during FY 2020-21, including participation at analyst meetings and conferences. The Company’s top 100 institutional shareholders collectively own over 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders.

We conduct meetings with institutional shareholders in person, via telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by calling (513) 945-6941 or visiting www.pginvestor.com or contact our Directors or executive officers as described on page 27.

The Board’s Leadership Structure

The Company’s Board retains discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board or whether the roles should be separated. This approach allows the Board to use its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when appropriate, as the roles have been in previous periods.

The Board regularly considers this discretionary structure and whether to combine or separate the roles, depending on which leadership structure best serves the Company and its shareholders. The Board believes this discretion, including the flexibility to make this determination at any given point, best enables it to promote the long-term interests of the Company and its shareholders.

During the Board’s annual evaluation of its leadership structure, and upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that the current leadership structure continues to be the right leadership structure for the Company and that it is in the best interest of the shareholders to maintain the combined Chairman and CEO role currently held by Mr. Taylor. The Board believes that Mr. Taylor has served the Company well as Chairman and CEO and that this combined structure provides unified leadership and focus on the Company’s strategy, business plans, and continuing productivity efforts.

LEAD INDEPENDENT DIRECTOR

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board or if the Chairman of the Board is not independent, the independent Directors of the Board elect for an annual term a Lead Director from among

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the independent Directors. The Lead Director role is significant, with responsibilities consistent with accepted best practices, including:

•	preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board;
•	lead regular executive sessions of the independent Directors;
•	provide input to and approve agendas for the Board meetings and information sent to the Board;
•	approve meeting schedules to assure sufficient time for discussion of all agenda items;
•	call special meetings of the Board as necessary to address important or urgent Company issues;
•	call meetings of the non-employee and/or independent Directors, with appropriate notice;
•	advise the G&PR Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairpersons;
•	advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board;
•	advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors;
•	review with the CEO the non-employee Directors’ annual evaluation of the CEO’s performance;
•	serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary;
•	serve when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders; and
•	select an interim Lead Director to preside over meetings at which he or she cannot be present.

Mr. McNerney serves as the Board’s current Lead Director and has been re-elected annually to that role since 2007. Mr. McNerney is a strong, independent Lead Director, who fulfilled each of the above duties during the past year. He has helped lead the Board through executive leadership transitions, the Company’s recent major strategic transformation, and the Company’s organizational redesign. As the former CEO and Chairman of the Board of The Boeing Company and former CEO of 3M Company, he brings a wealth of diverse experiences and outside perspective to his Lead Director role, which allows him to serve as a trusted advisor to Mr. Taylor and ensure efficient and effective Board engagement.

In FY 2019-20, the non-employee Directors, led by Mr. McNerney, met six times in regularly scheduled executive sessions (without the presence of Mr. Taylor or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management, and the CEO’s performance. Mr. McNerney fosters an open and constructive dialogue among the independent Directors, and after each executive session, Mr. McNerney advised Mr. Taylor on the independent Directors’ discussions, including performance feedback, and followed up on meeting outcomes and deliverables.

In conjunction with the Board’s decision to maintain the combined Chairman and CEO role, as recommended by the G&PR Committee, the non-employee Directors reappointed Mr. McNerney to serve as Lead Director for FY 2020-21. The Board determined that a combined Chairman and CEO with a strong Lead Director had served the Company well during the organizational changes the Company had made and the external challenges it had faced in the past year and continues, for now, to be the best structure for the Company. The Board is confident that Mr. Taylor, as Chairman and CEO, and Mr. McNerney, as Lead Director, will continue to work well together, and that the appropriate balance of authority will be maintained. The Board will continue to periodically evaluate the Company’s leadership structure.

BOARD EVALUATION

In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate useful feedback, the Company’s Chief Legal Officer conducts candid, one-on-one interviews with each Director. This feedback includes comments on overall Board performance, Board priorities, interaction with management, Board discussion topics, agendas, and processes, and how to further improve overall Board functioning. The results of these interviews are aggregated and anonymized and then shared with the full Board for review and discussion.

The Board addresses items raised both through this formal evaluation process and through informal feedback as warranted. For example, in this past fiscal year, the Board has continued to expand its exposure to more junior executives, further enhanced its focus on key topics of strategic concern to the Company,

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adjusted its business reviews to ensure ongoing attention to global markets in light of the Company’s 2019 organization changes, and strengthened its engagement with P&G employees outside of the boardroom. Finally, if during the evaluation process, any issue with regard to an individual Director is identified, the Chairman or Lead Director will address such issue with the individual Director.

DIRECTOR INDEPENDENCE

The Board has determined that all of the Company’s Director nominees, with the exception of Mr. Taylor, are independent under NYSE’s listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines, and all members of the Audit Committee are also compliant with the SEC enhanced independence requirement for audit committee members. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Director nominees deemed independent by the Board.

As part of its independence determinations, the G&PR Committee and the Board reviewed the Company’s relationships with Quibi (a mobile media company) and FC Cincinnati (a Major League Soccer club). Ms. Whitman is both CEO of and an investor in Quibi and an investor in FC Cincinnati. The Company’s transactions with Quibi and FC Cincinnati during FY 2019-20 are described on pages 26-27. In the case of Quibi, the G&PR Committee and the Board considered that the Company’s relationship with and payments to Quibi have been managed consistent with the

Audit Committee’s June 2019 approval of the P&G-Quibi marketing agreement, including that someone other than Ms. Whitman manage the relationship. In the case of FC Cincinnati, the Committee and Board considered that the relevant agreements were initiated in the normal course of business prior to Ms. Whitman’s investment in the club, that Ms. Whitman has not been involved in the negotiation of these agreements, and that the Company’s spending commitments to FC Cincinnati are small. Ultimately, the Committee and the Board concluded that Ms. Whitman remains independent under both the NYSE listing standards and the Company’s Independence Guidelines.

Mr. Taylor is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

SERVICE ON OTHER PUBLIC BOARDS

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards. The Board must approve any exception. This practice helps ensure that our Directors can give appropriate time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the G&PR Committee considers whether the nominee will have adequate time to serve as a Director of the Company. We expect each Director to demonstrate their strong engagement and high attendance and to have adequate time to devote to the affairs of the Company.

Board Meetings and Committees of the Board

Our Directors take seriously their commitment to active oversight, meaningful engagement, and effective stewardship of the long-term interests of the

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Company and its shareholders. The Chairman of the Board and Lead Director set Board agendas in advance to ensure that appropriate subjects are covered with time for meaningful discussion. Committee Chairs also work closely with management to set agendas for Committee meetings, ensuring that each Committee reviews relevant subjects in a timely and meaningful manner. Directors receive comprehensive materials in advance of Board and Committee meetings and review these materials before each meeting. This process allows for focused, active discussions during meetings, instead of lengthy, passive presentations.

During the fiscal year ended June 30, 2020, the Board held six meetings, and the Committees of the Board collectively held 22 meetings, for a total of 28 meetings. Each Director attended more than 75% of the aggregate meetings of the Board and the Committees on which they served, with average attendance of greater than 95%. The Board expects all Directors to attend the annual meeting of shareholders, and all Directors then serving attended the October 8, 2019 annual meeting.

The table below shows the current membership of each Committee of the Board and the number of meetings each Committee held during the fiscal year ended June 30, 2020.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology

Francis S. Blake	●	●		●

Angela F. Braly	●	●		Chair

Amy L. Chang	●	●			●

Scott D. Cook†	●

Joseph Jimenez	●		●		Chair

Debra L. Lee	●		●	●

Terry J. Lundgren	●		Chair		●

Christine M. McCarthy	●	●	●

W. James McNerney, Jr.	Lead		●	●

Nelson Peltz	●			●	●

David S. Taylor	Chair

Margaret C. Whitman	●				●
Patricia A. Woertz	●	Chair		●
Total FY 2019-20 Meetings	6	8	6	6	2

†Mr. Cook, who is not standing for re-election, will conclude 20 years of exemplary service to the Company and its shareholders when his current term expires at the 2020 annual meeting. In lieu of serving on any Board Committees this year, Mr. Cook has devoted his time to additional strategic meetings with Company management.

To assist the Board in discharging its duties and to facilitate deeper penetration into certain key areas of oversight, the Board has established four standing Committees. Each Committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at

www.pg.com. Each committee has a charter that sets out its primary purposes, duties, and responsibilities. These charters can be found in the corporate governance section of the Company’s website at www.pg.com.

AUDIT COMMITTEE

The Audit Committee has primary responsibility for assisting the Board in oversight of:

•	accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal controls established by management;
•	the quality and integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s overall risk management profile, including with respect to information security;

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•	the independent auditor’s qualifications and independence;
•	the performance of the Company’s internal audit function and the independent auditor; and
•	the performance of the Company’s ethics and compliance function.

The Audit Committee also prepares the Report of the Audit Committee to be included in the Company’s proxy statement. At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and finance management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, CLO, Chief Ethics & Compliance Officer, chief audit executive, and representatives of Deloitte & Touche LLP.

COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE

The C&LD Committee:

•	has full authority and responsibility for the Company’s overall compensation policies, including base pay, short- and long-term pay, retirement benefits, perquisites, severance arrangements, recoupment, stock ownership requirements, and stock option holding requirements, if any, and their specific application to principal officers elected by the Board and to Directors;
•	reviews the performance, development, and leadership capabilities of principal officers and other key executives;
•	assists the Board in leadership development, succession planning, and continuity planning for principal officers;
•	reviews organizational diversity, including progress on representation within the Company and strategies in place to further advance the diversity of the Company’s workforce.

The CEO makes recommendations to the C&LD Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. The C&LD Committee makes all final decisions regarding compensation for principal officers and makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section found beginning on page 31 of this proxy statement. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

GOVERNANCE & PUBLIC RESPONSIBILITY COMMITTEE

The G&PR Committee has primary responsibility for:

•	identifying individuals qualified to become Directors;
•	recommending when new members should be added to the Board and individuals to fill vacant Board positions;
•	recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election;
•	recommending Board committees and committee assignments, including assignments and succession planning for committee Chairs;
•	periodically reviewing and recommending updates to the Corporate Governance Guidelines;
•	educating the Board and the Company on applicable governance laws and regulations;
•	assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance; and
•	evaluating the Board and the Directors.

The G&PR Committee also oversees the Company’s strategies and work related to its public responsibility, including:

•	overseeing the Company’s commitment to making a meaningful impact around the world through the Company’s Citizenship efforts in the areas of social investments and environmental sustainability, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living;
•	overseeing the Company’s community and government relations;
•	overseeing the Company’s product quality and quality assurance systems; and

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•	overseeing protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders.

INNOVATION & TECHNOLOGY COMMITTEE

The I&T Committee reviews and makes recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and has responsibility for:

•	overseeing the Company’s approach to technical and commercial innovation;
•	overseeing the innovation, technology development, and acquisition process to assure ongoing business growth; and
•	overseeing development of measurement and tracking systems that are important to successful product and commercial innovation.

The I&T Committee reviews annually:

•	product and package performance via a holistic product assessment;
•	historical tracking of initiatives versus targets, and the impact of initiatives on brand growth; and
•	the Company’s forward-looking innovation portfolio.

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to oversee the development and execution of the Company’s strategic plans and to understand the associated risks and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role.

This approach is bolstered by the Board’s leadership and Committee structure, which ensures the full Board properly considers and evaluates potential enterprise risks under the auspices of the Chairman of the Board and Lead Director, and further considers and evaluates certain risks at the Committee level.

As part of its strategic risk management oversight, the full Board conducts a number of reviews throughout the year to ensure that the Company’s strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year.
•	Direct discussions with the Chairman and CEO, in semi-executive sessions held at six Board meetings, about the state of the business.
•	Reviews of the strategic plans and results for the Company’s business sectors, including the risks associated with these strategic plans, at Board meetings during the year.
•	Reviews of other strategic focus areas for the Company, such as innovation, information security, and human capital management.
•	As discussed more fully below, the Board also has overall responsibility for leadership succession planning for the Company’s most senior officers, including the CEO, and reviews succession plans on an ongoing basis.
•	Annual review of the Company’s key legal and compliance risks, including mitigation strategies and compliance priorities.
•	Annual review of the conclusions and recommendations generated by management’s enterprise risk management (ERM) process, including review of the effectiveness of the ERM process in addressing and mitigating risks previously identified. This process involves a cross-functional group of the Company’s senior management, which identifies on a continual basis current and future potential risks facing the Company, partnering with Global Internal Audit, business leaders, and other governance organizations on actions to appropriately manage and mitigate those potential risks. In conjunction with the Company’s enterprise risk management process, management also maintains an information and operational technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address them.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board Committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each Committee has full access to management, as well as the ability to engage independent advisors. Additionally, each Committee ensures that management has developed sufficient plans to mitigate the risks identified.

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Audit Committee

Oversees the Company’s overall risk management process, focusing on accounting and financial controls, financial statement integrity, information security, cybersecurity, legal and regulatory compliance, tax policy and compliance, business continuity planning, and ethics and compliance programs, and routinely discusses the Company’s risk profile, risk management, and exposure with management, internal auditors, and our independent registered public accounting firm.

Compensation & Leadership Development Committee

Reviews risks related to the development and succession planning of the Company’s executive officers as well as risks associated with the Company’s compensation policies and practices, as discussed further below under “Compensation-Related Risk.”

Governance & Public Responsibility Committee

Reviews risks related to the Company’s corporate governance structure and processes, including Director qualifications, succession planning, and independence, as well as risks related to product quality, public policy, social issues, environmental sustainability, and the Company’s reputation.

Innovation & Technology Committee

Reviews risks related to emerging technologies, the changing media landscape, the Company’s integration of new technology, ingredient safety, and our overall innovation strategy.

SUCCESSION PLANNING

Ensuring that the Company has skilled, seasoned leaders in its executive ranks and talent pipeline is a critical aspect of the Company’s long-term strategy and success. Underscoring this importance, the Board, with assistance from the C&LD Committee, directly oversees succession planning for all executive officers, including the Chief Executive Officer. To support its oversight and planning, the Board, in both regular and executive sessions, reviews and discusses the performance of and development plans for the Company’s senior executives. The Board also interacts with these executives as part of Board business and functional reviews and in regularly scheduled one-on-one meetings, helping ensure that our Directors are familiar with not only these individuals’ business results but also their broader leadership, management, and personal skills. In order to ensure a strong pipeline for future succession, the C&LD Committee also conducts regular reviews of the Company’s highly rated more junior executives across business units and functions to ensure that appropriate development plans are in place for the next generation of leadership.

COMPENSATION-RELATED RISK

As part of its risk oversight responsibilities, the C&LD Committee annually reviews our compensation policies and practices. The C&LD Committee employs an independent compensation consultant, Frederic W. Cook & Co., Inc., which does not work for management and, among other tasks, reviews and reports on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Role of Compensation Consultants” found on page 45 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a risk assessment of the Company’s other compensation programs including incentive programs from acquisitions, cost of programs, design elements, payment authorizations, and overall confirmation that plans do not encourage excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, STAR, provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, internal controls, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance stock units. These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff-vesting for stock options, three-year cliff-vesting for restricted stock units, and a three-year performance period for performance stock units granted under the Performance Stock Program, or PSP. The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each to provide a balanced risk profile. The categories are: organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. We believe that using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Furthermore, the PSP also includes a relative Total Shareholder Return Multiplier to ensure further alignment with shareholder interests. Each of the financial measures is defined and further explained on page 41 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company has a global compensation and benefits policy review board that authorizes any new plans and monitors existing plans as well as maintains several policies intended to mitigate inappropriate risk-taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

Additional Governance Matters

COMPANY POLICY REGARDING EMPLOYEE, OFFICER, AND DIRECTOR HEDGING

The Company’s Global Insider Trading Policy generally prohibits Directors, senior executives, other designated employees, and certain persons or entities related to these individuals, from engaging in hedging, short sales, pledging, collars, or any other derivative transaction involving the use of market investments to manage the risk of price movements in Company stock or to leverage the potential return of a predicted move in Company stock. Exceptions to this general policy require approval from the Company’s CLO. Certain aspects of this policy do not apply to Trian Fund Management, L.P. (“Trian”), an institutional investment manager of which Mr. Peltz is Chief Executive Officer, and the funds and investment vehicles managed by Trian. The Company’s general policy nevertheless applies to Mr. Peltz in his individual capacity.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

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Under our Related Person Transaction Policy, the CLO has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the CLO determines that the related person would have a direct or indirect material interest in the transaction, the CLO must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the Audit Committee must consider all relevant information available and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction was initiated by the Company or the related person;
•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of the transaction and its potential benefits to the Company;
•	the approximate dollar value of the transaction, particularly as it involves the related person;
•	the related person’s interest in the transaction; and
•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions.

Jon R. Moeller, the Company’s Vice Chairman, Chief Operating Officer (COO) and Chief Financial Officer (CFO), is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Senior Vice President—Product Supply, Home Care and P&G Professional. Her total compensation last year was approximately $1.2 million, consisting of salary, bonus, equity grants, and retirement and health benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of approximately 900 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 30 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship was not inconsistent with the best interests of the Company as a whole.

R. Alexandra Keith, Chief Executive Officer—Beauty, is married to Christopher Keith, a long-tenured employee of the Company who currently holds the position of Senior Vice President—Brand Franchise Leader, Baby Care and Brand Building Organization, Global Baby and Feminine Care. His total compensation last year was approximately $1.2 million, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President—Global Hair Care and Beauty Sector, the Audit Committee approved the continued employment of Mr. Keith with the Company under the Company’s Related Person

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Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Ma. Fatima D. Francisco, Chief Executive Officer—Baby and Feminine Care, is married to Crispin Noel C. Francisco, a retired P&G employee who in FY 2019-20 held the position of Senior Manager—Human Resources, International Benefits & Expat Medical Plan Design. His total compensation last year was approximately $233,000, consisting of salary, bonus, and retirement and health benefits. Mr. Francisco started with the Company well before Ms. Francisco’s appointment as an executive officer. In addition, his compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and positions within the Company. Upon Ms. Francisco becoming President – Global Baby Care and Baby and Feminine Care Sector, the Audit Committee approved the continued employment of Mr. Francisco with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

M. Tracey Grabowski, the Company’s Chief Human Resources Officer, is the sister-in-law of Mr. Andy Ingal, a long-tenured P&G employee who currently holds the position of Director of Sales, SBD COE. His total compensation last year was approximately $250,000, consisting of salary, bonus, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Grabowski’s appointment as the Company’s Chief Human Resources Officer, the Audit Committee approved the continued employment of Mr. Ingal with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Francis S. Blake, a Director, is the stepfather of Asher Lanier, an employee of the Company who currently holds the position of Growth Analyst, Shave—Albertsons. Mr. Lanier’s total compensation last year was approximately $142,000, consisting of salary and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Mr. Lanier was hired into an entry-level position with the Company, and Mr. Blake played no role in Mr. Lanier’s hiring. In addition, Mr. Blake does not directly or indirectly manage Mr. Lanier’s ongoing career or individual compensation. Finally, Mr. Lanier does not share a household with Mr. Blake. In anticipation of Mr. Lanier’s total compensation exceeding $120,000 in FY 2017-18, the Audit Committee reviewed and approved the continued employment of Mr. Lanier with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Margaret C. Whitman, a Director, is the Chief Executive Officer of Quibi, a mobile media company in which she also has an approximately 5% ownership stake. In June 2019, the Company agreed to enter into a marketing agreement with Quibi, under which the Company paid $1.5 million in its FY 2019-20 and expects to pay an additional $13.5 million in FY 2020-21. The Company’s discussions with Quibi regarding a potential business relationship began with Quibi founder Jeffrey Katzenberg prior to Ms. Whitman’s investment and employment; the transaction was entered in the normal course of business and was not initiated by Ms. Whitman. The Company ultimately entered into the agreement with Quibi after an extensive two-sided, arms-length negotiation. The Audit Committee reviewed and approved the Company’s agreement with Quibi under the Company’s Related Person Transaction Policy, and that approval required that someone other than Ms. Whitman continue to be the primary manager of Quibi’s relationship with the Company. In doing so, the Committee concluded that the agreement was not inconsistent with the best interests of the Company as a whole.

In addition, Ms. Whitman, together with her husband, is an approximately 20% owner of FC Cincinnati, a Major League Soccer club based in Cincinnati. Ms. Whitman and her husband purchased this stake in November 2019. Prior to their investment in FC Cincinnati, the Company had in place a sponsorship agreement with the club, under which it paid $100,000 in fall 2019. In spring 2020, the Company also made $175,000 in payments to FC Cincinnati, as part of a nine-year sponsorship agreement under negotiation and valued at approximately $4.3 million. These transactions were each initiated prior to Ms. Whitman’s investment in FC Cincinnati, were entered in the normal course of business, and were not influenced by Ms. Whitman. The Audit Committee

26 The Procter & Gamble Company

CORPORATE GOVERNANCE

reviewed and approved the Company’s agreements with FC Cincinnati under the Company’s Related Person Transaction Policy, and that approval required that Ms. Whitman continue to remain uninvolved in the Company’s arrangements with FC Cincinnati and that any future agreements with the club be under terms substantially consistent with the Company’s other sports-related sponsorships. In doing so, the Committee concluded that the agreements were not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation & Leadership Development Committee during FY 2019-20 were independent directors, and none were employees or former employees of the Company. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers serves on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

The Company’s corporate governance documents are available on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein). Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and

the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

CODE OF ETHICS

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values and Principles, is made available to employees in 28 different languages and can be found on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein).

COMMUNICATION WITH DIRECTORS AND EXECUTIVE OFFICERS

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

2020 Proxy Statement 27

DIRECTOR COMPENSATION

Director Compensation

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the median of the Peer Group. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2019-20. Non-employee members of the Board received the following compensation:

•	a grant of RSUs following election to the Board at the Company’s October 8, 2019 annual meeting of shareholders, with a grant date fair value of $200,000. These units are forfeited if the Director resigns during the year, unless the resignation is for reasons of antitrust laws, or the Company’s conflict of interest, corporate governance, or continued service policies. These RSUs do not deliver in shares until at least one year after the

Director leaves the Board and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $120,000 paid in quarterly increments; and
•	an additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $40,000; Chair of the Audit Committee, $30,000; Chair of the C&LD Committee, $25,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $20,000.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

28 The Procter & Gamble Company

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2019-20. Directors who are employees of the Company receive no compensation for their service as Directors.

DIRECTOR COMPENSATION TABLE
	Fees

Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)

Francis S. Blake	117,500	—	117,500	200,000	0	317,500

Angela F. Braly	117,500	18,750	136,250	200,000	0	336,250

Amy L. Chang	117,500	—	117,500	200,000	0	317,500

Scott D. Cook	104,375	—	104,375	200,000	0	304,375

Joseph Jimenez	117,500	31,875	149,375	200,000	0	349,375

Terry J. Lundgren	117,500	23,750	141,250	200,000	0	341,250

Christine M. McCarthy	90,000	—	90,000	200,000	0	290,000

W. James McNerney, Jr.	117,500	37,500	155,000	200,000	0	355,000

Nelson Peltz	117,500	—	117,500	200,000	0	317,500

Margaret C. Whitman	117,500	—	117,500	200,000	0	317,500

Patricia A. Woertz	117,500	28,750	146,250	200,000	0	346,250

1 Director fees are paid quarterly. The fees listed here reflect one quarter of payments at the previous retainer amount of $110,000 annually. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately and earn dividend equivalents), or a combination of the three. The total fees for Mr. Cook and Mr. Jimenez reflect an administrative correction to the Committee Chair fees paid to them in FY 2018-19. Mr. Blake elected to take $112,500 of his fees in unrestricted stock, which had a grant date fair value of $112,779. Ms. Braly elected to take $131,250 of her fees in RSUs, which had a grant date fair value of $131,378. Mr. Cook elected to take $60,000 of his fees in cash and $44,375 in unrestricted stock, which had a grant date fair value of $44,473. Mr. Jimenez elected to take $144,375 of his fees in RSUs, which had a grant date fair value of $144,551. Mr. Lundgren elected to take $136,250 of his fees in RSUs, which had a grant date fair value of $136,568. Ms. McCarthy was elected to the Board in October 2019 and her fees were prorated accordingly. She elected to take $30,000 of her fees in cash and $60,000 in RSUs, which had a grant date fair value of $60,075. Mr. McNerney elected to take $150,000 of his fees in unrestricted stock, which had a grant date fair value of $150,217. Ms. Woertz elected to take $71,250 of her fees in cash and $75,000 in RSUs, which had a grant date fair value of $75,125. The remaining Directors took their fees in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a $200,000 grant of RSUs which vest after one year as long as the Director remains on the Board. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Each Director has 1,686 RSUs outstanding (representing the grant on October 8, 2019, and subsequent dividend equivalents). In addition, Ms. Braly has 4,992 shares of retirement restricted stock outstanding as of June 30, 2020.

3 For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $3,541. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2019-20, one payment was made. The Company also made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. These donations were also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. As an employee Director, Mr. Taylor did not receive a retainer, fees, or a stock award.

2020 Proxy Statement 29

C&LD COMMITTEE REPORT

C&LD Committee Report

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended June 30, 2020, dated August 6, 2020, and August 7, 2020, respectively (together, the “Form 10-K”).

Terry J. Lundgren, Chair

Joseph Jimenez

Christine M. McCarthy

W. James McNerney, Jr.

30 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion & Analysis

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2019-20.

David S. Taylor Chairman of the Board, President and Chief Executive Officer

Jon R. Moeller Vice Chairman, Chief Operating Officer and Chief Financial Officer	Mary Lynn Ferguson-McHugh CEO-Family Care and P&G Ventures

Steven D. Bishop CEO-Health Care	Carolyn M. Tastad Group President-North America and Chief Sales Officer

2020 Proxy Statement 31

COMPENSATION DISCUSSION & ANALYSIS

FY 2019-20 Company Performance and Key Measure Overview

In the midst of the global pandemic, the Company has three priorities—protecting the health and well-being of employees; serving consumers around the world who count on our brands and the benefits they provide; and supporting communities, relief organizations, and people who are on the front lines of the health crisis.

Our integrated strategy supports these priorities. We have a focused portfolio of daily use products that provide health, hygiene, and cleaning benefits in categories where performance drives brand choice. We are creating superior, science-based products that are delivered with superior packaging, retail execution, consumer communication, and value. We use productivity to invest in superiority, to manage through the current crisis and its continuing effects, and to support the ongoing need for balanced top-

and bottom-line growth. We are leading constructive disruption across the value chain, including the identification of new consumer needs and addressing them in new ways. We have an empowered, agile and accountable organization, effectively executing our priorities and integrated strategy.

The Company exceeded its going-in targets for its key compensation measures. This led to above-target payouts in our bonus programs.

Delivered Strong Financial Results1

•	Organic sales grew 6%, above our target of 3-4%.

•	Core earnings per share were $5.12, up 13% versus last year, exceeding our target range of 4-9%.

•	Strong adjusted free cash flow productivity results of 114%, well above our target of >=90%.

Fiscal Year 2019-20

Returning Value to Shareholders

1 The targets above reflect the original FY 2019-20 financial guidance provided by the Company on July 30, 2019. FY 2019-20 actuals for Organic Sales Growth, Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on page 41. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Core EPS Growth is a measure of the Company’s diluted net earnings per share growth excluding certain items that are not judged to be part of the Company’s sustainable results or trends. Adjusted Free Cash Flow Productivity is the ratio of adjusted free cash flow (Operating Cash Flow less Capital Expenditures, tax payments related to the Merck Consumer OTC Healthcare acquisition in 2020 and payments for the transitional tax related to the U.S. Tax Act) to Net Earnings. See Exhibit A for a reconciliation of non-GAAP measures, including details on items being adjusted.

2 Through dividends and share repurchase combined.

32 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Executed Our Integrated Growth Strategy

A Focused Portfolio

•	We have built a focused portfolio of ten categories that leverage P&G strengths. In these categories, we typically occupy the number one or two share position. These are daily use categories where performance drives brand choice, which means our products must be superior.

Superiority to Win with Consumers

•	We are working to create superior, science-based products delivered with superior packaging, consumer communication, retail execution and value in all price tiers where we compete. This is the basis for competitive advantage—meaningful and noticeable superiority across all elements of our consumer proposition. Superior offerings drive market growth, creating a winning proposition for all concerned.

•	P&G recently received two honors that recognize the progress we’ve made. The Cannes Lions Festival of Creativity named us the #1 Brand Marketer of the Decade in June, and Target recognized us as their supplier of the year across all product categories.

Productivity to Fuel Investments

•	We’re driving cost savings and efficiency improvement throughout our business—cost and cash productivity up and down the income statement and across the balance sheet.

•	During the COVID-19 crisis, we’ve learned that some work, previously thought of as in-person only, can progress remotely—with significant productivity benefits. As a result, we’re rethinking the necessity of some travel. We understand the value in face-to-face interaction and don’t expect all work to continue virtually indefinitely, but we can achieve a more optimal balance.

•	We are also finding opportunities in media spending, building on the $1 billion of savings we delivered over the previous five years. As a number of industries have pulled back on advertising, we have been able to work closely with our media partners to increase the reach and effectiveness of our communications to consumers.

Constructive Disruption Across the Value Chain

•	The foundation of everything we do is the consumer, and we’ve increased the use of virtual consumer research—doing customized research with more than 250,000 consumers virtually since early February.

•	We’ve advanced our supply network capabilities to support consumption surges to serve consumers for an extended period of time. Some of the changes we made will shape how we work in the future, including shipping directly to customers when needed and accelerating the use of data platforms and machine learning capabilities to better understand consumer consumption and raw material availability.

•	We’ve accelerated digital capability and learning for personal upskilling, and we’re using the power of technology to enable faster business decisions and results. Many decisions that used to take weeks now take days, and many that used to take days now take hours.

Empowered, Agile, and Accountable Organization and Culture

•	At the beginning of FY2019-20, we moved to a new organization structure, with the goal of enabling P&G people to flow to new demands and seamlessly support each other to deliver our priorities around the world.

•	Operating through six industry-based Sector Business Units (SBUs)
•	Providing greater clarity on responsibilities and reporting lines
•	Strengthening leadership accountability
•	Enabling P&G people to accelerate growth and value creation

Our Compensation Philosophy and Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. The C&LD Committee approaches CEO and overall executive compensation with the same pay principles used to set compensation at all levels of the Company.

•	Emphasize Pay for Performance by aligning incentives with business strategies to reward

2020 Proxy Statement 33

COMPENSATION DISCUSSION & ANALYSIS

executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single performance goal to the detriment of others.

•	Pay Competitively by setting target compensation opportunities to be competitive with a Peer Group of other global corporations of similar size, value, and complexity.

•	Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Pay for Performance Alignment

Consistent with our design principles, performance-based programs are designed to pay at 100% of target when goals are met, above target for exceptional results, and below target when goals are not fully met. Over the previous ten years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 184% of target. Since the inception of the PSP in 2010, the final performance result has ranged from a low of 20% to a high of 180%. For the current year, the average STAR payout for the NEOs was 184% of target, and the PSP performance result for the three years ending June 30, 2020 was 180%. Payouts under these programs were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

Compensation and Environmental, Social, and Governance Goals

The Company’s Corporate Citizenship efforts are focused on Environmental Sustainability, Community Impact, Diversity & Inclusion, and Gender Equality, all supported by a strong foundation of Ethics & Corporate Responsibility. Our businesses in each geography have programs designed to address goals and challenges in these areas. Ethics & Compliance results are a formal part of Principal Officer evaluations each year. The Board reviews progress on Diversity and Inclusion annually with the CEO, COO/CFO, and CHRO; Principal Officers are also eligible for incremental long-term incentives based on their performance on Diversity & Inclusion initiatives within their respective business or geography. Business Unit short-term bonus determinations also take into account execution of the business strategy and Ethics & Compliance results.

Compensation Mix

We design our programs so that the main components of NEO compensation (salary, STAR, LTIP, and PSP) vary by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). These compensation components are determined by the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. The mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the four main components of FY 2019-20 NEO compensation based on type, length of performance period, and form of compensation.

34 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Program Overview

The following table outlines the key components of our Executive Compensation Programs and their purpose.

Program	Purpose	Key Characteristics
Base Salary	Rewards Individual Performance

Market-competitive based on the median cash compensation of comparable positions in the Peer Group, regressed for revenue size. Fixed component with progression over time based on individual performance and scope of responsibility.

Short-Term Achievement Reward (STAR)	Rewards Business Unit and Company Performance

At the beginning of the year, the C&LD Committee sets a market-competitive target as a percentage of salary for each NEO based on total cash compensation benchmarking. The STAR award is based on a weighted formula of 70% Business Unit Performance and 30% Total Company Performance. Each factor ranges from 0%-200%, so that exceptional performance results in higher awards and poor performance could result in a zero payout.

Executives can elect to receive stock options in lieu of cash or may elect to defer into a non-qualified deferred compensation account.

Long-Term Incentive Program (LTIP)	Award size rewards individual performance. Focuses executives on the long-term success of the Company and enhances retention.

Target grant values are based on peer median long-term compensation target values. Final award amounts are based on business results and individual contributions. 50% of the executive’s total LTI value is delivered in the LTIP.

Executives can elect to receive their LTIP as stock options with three-year vesting and 10-year expiration or RSUs with three-year cliff-vesting, or a combination of both.

Performance Stock Program (PSP)	Award size rewards individual performance. Focuses executives on key financial measures intended to drive P&G to the top-third of our competitive peer group.

50% of the executive’s total LTI value is delivered in the PSP. The initial grant of Performance Stock Units (PSUs) pays out at the end of a three-year performance period based on the Company’s performance against four balanced financial metrics that are the key drivers of Total Shareholder Return, and is further modified by a Relative TSR Multiplier.

Retention and Recognition	Retention of talent or recognition of exceptional performance.	RSUs with special vesting. No NEOs received a special equity award in FY 2019-20.
Other Compensation	Ensure the safety and productivity of executives.	Annual physicals, financial planning, transportation, security, life insurance, and corporate aircraft use.

•  P&G Savings Plan

•  P&G Profit Sharing Trust and Employee Stock Ownership Plan (“PST”)

•  Nonqualified Deferred Compensation Plan

•  International Retirement Plan (“IRP”)

•  Global International Retirement Arrangement (“IRA”)

Provides market-competitive benefits for retirement income and tax-advantaged financial planning.

U.S. employees participate in the PST, in which the Company makes an annual contribution used to purchase Company stock.

Foreign employees participate in the International Retirement Plan, in which they receive RSUs valued at an amount equal to the contribution that would have been contributed under the PST.

A full description of Retirement Programs and Deferred Compensation is provided on page 43.

2020 Proxy Statement 35

COMPENSATION DISCUSSION & ANALYSIS

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within our Peer Group, adjusted for size using a regression analysis of Peer Group revenues, to set a salary range mid-point and a target for STAR, as a percentage of salary (“STAR target”).

SALARY

Mr. Taylor’s annual salary was unchanged at $1,700,000. The salary for Mr. Moeller increased by 9.5% to $1,150,000 effective July 1, 2019, reflecting his exceptional performance in his expansive role of Vice Chair, COO, and CFO, which also includes responsibility for Sales, Product Supply, Market Operations, Information Technology, Global Business Services, and Mergers and Acquisitions. Mr. Bishop received an increase of 4.6% to $910,000, reflecting his expanded role as Sector CEO of Global Health and based on his business results. Ms. Ferguson-McHugh received a 3.4% increase to $910,000 based on her expanded role as CEO of the Family Care Sector and P&G Ventures as well as her sustained superior business results. Ms. Tastad received an increase of 5.3%, bringing her annual salary to $800,000. This was based on her expanded role taking on the Global Sales Function in addition to her exceptional results leading North America Market Operations.

STAR ANNUAL BONUS

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results, but also includes a component that measures the performance of the overall Company. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or non-qualified deferred compensation.

STAR awards are calculated using the following formula:

The basis for each element of STAR is:

•	STAR Target. The C&LD Committee sets STAR targets as a percentage of salary for NEOs using annual bonus benchmarks for similar positions in our Peer Group.

36 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

•

Business Unit Performance Factor. The CEO, COO/CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors for each business unit, based on a retrospective assessment of the performance of each of the 15 business units against six metrics:

Goal	What It Measures	Purpose of the Measure
Organic Sales Growth	One-year business unit sales growth	Rewards meeting / exceeding sales growth targets
Operating Profit Growth	One-year business unit profit growth	Rewards meeting / exceeding profit growth targets
Adjusted Free Cash Flow Productivity	One-year business unit cash flow productivity	Rewards effective conversion of earnings into cash
Value Share	One-year business unit increase in value share	Rewards market share growth versus competition
Operating TSR	One-year business unit total shareholder return	Rewards balanced top- and bottom-line growth with strong cash flow
Internal Controls	One-year measure of audit results and issue remediation	Rewards strong governance and stewardship

This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 0% and 200%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of all the global business units and enterprise market operations Business Unit Performance Factors in order to align all organizations with the six metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower level divisions, provided the total expenditure does not exceed what was approved by the STAR Committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

•	Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Company Performance Factor to encourage a balanced focus on both top-line and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance targets and a payout scale from 0% to 200% for each measure, with each weighted 50% and added together to produce the Total Company Performance Factor.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2019-20 STAR ANNUAL BONUS

Mr. Taylor’s STAR target remained unchanged from last fiscal year at 200% of salary. The STAR target for

2020 Proxy Statement 37

COMPENSATION DISCUSSION & ANALYSIS

Mr. Moeller increased to 140% of salary based on a review of his expanded role relative to comparable peer group positions. The targets for Mr. Bishop, Ms. Ferguson-McHugh, and Ms. Tastad remained unchanged at 100% of salary.

At the beginning of FY 2019-20, the C&LD Committee established the Organic Sales Growth target at 3.5% and the Core EPS Growth target at 7%. These goals were used to establish a payout scale from 0% to 200% of target for each measure with a 100% payout for target performance. Both measures’ results were weighted at 50% and added together to derive the Total Company Performance Factor. Organic Sales Growth and Core EPS Growth were 6% and 13%, respectively, resulting in a Total Company Performance Factor of 200%.

The C&LD Committee then reviewed the recommendations provided for the Business Unit Performance Factors and, after considering the performance of the total Company and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2019-20 STAR AWARDS

NEO	STAR Target ($)	Business Unit Factor (70% Weight) (%)	Total Company Factor (30% Weight) (%)	STAR Award ($)	STAR Award (% of Target)

David S. Taylor	3,400,000	167	200	6,014,600	177

Jon R. Moeller	1,610,000	167	200	2,848,090	177

Steven D. Bishop	910,000	170	200	1,628,900	179

Mary Lynn Ferguson-McHugh	910,000	192	200	1,767,448	194

Carolyn M. Tastad	800,000	190	200	1,544,000	193

In keeping with good governance practices, the NEO members of the STAR Committee (CEO, COO/CFO) did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor to determine the awards according to the STAR formula. This resulted in an award of $6,014,600 for Mr. Taylor and $2,848,090 for Mr. Moeller.

The STAR awards recommended to the C&LD Committee for the remaining NEOs was computed using the formula described on page 36 of this proxy statement. This resulted in an award of $1,628,900 for Mr. Bishop based on results for Global Health, $1,767,448 for Ms. Ferguson-McHugh based on business results for Family Care and P&G Ventures, and $1,544,000 for Ms. Tastad based on the North America Market business results.

Long-Term Incentives

The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to sustained Company performance: the PSP and the LTIP.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term target compensation of comparable positions in the Peer Group, regressed for revenue size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills and focus on key Diversity & Inclusion initiatives. These recommendations can be up to 50% above or 50% below the benchmarked target for each level and role.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. One half of each NEO’s annual long-term compensation is allocated to PSP through an initial PSU grant as defined below. The other half is an LTIP grant.

PERFORMANCE STOCK PROGRAM (PSP)

The PSP aligns the interests of the NEOs with shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to each NEO. The number of PSUs that vest at the end of the performance period will depend on Company results against predetermined performance goals over the three-year period.

38 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”):

Goal	What It Measures	Purpose of Measure
Relative Organic Sales Growth	3-year compounded sales growth relative to the competitive peer group	Rewards strong sales growth relative to peers
Core EPS Growth	3-year compounded core earnings per share growth	Rewards meeting / exceeding Core EPS target
Constant Currency Core Before–Tax Operating Profit Growth	3-year core before tax profit excluding the impact of foreign exchange	Rewards meeting / exceeding operating profit growth target
Adjusted Free Cash Flow Productivity	3-year average free cash flow productivity	Rewards effective conversion of earnings into cash to enable strong cash return to shareholders
Relative TSR Multiplier	3-year Total Shareholder Return relative to competitive peer group	Increases payouts for top quartile performance and reduces payouts for bottom quartile performance

The Core EPS growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target.

Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. To determine the vested PSUs at the end of each three-year performance period, the C&LD Committee multiplies the initial PSU grant (plus compounded dividend equivalents) by the weighted average of the Performance Factors and the Relative TSR Multiplier, which is set at 125% for results in the top quartile of our peer set and 75% for results in the bottom quartile.

The formula is as follows:

PSUs vest at the earliest of the end of the three-year performance period or when the individual becomes retirement eligible, provided the NEO was an employee on June 30 following the grant date of the PSUs. Final payouts are not determined until the end of the three-year performance period. Upon vesting of their PSUs, NEOs may elect to defer receipt of the shares of Common Stock by choosing to instead receive retirement deferred RSUs.

2020 Proxy Statement 39

COMPENSATION DISCUSSION & ANALYSIS

Note that the Performance Factors for the 2017-2020 PSP Performance Period, which ended on June 30, 2020, are different from the factors described above (see page 42 for details).

LONG-TERM INCENTIVE PROGRAM (LTIP) GRANT

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their LTIP grants in either RSUs or stock options prior to the grant date, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant and expire ten years from the date of grant, or earlier in the case of certain termination events. RSUs cliff-vest three years after grant date and are delivered, upon vesting, in shares of Common Stock, along with compounded dividend equivalents. In addition, NEOs must be employed on the June 30 following the grant date to retain the award, even if they are eligible for retirement. These awards focus executives on the long-term success of the Company, and we believe the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2019-20 LONG-TERM INCENTIVE GRANTS

The following long-term incentive grants were made in FY 2019-20. Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table due to the impact of the Relative TSR Multiplier on the fair value of the PSUs granted under the PSP on the grant date. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2019-20 LONG-TERM INCENTIVE GRANTS
	PSP Grant		LTIP Grant			Total
	PSUs	Grant Date	Options	RSUs	Grant Date	Grant Date
		Fair Value			Fair Value	Fair Value

NEO	(#)	($)	(#)	(#)	($)	($)

David S. Taylor	60,718	7,524,782	226,898	30,359	6,875,055	14,399,837

Jon R. Moeller	30,911	3,830,800	173,268	7,728	3,500,051	7,330,851

Steven D. Bishop	14,785	1,832,305	82,876	3,697	1,674,182	3,506,487

Mary Lynn Ferguson-McHugh	14,785	1,832,305	0	14,785	1,674,106	3,506,411

Carolyn M. Tastad	14,486	1,795,250	81,199	3,622	1,640,284	3,435,534

The C&LD Committee approved a $13,750,000 long-term incentive award for Mr. Taylor. In determining this award, the Committee considered Mr. Taylor’s performance in leading the Company to significantly improved financial results and correspondingly high total shareholder returns while also considering market-based compensation data from our peer group CEOs.

The C&LD Committee approved a long-term incentive award of $7,000,000 for Mr. Moeller. This award reflects the scope of Mr. Moeller’s role as Vice Chair, COO, and CFO making his position unique within our peer companies, based on responsibilities that far exceed other Peer Group CFOs. Mr. Moeller’s role includes oversight of Sales, Product Supply, Market Operations, Information Technology, Global Business Services, and Mergers and Acquisitions.

The Committee approved an award of $3,348,180 for Ms. Ferguson-McHugh based on Family Care and P&G Ventures business results that exceeded target goals. Mr. Bishop received an award of $3,348,180 based on his exceptional business results. Ms. Tastad received an award of $3,280,400 based on her excellent results leading the North America market. Ms. Tastad’s award also included an additional amount based on her outstanding contributions to Diversity & Inclusion initiatives in North America.

40 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

PSP GOAL SETTING

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2019-20, the C&LD Committee set the PSP Performance Factors listed below for the three-year performance period starting July 1, 2019 through June 30, 2022. The delivery of results against these goals, combined with the relative TSR multiplier, will determine the ultimate payout for this portion of compensation.

PSP GOALS FOR PERFORMANCE PERIOD JULY 1, 2019–JUNE 30, 2022
Organic Sales Growth Percentile Rank in Peer Group (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]
% Growth	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor

80th	200%	≥11.0	200%	≥12.0	200%	≥115	200%

70th	167%	9.3	167%	10.3	167%	107	167%

60th	133%	7.7	133%	8.7	133%	98	133%

Target 50th	100%	Target 6.0	100%	Target 7.0	100%	Target 90	100%

40th	67%	4.3	67%	5.3	67%	82	67%

30th	33%	2.7	33%	3.7	33%	73	33%

≤20th	0%	≤1.0	0%	≤2.0	0%	≤65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange, and (as appropriate) certain other items from year-over-year comparisons, and will be based on the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a definition of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is a measure of operating profit growth adjusted to exclude foreign exchange impacts and certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding (as appropriate) certain charges. See Exhibit A for a definition of non-GAAP measures.

2020 Proxy Statement 41

COMPENSATION DISCUSSION & ANALYSIS

LOOKING BACK: REALIZED PAY FOR PSP PERFORMANCE PERIOD JULY 1, 2017–JUNE 30, 2020

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the Performance Period (July 1, 2017 to June 30, 2020), which paid out at the end of FY 2019-20. The C&LD Committee reviewed these results against the goals established at the beginning of that Performance Period to determine the realized pay for each NEO. Note that the measures used in the FY 2017-20 program differ from those used in programs beginning with FY 2018-21. The revised program made the following changes: Organic Sales Growth became a relative measure based on a percentile rank within a peer group, and a Relative TSR Multiplier was included.

PSP RESULTS FOR JULY 1, 2017–JUNE 30, 2020
Performance Factors	Target	Actual	Weight	Result

Organic Sales Growth[1]	3.0%	4.1%	30%	173%

Constant Currency Core Before-Tax Operating Profit Growth[2]	5.7%	8.4%	20%	190%

Core EPS Growth[3]	6.7%	9.3%	30%	187%

Adjusted Free Cash Flow Productivity[4]	90%	108%	20%	172%

PSP Payout (Average of Performance Factors)				180%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of the India Goods and Services Tax implementation in fiscal 2018, the adoption of a new accounting standard on revenue recognition in fiscal 2019, acquisitions, divestitures and foreign exchange from year-over-year comparisons.

2 Constant Currency Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of Before-Tax Operating Profit, adjusted to exclude foreign exchange impacts, the charges for Shave Care impairment in fiscal 2019 and incremental restructuring in all periods. See Exhibit A for a reconciliation of non-GAAP measures.

3 Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per share from continuing operations, adjusted for charges for early extinguishment of debt in fiscal 2017 and 2018, the transitional impacts of the U.S. Tax Act in fiscal 2018, the gain on dissolution of the PGT Healthcare partnership, the charges for Shave Care impairment and anti-dilutive impacts in fiscal 2019 and incremental restructuring in all periods. See Exhibit A for a reconciliation of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding tax payments related to the transitional taxes from the U.S. Tax Act in both fiscal 2019 and 2020 and tax payments related to the Merck Consumer OTC Healthcare acquisition in fiscal 2020, less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding the Shave Care impairment charges in fiscal 2019 and the gain on the dissolution of the PGT Healthcare partnership in fiscal 2019, the transitional impact of the U.S. Tax Act in fiscal 2018, and the losses on early extinguishment of debt in fiscal 2018. See Exhibit A for a reconciliation of non-GAAP measures.

The NEOs received PSP payouts at 80% above target based on very strong financial results. The resulting NEO payouts are indicated below:

REALIZED PAY FOR PERFORMANCE PERIOD JULY 1, 2017–JUNE 30, 2020

Named Executive Officer	PSUs Granted Plus Dividend Equivalents (#)	Market Value of Target Award @ $119.57/share ($)	PSP Payout Factor (%)	Final PSUs Awarded (#)	Market Value of Final Award @ $119.57/share ($)

David S. Taylor	85,012	10,164,879	180	153,022	18,296,841

Jon R. Moeller	38,088	4,554,134	180	68,558	8,197,480

Steven D. Bishop	21,209	2,535,920	180	38,176	4,564,704

Mary Lynn Ferguson-McHugh	22,127	2,645,744	180	39,829	4,762,354

Carolyn M. Tastad	19,814	2,369,141	180	35,665	4,264,464

1 The value of PSUs at target and awarded was calculated by multiplying the number of PSUs and accumulated dividend equivalents by the Company stock price as of June 30, 2020. These PSUs will deliver in shares of Common Stock or RSUs (as elected by the participants) in August 2020. The market value of the final award does not include a final payment of dividend equivalents on the PSUs, which took place on August 17, 2020, prior to delivery in shares.

42 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Benefits

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contributions due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly, their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work locations. As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Ms. Tastad participates in both a country plan for Canadian employees and the IRA.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 2%) of total compensation for the NEOs during FY 2019-20.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and annual physical health examinations, are available to NEOs as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join these flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to keep NEOs’ attention focused on Company business and to support accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000). Also, to further increase executive efficiency, we provide limited local transportation within Cincinnati. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

2020 Proxy Statement 43

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Changes for FY 2020-21

Beginning with the 2019-20 fiscal year, the Committee started total compensation reviews for executive officers in the August meeting to better align fiscal year-end business results with compensation decisions. Related to this change, the grant date for LTIP and PSP awards was moved from the last business day in February to the first business day in October. Annual salary reviews are effective September 1.

In prior years, executive officers had to work through June 30 of the year they received LTIP and PSP grants to retain their awards. Coincident with moving the grant date from February to October, beginning in FY 2020-21, LTIP and PSP awards for those officers who retire or exit with a written separation agreement in the year following the award date will be prorated based on number of days worked in the year following the grant.

Compensation Governance Practices and Oversight Our executive compensation practices are designed to incent strong performance, support good governance, and mitigate excessive risk-taking.

What We Do:

☑	Target compensation at the median of an appropriate peer group, with substantial variation based on performance.

☑	Significant share ownership and equity holding requirements are in place for senior executives.

☑	Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.

☑	Appropriate balance between short-term and long-term compensation discourages short-term risk-taking at the expense of long-term results.

☑	Double Trigger. Time-based equity awards do not vest solely on account of a change-in-control (requires a qualifying termination following a change-in-control).

☑	Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

☑

Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the two most recent stock plans allow recovery of proceeds from stock awards if a participant violates certain plan provisions such as taking actions that may damage the reputation, goodwill, or stability of the Company.

What We Do Not Do:

☒	No employment contracts with executives containing special severance payments such as golden parachutes.

☒	No special executive retirement programs and no severance programs that are specific to executive officers.

☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☒	No excessive perquisites for executives.

☒	No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.

☒	No re-pricing or backdating stock options.

☒	No employment contracts with executives containing special severance payments such as golden parachutes.

44 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Board and Compensation Committee Oversight

Role of the Committee

The C&LD Committee is responsible to the Board for the Company’s overall compensation policies and their specific application to principal officers elected by the Board. In setting and overseeing executive pay, the C&LD Committee reviews a broad spectrum of information, including the ratio between the total compensation of the median employee and the total compensation of the CEO (found on pages 63-64 of this proxy). Across the Company, total compensation is benchmarked against an appropriate peer group, using median market pay as the competitive benchmark. Compensation can then be adjusted based on performance. In setting CEO and executive pay, the C&LD Committee takes into account the executive’s experience in the particular role as well as the performance of the total Company and business units, and also considers individual performance. In setting CEO pay, other factors are considered by the Committee such as the degree of pay alignment with the company’s relative Total Shareholder Return (TSR) rank and the appropriate mix of pay between short- and long-term, fixed, and performance-based pay.

Role of Compensation Consultants

The C&LD Committee renewed its agreement with Frederic W. Cook & Co., Inc. to advise on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Prior to the renewal, the C&LD Committee evaluated the independence of Frederic W. Cook & Co., Inc., taking into account any relationships with the Company’s directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Frederic W. Cook & Co., Inc. is an independent advisor. Under the terms of its agreement with the C&LD Committee, Frederic W. Cook & Co., Inc. is prohibited from conducting any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Frederic W. Cook & Co., Inc. The C&LD Committee generally meets with its independent compensation consultant in an executive session at regularly scheduled C&LD Committee meetings.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC, to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Consideration of Most Recent “Say on Pay” Vote

The Committee reviewed the results of the annual shareholder advisory vote on NEO compensation (the “Say on Pay” vote) that was held at the 2019 Annual Meeting of Shareholders. Approximately 93% of the votes cast on the proposal were cast in support of the compensation of our NEOs. Given the positive endorsement of the Company’s executive compensation decisions, the Committee did not make any changes to the Company’s program or policies as a result of the Say on Pay vote.

Establishing Peer Groups and Market-Based Compensation

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers (“Peer Group”), based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar roles at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our Peer Group.

The Peer Group is objectively determined and consists of global companies that generally meet the following criteria:

•	have revenue comparable to the Company ($69 billion) and/or market capitalization comparable to the Company (approximately $311 billion as of December 2019);
•	Peer Group revenues range from $15 billion to $521 billion with a median of $76 billion; and
•	Peer Group market capitalization ranges from $30 billion to $1,203 billion with a median of $183 billion.

2020 Proxy Statement 45

COMPENSATION DISCUSSION & ANALYSIS

•	compete with the Company in the marketplace for business and investment capital;
•	compete with the Company for executive talent; and
•	have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different from our mix of pay elements and program structure.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to ensure continuity from year to year. For FY 2019-20, the Committee added Abbott Laboratories and removed Ford Motor Company.

PEER GROUP FOR RELATIVE TSR MULTIPLIER

The Company also establishes a peer group to calculate the Relative TSR Multiplier used in our PSP formula. These companies are ones with which we compete in the marketplace.

Peer Group for 2019 Compensation Decisions			Peer Group for Relative TSR Multiplier for 2019-22
Performance Period
Unique Peers		Common Peers	Unique Peers
3M	Lockheed Martin	Colgate-Palmolive	Essity
Abbott Laboratories	Merck	Johnson & Johnson	L’Oreal
AT&T	Microsoft	Kimberly-Clark	Beiersdorf
Boeing	Mondelez		Unilever
Chevron	Nike		Church & Dwight
Coca-Cola	PepsiCo		Kao
ExxonMobil	Pfizer		Unicharm
General Electric	Raytheon Technologies		Henkel
HP Inc.	Verizon		Reckitt Benckiser
Home Depot	Wal-Mart Stores		Clorox
IBM			Edgewell

While the target total compensation for our NEOs is set considering size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s responsibility and experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Stock Ownership Requirements

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Equity Holding Requirement.

The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted Performance Stock Units) valued at a minimum of eight times salary. Mr. Taylor currently holds approximately 27 times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and as of April 1, 2020 each NEO exceeded these requirements.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including NEOs, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to

46 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

manage the Company successfully or to recognize superior performance. No special equity award was granted to any NEO in FY 2019-20.

Mitigation of Excessive Risk-Taking

RECOUPMENT & CLAWBACK

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” certain STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under The Procter & Gamble 2019 Compensation and Incentive Plan and prior plans to suspend or terminate any outstanding equity if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2019, 2014, and 2009 Plans each have a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions, such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

PROHIBITION OF USE OF COMPANY STOCK IN DERIVATIVE TRANSACTIONS

The Company’s Global Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose to their relocations. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to certain NEOs to $1,000,000 per year. Prior to the passage of the Tax Cut and Jobs Act of 2017 (“TCJA”), the limitation did not apply to certain performance-based compensation. Stock options awarded under LTIP, as well as awards granted under the STAR and PSP programs, were intended to satisfy the performance-based requirements for deductible compensation pursuant to Section 162(m). The C&LD Committee, however, reserved the discretion to authorize payment of compensation that might not be deductible if it believed the payment of such compensation was in the best interests of the Company and its shareholders.

The TCJA repealed the performance-based compensation exemption, effective for taxable years beginning January 1, 2018, and expanded the definition of covered employees whose compensation is subject to the annual $1,000,000 deduction limitation to cover compensation paid to the CFO plus any individual who has previously been a covered employee, even if the individual no longer holds the position. The law provides limited transition relief for certain employment arrangements in place as of November 2, 2017. Due to the uncertainty of the application of Section 162(m) as a result of the TCJA, there is no assurance that historical compensation intended to satisfy the performance-based requirements for exemption will be deductible in future years. New compensation awarded to NEOs in excess of $1,000,000 starting in 2018 and later will generally no longer be deductible even if performance-based.

Although this tax deduction is no longer available, the C&LD Committee intends to continue to use performance metrics in compensation because it believes aligning NEO incentives with Company performance is essential to creating long-term value for our shareholders.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to its executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service.

2020 Proxy Statement 47

EXECUTIVE COMPENSATION

Executive Compensation

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown.

FY 2019–20 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings[4] ($)	All Other Compen- sation[5] ($)	Total ($)
David S. Taylor
Chairman of the	2019–20	1,700,000	6,014,600	11,242,037	3,437,505	0	0	510,986	22,905,128
Board, President	2018–19	1,650,000	5,409,400	9,768,118	3,251,263	0	0	420,031	20,498,812
and Chief Executive Officer	2017–18	1,600,000	2,736,000	9,642,358	3,125,011	0	0	250,887	17,354,256
Jon R. Moeller
Vice Chairman,	2019–20	1,150,000	2,848,090	4,863,501	2,625,010	0	0	119,421	11,606,022
Chief Operating Officer	2018–19	1,050,000	2,171,715	3,911,517	2,258,157	0	0	85,939	9,477,328
and Chief Financial Officer	2017–18	1,000,000	1,111,500	3,637,453	2,100,126	0	0	110,277	7,959,356
Steven D. Bishop	2019–20	910,000	1,628,900	2,371,962	1,255,571	0	0	82,246	6,248,679
Chief Executive Officer—	2018–19	870,000	1,390,260	2,200,194	694,580	0	0	76,245	5,231,279
Health Care	2017–18	845,000	645,975	1,670,893	1,559,250	0	0	74,103	4,795,221
Mary Lynn
Ferguson-McHugh
Chief Executive Officer—	2019–20	910,000	1,767,448	3,629,011	0	0	0	101,000	6,407,459
Family Care	2018–19	877,500	1,543,300	2,429,675	770,875	0	0	75,741	5,697,091
and P&G Ventures	2017–18	847,500	698,062	2,550,837	813,390	0	0	67,867	4,977,656
Carolyn M. Tastad
Group President—	2019–20	793,333	1,544,000	2,299,344	1,230,165	0	899,000	85,215	6,851,057
North America	2018–19	736,667	1,400,680	2,734,909	378,345	0	657,000	80,954	5,988,555
and Chief Sales Officer

1 For FY 2019-20, Bonus reflects FY 2019-20 STAR awards that will be paid on September 15, 2020. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2019-20, Mr. Taylor chose to take his STAR award as 35% cash, 55% stock options, and 10% deferred compensation. Mr. Moeller, Mr. Bishop, and Ms. Ferguson-McHugh took their awards in cash. Ms. Tastad took her award in stock options.

2 For FY 2019-20, Stock Awards include the grant date fair value of any PST Restoration Program and the PSUs granted in February 2020 under the PSP. It also includes the grant date fair value of RSUs granted in February 2020 under the LTIP Stock Grant. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 38-42 of the Compensation Discussion & Analysis. For PSP awards, which are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the PSUs assuming the highest level of performance conditions will be achieved is: Mr. Taylor, $13,750,000; Mr. Moeller, $7,000,000; Mr. Bishop, $3,348,180; Ms. Ferguson-McHugh, $3,348,180; Ms. Tastad, $3,280,400.

3 Option Awards for FY 2019-20 include the grant date fair value of each LTIP Stock Grant, determined in accordance with FASB ASC Topic 718.

48 The Procter & Gamble Company

EXECUTIVE COMPENSATION

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2020	2019	2018
Interest rate	1.1–1.4%	2.5–2.7%	1.9–2.9%
Weighted average interest rate	1.3%	2.6%	2.8%
Dividend yield	2.4%	3.0%	3.1%
Expected volatility	17%	17%	18%
Expected life in years	9.2	9.2	9.2

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see page 40 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Ms. Tastad’s pension benefits under The Procter & Gamble Company Global IRA and The Procter & Gamble Company Canada Plan. None of the other NEOs participates in a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

ALL OTHER COMPENSATION

Name and Principal Position	Year	Retirement Plan Contributions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Totalvi ($)
David S. Taylor
Chairman of the	2019–20	60,244	15,825	5,550	0	429,367	510,986
Board, President	2018–19	55,555	13,776	5,450	0	345,250	420,031
and Chief Executive Officer	2017–18	54,157	9,384	5,350	0	181,996	250,887
Jon R. Moeller
Vice Chairman,	2019–20	60,244	11,827	5,550	0	41,800	119,421
Chief Operating Officer	2018–19	55,555	9,314	5,450	0	15,620	85,939
and Chief Financial Officer	2017–18	54,157	7,710	5,350	0	43,060	110,277
Steven D. Bishop	2019–20	60,244	7,952	5,550	0	8,500	82,246
CEO—Health Care	2018–19	55,555	6,740	5,450	0	8,500	76,245
	2017–18	54,157	5,726	5,350	0	8,870	74,103
Mary Lynn
Ferguson-McHugh	2019–20	60,244	5,162	5,550	0	30,044	101,000
CEO—Family Care	2018–19	55,555	4,507	5,450	0	10,229	75,741
and P&G Ventures	2017–18	54,157	3,025	5,350	0	5,335	67,867
Carolyn M. Tastad
Group President—	2019–20	60,244	9,121	5,550	0	10,300	85,215
North America	2018–19	55,555	7,759	5,450	0	12,190	80,954
and Chief Sales Officer

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

2020 Proxy Statement 49

EXECUTIVE COMPENSATION

ii Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business, and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2019 and calendar year 2020, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2019 and 2020 under these policies were as follows: Mr. Taylor, $354,897, Mr. Moeller, $88,108, Mr. Bishop, $53,545, Ms. Ferguson-McHugh, $62,209, and Ms. Tastad, $69,120. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. The Company did not pay any such assistance to the NEOs in FY 2019-20.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. The costs associated with Mr. Taylor’s use of a Company car were $19,334. The costs associated with home security and monitoring for Mr. Taylor were $10,488. While Company aircraft is generally used for Company business only, the CEO is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, the CEO and Chairman of the Board may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Taylor’s personal use of the Company aircraft during FY 2019-20 were $394,215. Mr. Moeller, Mr. Bishop, Ms. Ferguson-McHugh, and Ms. Tastad are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. The aggregate incremental aircraft usage costs associated with Mr. Moeller’s personal use of the Company aircraft were $31,500 and for Ms. Ferguson-McHugh were $16,165. None of the other NEOs used the Company aircraft for these purposes in FY 2019-20. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

50 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2019-20.

GRANTS OF PLAN-BASED AWARDS

	Grant Date[1]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name/Plan Name			Threshold (#)	Target (#)	Maximum (#)

David S. Taylor

LTIP Options[4]	02/28/2020	02/11/2020					226,898	113.23	3,437,505

LTIP RSUs[5]	02/28/2020	02/11/2020				30,359			3,437,550

PSUs[6]	02/28/2020	02/11/2020	0	60,718	121,436				7,524,782

PST Restoration RSUs[7]	08/01/2019	06/11/2019				2,521			279,705

STAR Stock Options[8]	09/13/2019	08/13/2019					77,633	122.12	1,352,367

Jon R. Moeller

LTIP Options[4]	02/28/2020	02/11/2020					173,268	113.23	2,625,010

LTIP RSUs[5]	02/28/2020	02/11/2020				7,728			875,041

PSUs[6]	02/28/2020	02/11/2020	0	30,911	61,822				3,830,800

PST Restoration RSUs[7]	08/01/2019	06/11/2019				1,421			157,660

Steven D. Bishop

LTIP Options[4]	02/28/2020	02/11/2020					82,876	113.23	1,255,571

LTIP RSUs[5]	02/28/2020	02/11/2020				3,697			418,611

PSUs[6]	02/28/2020	02/11/2020	0	14,785	29,570				1,832,305

PST Restoration RSUs[7]	08/01/2019	06/11/2019				1,091			121,046

Mary Lynn Ferguson-McHugh

LTIP RSUs[5]	02/28/2020	02/11/2020				14,785			1,674,106

PSUs[6]	02/28/2020	02/11/2020	0	14,785	29,570				1,832,305

PST Restoration RSUs[7]	08/01/2019	06/11/2019				1,105			122,600

Carolyn M. Tastad

LTIP Options[4]	02/28/2020	02/11/2020					81,199	113.23	1,230,165

LTIP RSUs[5]	02/28/2020	02/11/2020				3,622			410,119

PSUs[6]	02/28/2020	02/11/2020	0	14,486	28,972				1,795,250

PST Restoration RSUs[7]	08/01/2019	06/11/2019				847			93,975

STAR Stock Options[8]	09/13/2019	08/13/2019					80,407	122.12	1,400,690

1 Grant dates for equity awards are consistent from year to year. Beginning with the 2020-21 fiscal year, LTIP and PSP grants will be made in October.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These options are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will become exercisable on February 28, 2023, and expire on February 28, 2030.

5 These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares on February 28, 2023. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

2020 Proxy Statement 51

EXECUTIVE COMPENSATION

6 For awards granted under the Performance Stock Program, see page 41 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or June 30th after the grant date, and will deliver in shares in August 2022 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

7 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

8 These options are nonforfeitable, and will become exercisable on September 13, 2022, and expire on September 13, 2029.

52 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2019-20.

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE

		Option Awards				Stock Awards
Name/Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
David S. Taylor
Key Manager	02/28/2014	86,960		78.6600	02/28/2024
STAR	09/15/2014	65,054		83.8700	09/15/2024
Key Manager	02/27/2015	176,202		85.1300	02/27/2025
STAR	09/15/2015	68,275		69.4500	09/15/2025
Key Manager	02/29/2016	205,095		80.2900	02/27/2026
STAR	09/15/2016	126,874		88.0600	09/15/2026
LTIP	02/28/2017	280,899		91.0700	02/26/2027
STAR	09/15/2017		315,392	93.2700	09/15/2027
LTIP	02/28/2018		252,017	78.5200	02/28/2028
STAR	09/14/2018		143,748	83.6100	09/14/2028
LTIP	02/28/2019		230,586	98.5500	02/28/2029
PSP	02/28/2019							57,550	6,881,254
STAR	09/13/2019		77,633	122.1200	09/13/2029
LTIP	02/28/2020		226,898	113.2300	02/28/2030
PSP	02/28/2020							61,141	7,310,749
Jon R. Moeller
Key Manager	02/27/2015	132,151		85.1300	02/27/2025
Key Manager	02/29/2016	150,393		80.2900	02/27/2026
LTIP	02/28/2017	190,034		91.0700	02/26/2027
LTIP	02/28/2018		169,365	78.5200	02/28/2028
LTIP	02/28/2019		160,153	98.5500	02/28/2029
PSP	02/28/2019							27,181	3,250,152
LTIP	02/28/2020		173,268	113.2300	02/28/2030
PSP	02/28/2020							31,126	3,721,855

2020 Proxy Statement 53

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE

		Option Awards				Stock Awards
Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Steven D. Bishop
Key Manager	02/28/2013	68,452		76.1800	02/28/2023
Key Manager	02/28/2014	99,797		78.6600	02/28/2024
STAR	09/15/2014	22,336		83.8700	09/15/2024
Key Manager	02/27/2015	96,324		85.1300	02/27/2025
STAR	09/15/2015	47,777		69.4500	09/15/2025
Key Manager	02/29/2016	54,802		80.2900	02/27/2026
LTIP	02/28/2017	132,725		91.0700	02/26/2027
LTIP	02/28/2018		125,746	78.5200	02/28/2028
LTIP	02/28/2019		49,261	98.5500	02/28/2029
PSP	02/28/2019							12,541	1,499,527
LTIP	02/28/2020		82,876	113.2300	02/28/2030
PSP	02/28/2020							14,888	1,780,167
Mary Lynn Ferguson-McHugh
Key Manager	02/28/2013	39,381		76.1800	02/28/2023
Key Manager	02/28/2014	49,899		78.6600	02/28/2024
Key Manager	02/27/2015	48,162		85.1300	02/27/2025
Key Manager	02/29/2016	54,802		80.2900	02/27/2026
LTIP	02/28/2017	70,693		91.0700	02/26/2027
LTIP	02/28/2018		65,596	78.5200	02/28/2028
LTIP	02/28/2019		54,672	98.5500	02/28/2029
PSP	02/28/2019							13,918	1,664,295
PSP	02/28/2020							14,888	1,780,167
Carolyn M. Tastad
STAR	09/15/2014	21,496		83.8700	09/15/2024
STAR	09/15/2015	30,371		69.4500	09/15/2025
STAR	09/15/2016	37,698		88.0600	09/15/2026
LTIP	02/28/2017	96,559		91.0700	02/26/2027
STAR	09/15/2017		71,929	93.2700	09/15/2027
LTIP	02/28/2018		88,106	78.5200	02/28/2028
STAR	09/14/2018		48,232	83.6100	09/14/2028
LTIP	02/28/2019		26,833	98.5500	02/28/2029
PSP	02/28/2019							13,662	1,633,685
STAR	09/13/2019		80,407	122.1200	09/13/2029
LTIP	02/28/2020		81,199	113.2300	02/28/2030
PSP	02/28/2020							14,587	1,744,166

54 The Procter & Gamble Company

EXECUTIVE COMPENSATION

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards

Grant Date	Vest Date	Grant Date	Vest Date
02/28/2013	02/28/2016	02/28/2017	02/28/2020
09/13/2013	09/13/2016	09/15/2017	09/15/2020
02/28/2014	02/28/2017	02/28/2018	02/26/2021
09/15/2014	09/15/2017	09/14/2018	09/14/2021
02/27/2015	02/27/2018	02/28/2019	02/28/2022
09/15/2015	09/15/2018	09/13/2019	09/13/2022
02/29/2016	02/28/2019	02/28/2020	02/28/2023
09/15/2016	09/15/2019

2 The following provides details regarding the vesting date for PSU holdings included in the table. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned after the board certifies payout results.

Stock Awards

Award Type	Grant Date	Vest Date
PSP PSUs	02/28/2019	06/30/2021
PSP PSUs	02/28/2020	06/30/2022

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2020 ($119.57) by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during FY 2019-20 for the NEOs.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards

Name/Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
David S. Taylor[5]
Key Manager	02/28/2013	108,297	5,291,568
STAR	09/13/2013	74,520	3,595,693
Key Manager	02/28/2014	30,000	1,104,222
PSP 2017-2020				02/28/2018	153,022	18,296,841
PST Restoration				08/01/2019	2,521	279,705
LTIP				02/28/2020	30,571	3,655,333
Jon R. Moeller[6]
Key Manager	02/29/2012	122,187	6,166,991
Key Manager	02/28/2013	127,987	6,543,895
Key Manager	02/28/2014	130,626	4,925,666
PSP 2017-2020				02/28/2018	68,559	8,197,600
PST Restoration				08/01/2019	1,421	157,660
LTIP				02/28/2020	7,782	930,479

2020 Proxy Statement 55

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards

Name/ Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
Steven D. Bishop[7]
Key Manager	02/29/2012	32,945	1,630,160
Key Manager	02/28/2013	30,000	1,419,600
PSP 2017-2020				02/28/2018	38,177	4,564,824
PST Restoration				08/01/2019	1,091	121,046
LTIP				02/28/2020	3,723	445,132
Mary Lynn Ferguson-McHugh[8]
Key Manager	02/29/2012	37,027	1,795,069
Special Award				11/03/2014	5,723	686,360
PSP 2017-2020				02/28/2018	39,831	4,762,593
PST Restoration				08/01/2019	1,105	122,600
LTIP				02/28/2020	14,888	1,780,167
Carolyn M. Tastad[9]
STAR	09/13/2013	8,145	384,674
Key Manager	02/28/2014	29,240	1,392,357
PSP 2017-2020				02/28/2018	35,666	4,264,584
PST Restoration				08/01/2019	847	93,975
LTIP				02/28/2020	3,647	436,102

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Number of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the closing price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 30, 2020 ($119.57) by the number of PSUs. The market value of the PSUs does not included a final payment of dividend equivalents on the PSUs, which took place on August 17, 2020, prior to delivery in shares.

5 Mr. Taylor’s February 2020 LTIP RSU Grant vested June 30, 2020 because he is retirement eligible.

6 Mr. Moeller’s February 2020 LTIP RSU Grant vested June 30, 2020 because he is retirement eligible.

7 Mr. Bishop’s February 2020 LTIP RSU Grant vested June 30, 2020 because he is retirement eligible.

8 Ms. Ferguson-McHugh’s February 2020 LTIP RSU Grant vested June 30, 2020 because she is retirement eligible.

9 Ms. Tastad’s February 2020 LTIP RSU Grant vested June 30, 2020 because she is retirement eligible.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Ms. Tastad as of the end of FY 2019-20. None of the other NEOs had any such arrangements with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
Carolyn M. Tastad	The Procter & Gamble Company Global IRA	16 years, 2 months	3,952,000
	The Procter & Gamble Company Canada Plan	11 years, 1 months	365,000

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2020 Annual Report on Form 10-K.

56 The Procter & Gamble Company

EXECUTIVE COMPENSATION

2 The following provides the assumptions used in each plan to calculate present value under SEC rules. The actual calculation of Ms. Tastad’s benefit at the time of her retirement may vary according to the terms of the Global IRA and Canada Plan at the time:

Assumptions	Global IRA	Canada Plan
Retirement Age	60	60 (unreduced retirement age)
Discount Rate	2.24%	2.52%
Salary Increase Rate	4.80%	N/A
Pension Increase Rate	N/A	0.50%
Pre-Retirement Decrements	None	None
Post-Retirement Mortality Table	Pri-2012 using MP-2019 Projection Scale Blended	2014 Private Sector Canadian Pensioner’s Mortality Table, projected generationally using improvement scale MI-2017

The following exchange rate as of June 30, 2020, was used to calculate present value:

US$ 0.73206: Canadian Dollar 1.00000

The Procter & Gamble Global International Retirement Arrangement (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA benefit is intended to supplement the total pension benefits (both Company-provided and government-provided) that such employees earned while working for the Company, in light of salary increases received and retirement benefits provided in the final home country. The program was closed to new participants in 2012. To calculate the Global IRA benefit, first a Global IRA target is calculated using the following formula:

The Global IRA target is converted to a present-day lump sum amount, using discount and mortality rates for the final home country. This lump sum amount is reduced by the present-day value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits), as well as other actuarial factors and assumptions, which, under Plan rules, may change from time to time. The reduced lump sum amount is the Global IRA benefit.

The Procter & Gamble Company Canada Plan (“Canada Plan”)

The Canada Plan is a defined benefit plan for Canada-based employees enrolled prior to 1999. The Canada Plan provides for post-retirement benefits based on the employee’s salary and years of service in Canada. The Canada Plan benefit is calculated in accordance with the following formula:

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EXECUTIVE COMPENSATION

The benefit is paid as a monthly pension at retirement. The normal retirement age is 65, and there is a surviving spouse benefit of full pension payments for the first five years after retirement and two-thirds of the pension payment after that.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2019-20. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan Name	Aggregate Balance at FYE ‘19 (6/30/19) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ‘20 (6/30/20) ($)
David S. Taylor	Executive Deferred Compensation Plan	2,724,129	270,470		103,242		3,097,841[2]
	Employee Stock and Incentive Compensation Plan[3]	15,426,954		3,655,332[4]	1,383,929	3,955,415[5]	16,510,800[6]
	PST Restoration Program	3,445,659		279,705[7]	318,846	23,845	4,020,365[8]
Jon R. Moeller	Employee Stock and Incentive Compensation Plan[3]	4,802,350		930,479[9]	424,570	2,198,009[10]	3,959,390[11]
	PST Restoration Program	2,305,306		157,660[7]	288,801	13,415	2,738,352[12]
Mary Lynn Ferguson-McHugh	Employee Stock and Incentive Compensation Plan[3]	4,992,284		1,780,167[13]	430,148	2,087,112[14]	5,115,487[15]
	PST Restoration Program	2,224,307		122,600[7]	275,729	10,244	2,612,392[16]
Steven D. Bishop	Employee Stock and Incentive Compensation Plan[3]	1,980,111		445,132[17]	202,963	138,172[18]	2,490,034[19]
	PST Restoration Program	2,054,663		121,046[7]	255,462	8,415	2,422,756[20]
Carolyn M. Tastad	Employee Stock and Incentive Compensation Plan[3]	5,465,714		436,102[21]	492,020	2,001,338[22]	4,392,498[23]
	International Retirement Plan	931,994			98,391		1,030,385
	PST Restoration Program	651,961		93,975[7]	86,563	7,805	824,694[24]

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $528,773 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either The Procter & Gamble 2009 Plan, The Procter & Gamble 2014 Plan, or The Procter & Gamble 2019 Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects the 2020 LTIP Stock Grant which became nonforfeitable on June 30, 2020 because Mr. Taylor is retirement eligible. This award is also reported in the Summary Compensation Table found on page 48 of this proxy statement.

5 Total reflects the delivery of a 2017 LTIP grant and taxes withheld on prior grants.

6 Total includes $9,059,785 previously reported in Summary Compensation Tables for prior years.

7 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 48 of this proxy statement.

8 Total includes $1,037,072 previously reported in Summary Compensation Tables for prior years.

58 The Procter & Gamble Company

EXECUTIVE COMPENSATION

9 Total reflects the 2020 LTIP Stock Grant which became nonforfeitable on June 30, 2020 because Mr. Moeller is retirement eligible. This award is also reported in the Summary Compensation Table found on page 48 of this proxy statement.

10 Total reflects the delivery of a 2015 Key Manager grant, a 2017 LTIP grant, and taxes withheld on prior grants.

11 Total includes $2,139,934 previously reported in Summary Compensation Tables for prior years.

12 Total includes $1,223,140 previously reported in Summary Compensation Tables for prior years.

13 Total reflects the 2020 LTIP Stock Grant which became nonforfeitable on June 30, 2020 because Ms. Ferguson-McHugh is retirement eligible. This award is also reported in the Summary Compensation Table found on page 48 of this proxy statement.

14 Total reflects the delivery of a 2015 Key Manager grant, a 2017 LTIP grant, and taxes withheld on prior grants.

15 Total includes $1,584,346 previously reported in Summary Compensation Tables for prior years.

16 Total includes $332,601 previously reported in Summary Compensation Tables for prior years.

17 Total reflects the 2020 LTIP Stock Grant which became nonforfeitable on June 30, 2020 because Mr. Bishop is retirement eligible. This award is also reported in the Summary Compensation Table found on page 48 of this proxy statement.

18 Total reflects taxes withheld on prior grants.

19 Total includes $751,130 previously reported in Summary Compensation Tables for prior years.

20 Total includes $318,887 previously reported in Summary Compensation Tables for prior years.

21 Total reflects the 2020 LTIP Stock Grant which became nonforfeitable on June 30, 2020 because Ms. Tastad is retirement eligible. This award is also reported in the Summary Compensation Table found on page 48 of this proxy statement.

22 Total reflects the delivery of a 2015 Key Manager grant, a 2017 LTIP grant, and taxes withheld on prior grants.

23 Total includes $1,135,099 previously reported in Summary Compensation Tables for prior years.

24 Total includes $86,377 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP Stock Grants made in the form of RSUs that vest prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on page 47 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under

2020 Proxy Statement 59

EXECUTIVE COMPENSATION

the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

60 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Written Separation Agreement	Retirement or Disability	Change in Control	Death
Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None
STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.
LTIP Stock Grant	All outstanding awards forfeited at separation.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of option vesting or RSU delivery. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	For awards granted under the 2009, 2014, and 2019 plans, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.
PSP Grant	All outstanding awards forfeited at separation.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	No acceleration of payment. All awards are retained subject to original terms, except for the current year grant if separation occurs before June 30.	Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.
Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for

NEOs versus all other participants. All NEOs who participate are fully vested in PST and will retain all shares upon termination of employment regardless of reason. PST Restoration, and IRP RSUs vest at the NEO’s fifth anniversary date. All NEOs are beyond their fifth anniversary date.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 58 of this proxy statement.

2020 Proxy Statement 61

EXECUTIVE COMPENSATION

Executive Benefits

•	Executive Group Life Insurance — Benefits are retained if employee is eligible for early retirement.
•	Unused Vacation — Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.
•	Other Programs — In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2020.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)
David S. Taylor
Salary	0	1,700,000	0	0	0
STAR[1]	0	0	0	0	13,463,988
Long-Term Incentive Program[2]	0	16,630,749	16,630,749	16,630,749	16,630,749
PSP[3]	0	14,192,003	14,192,003	14,192,003	14,192,003
Executive Group Life Insurance	0	0	0	0	5,100,000
Jon R. Moeller
Salary	0	1,150,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	11,417,368	11,417,368	11,417,368	11,417,368
PSP[3]	0	6,972,007	6,972,007	6,972,007	6,972,007
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	2,760,000
Steven D. Bishop
Salary	0	910,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	6,722,773	6,722,773	6,722,773	6,722,773
PSP[3]	0	3,279,694	3,279,694	3,279,694	3,279,694
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	1,820,000

62 The Procter & Gamble Company

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)
Mary Lynn Ferguson-McHugh
Salary	0	910,000	0	0	0
STAR[1]	0	0	0	0	0
Long-Term Incentive Program[2]	0	3,841,921	3,841,921	3,841,921	3,841,921
PSP[3]	0	3,444,462	3,444,462	3,444,462	3,444,462
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	1,820,000
Carolyn M. Tastad
Salary	0	800,000	0	0	0
STAR[1]	0	0	0	0	3,626,156
Long-Term Incentive Program[2]	0	4,695,583	4,695,583	4,695,583	4,695,583
PSP[3]	0	3,377,851	3,377,851	3,377,851	3,377,851
Special Equity Awards[4]	0	0	0	0	0
Executive Group Life Insurance	0	0	0	0	1,600,000

1 STAR awards previously elected in stock options that would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2020.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company encouraged separation, retirement, or disability, these events do not trigger any change in the original payment terms of the awards. The amounts shown for the LTIP Stock Grant in the event of Company-encouraged separation, retirement or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2020, that would be retained at separation and payout according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards would be forfeited. While all unvested awards are retained (except for the current year grant if separation occurs before June 30) in the event of Company-encouraged separation, retirement or disability, or death, these events do not trigger any change in the original payment terms of the awards. In the event of change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP grants represent the value of the unvested PSUs as of June 30, 2020 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of Company encouraged separation, retirement or disability, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death or change in control with termination for reasons other than cause or for good reason.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Taylor, our Chairman of the Board, President and Chief Executive Officer. The pay ratio was calculated in a manner consistent with

Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

For FY 2019-20, the median of the annual total compensation of all employees of the company (other than our CEO) was $68,883, and the annual total compensation of our CEO was $22,905,128. Based on this information, the ratio of the annual total compensation of Mr. Taylor to the median of the annual total compensation of employees was 333 to 1.

2020 Proxy Statement 63

EXECUTIVE COMPENSATION

In accordance with SEC requirements, we determined that there have been no changes to our employee population or employee compensation arrangements in FY 2019-20 that we believe would significantly affect our pay ratio disclosure. In determining our pay ratio for FY 2019-20, the employee who was identified as our median employee for FY 2017-18 retired from the Company. We replaced this employee with an employee in a similarly compensated position.

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2018, our employee population consisted of approximately 94,481 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude approximately 4,539 employees in 31 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total1. We also excluded 7 employees of Snowberry and 10 employees of Native because those businesses were acquired during FY 2017-18 and we subsequently determined that their inclusion would not significantly affect our pay ratio disclosure.

To identify the “median employee” from the resulting employee population of 89,942, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2018. We adjusted the Total Gross Pay of approximately 1,477 employees who were hired during the three-month period but did not work the entire period.

For purposes of this disclosure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2019-20 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our FY 2019-20 Summary Compensation Table included in this Proxy Statement.

1 We excluded the following approximate number of employees by jurisdiction: Saudi Arabia, 834; Ukraine, 585; Czech Republic, 555; Pakistan, 413; Nigeria, 363; South Africa, 323; United Arab Emirates, 290; Morocco, 201; Greece, 197; Netherlands, 144; Sweden, 129; Portugal, 84; Kazakhstan, 56; Austria, 47; Israel, 45; Croatia, 44; Kenya, 43; Serbia, 28; Slovakia, 25; Denmark, 24; Finland, 23; Bulgaria, 19; Azerbaijan, 19; Norway, 15; Latvia, 10; Ghana, 8; Algeria, 7; Ethiopia, 3; Luxembourg, 2; Dominican Republic, 2; Bangladesh, 1.

64 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

Beneficial Ownership

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	168,168,813[1]	6.70%
Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	223,460,608[2]	8.96%

1 Based on information as of December 31, 2019, contained in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 142,359,551 shares, and (ii) sole dispositive power with respect to 168,168,813 shares.

2 Based on information as of December 31, 2019, contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 3,710,780 shares, (ii) shared voting power with respect to 725,316 shares, (iii) sole dispositive power with respect to 219,250,876 shares, and (iv) shared dispositive power with respect to 4,209,732 shares.

2020 Proxy Statement 65

BENEFICIAL OWNERSHIP

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2020:

COMMON STOCK

NUMBER OF SHARES/OPTIONS
	Amount and Nature of Beneficial Ownership

Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Indirect Holdings	Total	Percent of Class	Restricted Stock Units[5]
Steven D. Bishop	37,036	560,754	2,101		599,891	[6]	41,807
Francis S. Blake	6,395				6,395	[6]	10,920
Angela F. Braly	9,674				9,674	[6]	33,762
Amy L. Chang						[6]	5,970
Scott D. Cook	36,774		32,673		69,447	[6]	46,901
Mary Lynn Ferguson-McHugh[7]	71,480	303,131	28,491		403,103	[6]	64,630
Joseph Jimenez	12,468				12,468	[6]	6,778
Terry J. Lundgren	2,779		530		3,309	[6]	23,872
Christine M. McCarthy							2,191
W. James McNerney, Jr.	34,789				34,789	[6]	46,901
Jon R. Moeller[8]	134,383	613,730			748,113	[6]	62,162
Nelson Peltz				10,821,934[9]	10,821,934.436%		3,918
Carolyn M. Tastad[10]	16,874	222,154	1,993		241,021	[6]	51,007
David S. Taylor	131,031	1,162,746			1,293,777	[6]	142,744
Margaret C. Whitman			11,075		11,075	[6]	22,447
Patricia A. Woertz	1,660				1,660	[6]	32,426
25 Directors and executive officers, as a group	708,661	5,729,646	88,493	10,821,934	17,348,734.70%		811,016

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST, the Procter & Gamble International Stock Ownership Plan (ISOP), or The Procter & Gamble U.K. 1-4-1 Plan. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. PST shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust. ISOP and U.K. 1-4-1 shares are voted in accordance with instructions from participants. If instructions are not received as to the voting of particular shares, a vote will not be submitted for those shares.

3 Total includes stock options that have vested or will vest within 60 days, Common Stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards (as described beginning on page 38) that will deliver as Common Stock in August 2020, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days. The total does not include the final payment of dividend equivalents that took place on August 17 on PSP awards that will deliver as Common Stock in August.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the director or officer.

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes RSUs that will not deliver as Common Stock within 60 days and any PSP awards that will deliver as RSUs in August 2020. RSUs that will

66 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

6 Excluding Mr. Peltz, less than .0521% for any one Director or NEO.

7 Totals include shares, stock options, and RSUs indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

9 These shares are owned by certain funds and investment vehicles (the “Trian Funds”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager. None of such shares are held directly by Mr. Peltz. From time to time, certain of these shares are held in the ordinary course of business with other investment securities owned by the Trian Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Trian Fund Management GP, LLC, of which Mr. Peltz is a member, is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by the Trian Funds. Accordingly, Mr. Peltz and Trian may be deemed to indirectly beneficially own the shares that the Trian Funds directly and beneficially own.

10 Totals include shares, stock options, and RSUs indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

SERIES A ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME	PROFIT SHARING PLAN[1]	TRUSTEESHIPS	PERCENT OF SERIES
Steven D. Bishop	9,015		[2]
Francis S. Blake
Angela F. Braly
Amy L. Chang
Scott D. Cook
Mary Lynn Ferguson-McHugh[3]	8,865		[2]
Joseph Jimenez
Terry J. Lundgren
Christine M. McCarthy
W. James McNerney, Jr.
Jon R. Moeller[4]	14,783		[2]
Nelson Peltz
Carolyn M. Tastad[5]	4,161		[2]
David S. Taylor	12,903		[2]
Margaret C. Whitman
Patricia A. Woertz
25 Directors and executive officers, as a group	101,850		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)	3,263,731[6]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted

2020 Proxy Statement 67

BENEFICIAL OWNERSHIP

by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .32% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Mr. Moeller through his spouse, who is also employed by the Company.

5 Total includes shares indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

6 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series
Steven D. Bishop
Francis S. Blake
Angela F. Braly
Amy L. Chang
Scott D. Cook
Mary Lynn Ferguson-McHugh[3]	469		[2]
Joseph Jimenez
Terry J. Lundgren
Christine C. McCarthy
W. James McNerney, Jr.
Jon R. Moeller
Nelson Peltz
Carolyn M. Tastad[4]	283		[2]
David S. Taylor	198		[2]
Margaret C. Whitman
Patricia A. Woertz
32 Directors and executive officers, as a group	1,238		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		25,104,796[5]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

68 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

2 Less than .0024% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

5 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Delinquent Section 16(a) Reports

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that during the past fiscal year, all Section 16 reports for its Directors and officers were timely filed, except for one Form 4 reporting a sale of common stock by Ma. Fatima D. Francisco, which was filed late due to a broker’s oversight.

2020 Proxy Statement 69

AUDIT COMMITTEE REPORT

Audit Committee Report

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See pages 20-21 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
•	Quality and integrity of the Company’s financial statements;
•	Company’s compliance with legal and regulatory requirements;
•	Company’s overall risk management profile;
•	Independent registered public accounting firm’s qualifications and independence;
•	Performance of the Company’s internal audit function and the independent registered public accounting firm;
•	Performance of the Company’s ethics and compliance function;
•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2020, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2020, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met eight times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2020. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2020 be included in our Annual Report on Form 10-K for 2020 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2021. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

Frank S. Blake

Angela F. Braly

Amy L. Chang

Christine M. McCarthy

70 The Procter & Gamble Company

AUDIT COMMITTEE REPORT

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2020. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)
	FY 2018-19	FY 2019-20
Audit Fees	$28,893	$28,418
Audit-Related Fees	1,804	1,901
Tax Fees	464	303
Subtotal	31,161	30,622
All Other Fees	379	370
Deloitte Total Fees	$31,540	$30,992

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)	Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

2020 Proxy Statement 71

BOARD PROPOSALS

Board Proposals

ITEM 1. ELECTION OF DIRECTORS

See pages 6-15 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2021. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2020. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2020 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2021 is hereby ratified, confirmed, and approved.

72 The Procter & Gamble Company

BOARD PROPOSALS

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2019, shareholders approved the compensation paid to the NEOs with a FOR vote of 92.73%.

Our Compensation Discussion & Analysis, which begins on page 31 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, about 89% of our total NEO compensation is tied to Company performance;
•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;
•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;
•	Equity plans prohibit re-pricing and backdating of stock options;
•	Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;
•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;
•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;
•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and
•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

2020 Proxy Statement 73

BOARD PROPOSALS

ITEM 4. PROPOSAL TO APPROVE THE PROCTER & GAMBLE COMPANY INTERNATIONAL STOCK OWNERSHIP PLAN, AS AMENDED AND RESTATED

On August 11, 2020, the Compensation & Leadership Development (C&LD) Committee of the Board of Directors approved, subject to shareholder approval, The Procter & Gamble Company International Stock Ownership Plan, as amended and restated (the “A&R Plan”).

The A&R Plan is an employee stock ownership plan that permits eligible employees located outside of the United States to purchase shares of The Procter & Gamble Company (“P&G”) through payroll deductions and receive a matching cash contribution from their local employer equal to a designated portion of their contribution.

The A&R Plan authorizes the issuance of 30 million shares of P&G common stock (the “Shares”) under the plan. These Shares are purchased on the New York Stock Exchange (NYSE) with the payroll deductions and matching contributions. Because the Shares are purchased on the NYSE, the A&R Plan does not dilute the value of current shares outstanding. If the A&R Plan is approved by shareholders, we anticipate that the 30 million shares will be sufficient to cover purchases under the A&R Plan for approximately the next ten years, but the shares available under the A&R Plan could last for a different period of time if actual practice does not match current expectations or our share price changes materially.

We are now seeking shareholder approval of the A&R Plan because we can no longer rely on a foreign plan exemption under the New York Stock Exchange’s shareholder approval rules.

The Board recommends that P&G shareholders support the A&R Plan for the following reasons:

•	Encourages Saving. The A&R Plan provides eligible employees who are not residents of the United States with a convenient way to save for the future on a regular and long-term basis.
•	Promotes Ownership. The A&R Plan provides a way for employees across all pay levels to obtain a beneficial interest in P&G and participate in the growth and success of the Company.
•	Competitive Advantage. The A&R Plan is an important tool for attracting and retaining the qualified employees outside the United States who will drive the global growth and progress of the Company.
•	Broad-Based Participation. Participation in this broad-based plan is generally available to approximately 64,000 employees around the world (excluding the United States). Non-employee Directors and executive officers may not participate. In 2019, more than 39,000 employees in 60 countries participated, representing 60% of employees who are eligible to participate, and purchased approximately 2.7 million shares.
•	Will Not Dilute Shares. The Shares that will be purchased on behalf of participants are obtained only on the open market. Thus, the Shares requested under the A&R Plan will not be dilutive to current shares outstanding.

The A&R Plan shall be effective from the date on which the shareholders approve the plan until the earlier of the tenth anniversary of such approval date or the termination of the Plan in accordance with its terms. If the A&R Plan is not approved by shareholders, then the A&R Plan will cease to be effective, and the plan as currently in effect will continue in effect in accordance with its terms.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, That The Procter & Gamble Company International Stock Ownership Plan, as amended and restated, and as set forth in Exhibit C to this proxy statement, is hereby approved and authorized.

74 The Procter & Gamble Company

BOARD PROPOSALS

SUMMARY OF THE A&R PLAN

The following is a summary of the material features of the A&R Plan. This summary, however, does not purport to be a complete description of the A&R Plan. The following summary of the A&R Plan is qualified in its entirety by reference to the complete text of the A&R Plan, a copy of which is included as Exhibit C to this Proxy Statement.

Purpose. The A&R Plan encourages eligible employees to make and continue careers with the non-U.S. participating subsidiaries and affiliates of P&G by providing them with a convenient way to (a) obtain a beneficial interest in P&G and (b) invest on a regular and long-term basis.

Administration. The A&R Plan provides that the C&LD Committee is the administrator of the A&R Plan and, from time to time, it may delegate all or part of its administrative authority to a subcommittee or to one or more officers of P&G. References to the “Plan Administrator” in this proposal refer to the C&LD Committee or its delegate, as applicable. The Plan Administrator will have the responsibility for overseeing either the broker or custodian, as applicable, for the plan, including periodically auditing and reviewing the performance of such service provider. P&G (through the C&LD Committee) has overall responsibility for the administration, interpretation, and operation of the A&R Plan in all jurisdictions, provided that a participating subsidiary, referred to herein as a “Participating Company,” in a jurisdiction shall have responsibility for the day-to-day administration and operation of the plan.

Eligibility. The participants in the A&R Plan will be current employees of P&G or any Participating Company who are located outside of the United States (approximately 64,000 as of December 2019), including senior executives, and who elect to participate in the plan in accordance with Company procedures. However, non-employee Directors and executive officers, including named executive officers, may not participate in the A&R Plan. Any additional eligibility requirements may be adopted by Participating Companies for the employees in their jurisdictions.

Shares. If shareholders approve this proposal, the A&R Plan will be authorized to issue 30 million shares of P&G common stock pursuant to the plan. Shares available for issuance pursuant to the A&R Plan will be purchased in the open market by the broker or custodian, as applicable. The closing price for P&G’s common stock as reported on the New York Stock Exchange on August 14, 2020 was $135.10 per share.

Participant Contributions. Participants may elect to contribute up to 5% of their base pay during each pay period through after-tax payroll deductions. This contribution is considered a basic deposit under the plan and is eligible to receive matching contributions from P&G. Participants may also make additional contributions either in addition to basic deposits or without making basic deposits (up to 15% of base pay) that are not matched by P&G, as well as special additional contributions which are not matched and which may not exceed 15% of base pay.

Company Contributions. Each Participating Company in the A&R Plan will generally contribute a matching contribution equal to 50% of the first 5% of a participant’s contributions each pay period. In certain circumstances, participants are eligible to receive a matching contribution equal to 100% of the participant’s contributions for the first 1% of the participant’s base pay for each pay period for a designated 12-month period, which is referred to as a Bonus Match under the A&R Plan.

Investment in Shares. Both participant and P&G contributions will be delivered to the broker or custodian for the A&R Plan, as applicable, to purchase Shares of P&G common stock on the open market. Shares are generally purchased at an average price per share on a single business day of the New York Stock Exchange each week and within a reasonable period of time after the broker or custodian receives the contributions.

Vesting and Maturity. Participants will generally have a fully vested interest in all amounts credited to their account under the A&R Plan. To promote long-term savings, only mature shares can be withdrawn while the participant is an employee. Shares purchased using basic deposits or Company matching contributions will reach maturity two years after purchase under the A&R Plan. Additional contributions are mature immediately upon purchase, and any Shares that have not matured upon a termination from service will automatically mature upon such termination. Shares held in a brokerage account can remain in such account following a termination from service whereas the Shares or the cash value of Shares held in a custodial account will generally be distributed to the terminated participant.

2020 Proxy Statement 75

BOARD PROPOSALS

Rules to Accommodate Non-U.S. Local Laws. P&G, the Plan Administrator, and any Participating Company may adopt special rules and procedures relating to the operation and administration of the A&R Plan to accommodate the requirements of non-U.S. local laws or procedures and/or common local law practices or customs, including the adoption by P&G or the Plan Administrator of sub-plans, which rules may supersede the provisions of the A&R Plan (subject to limitations set forth in the A&R Plan). However, no such rule may be effective without shareholder approval if it: (a) would materially increase the benefits accruing to participants under the plan, (b) would materially increase the number of securities which may be issued under the plan, (c) would materially modify the requirements for participating in the plan, or (d) must otherwise be approved by the shareholders of P&G in order to comply with applicable law or the rules of the New York Stock Exchange. The Plan Administrator may also increase the maximum amount of participant and Company contributions that may be contributed to the A&R plan; provided that participant contributions that are not special additional contributions may not exceed 50% of a participant’s base pay, the percentage of basic deposits that are eligible for matching contributions may not exceed 20% of base pay, Company matching contributions may not exceed 100% of a participant’s basic deposits for each pay period, and any Bonus Match may not exceed 100% of a participant’s basic deposits for the first 1% of a participant’s base pay for each pay period.

Shareholder Rights. No participant has any shareholder rights under the A&R Plan until the Shares are actually purchased on the participant’s behalf under the plan. Cash dividends may be reinvested in the plan, at the election of the participant, if the participant’s account is held by a broker, or shall be reinvested in the plan, until otherwise determined by the Plan Administrator, if the participant’s account is held by a custodian.

Anti-Dilution Adjustments. In the event of any changes in the outstanding P&G shares by reason of any dividend or split, recapitalization, rights issue, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then, if P&G so determines that such change equitably requires an adjustment to participant accounts or any other adjustment, such adjustments shall be made by P&G under such uniform terms and conditions as it deems appropriate.

Corporate Transaction. In the event of a proposed sale of all or substantially of the assets of P&G or the merger or consolidation of P&G with or into another entity, the Plan Administrator, in its sole discretion, shall determine whether the A&R Plan will be assumed by the successor corporation or wound-up and terminated.

Amendment and Termination. Subject to local law requirements, P&G (through the Board and/or Compensation Committee) may amend, suspend, or terminate the A&R Plan at any time and for any reason, provided, that, in accordance with the plan and under NYSE rules, P&G must seek shareholder approval for any amendment that is considered a “material revision” under the rules.

Plan Term. If the A&R Plan is approved by shareholders, the A&R Plan shall be in effect from the date of the 2020 annual shareholder meeting until the earlier of the tenth anniversary of the 2020 meeting or the date on which the A&R Plan is terminated in accordance with the plan.

Tax Treatment. The tax consequences of participating in the A&R Plan will vary by country and by an individual participant’s citizenship or tax resident status. In general, under U.S. tax laws, participants will not be subject to income tax when they enroll in the A&R Plan or make contributions. The P&G matching contribution, however, constitutes ordinary income equal to the fair market value of the P&G stock received on the date the stock is transferred to the participant. P&G may be entitled to a current income tax deduction for the gross amount of the matching contribution. P&G will withhold applicable US federal withholding taxes on any cash dividends received on P&G Shares.

This summary does not discuss all of the tax consequences that may be relevant to any individual participant. If any participant is a citizen or a resident of the United States and is also subject to the tax laws of another country, he or she should be aware that there might be other tax and social security consequences that may apply. For additional information on the tax consequences of participating in the A&R Plan, each participant should consult his or her personal tax advisor for information on the tax effects applying to the participant as a result of membership in the A&R Plan.

New Plan Benefits. The future benefits or amounts that would be received under the A&R Plan are not determinable at this time as both participation in the A&R Plan and the amounts that participants elect to contribute are voluntary.

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ADDITIONAL EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of June 30, 2020. The table includes the following plans: The Procter & Gamble 1992 Stock Plan; The Procter & Gamble 2001 Stock and Incentive Compensation Plan; The Procter & Gamble 2003 Non-Employee Directors’ Stock Plan; The Procter & Gamble 2009 Stock and Incentive Compensation Plan; The Procter & Gamble 2014 Stock and Incentive Compensation Plan, and The Procter & Gamble 2019 Stock and Incentive Compensation Plan. There are no outstanding awards under equity compensation plans not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)	Weighted-average exercise price of outstanding options, warrants, and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)
Equity Compensation Plans approved by security holders
Options	149,915,111	$84.7316	[1]
Restricted Stock Units (RSUs)/Performance Stock Units (PSUs)	9,814,991	N/A	[1]
Grand Total	159,730,102	$84.7316[2]

1 Only The Procter & Gamble 2019 Stock and Incentive Compensation Plan allows for future grants of securities. The maximum number of shares that may be granted under this plan is approximately 187 million shares (inclusive of unissued shares that were carried over from The Procter & Gamble 2014 Stock and Incentive Compensation Plan), plus any shares of Common Stock subject to outstanding awards under the 2014 Plan that are forfeited, cancelled, or otherwise terminated without the issuance of shares of Common Stock as set forth in the 2019 Plan. Stock options and stock appreciation rights are counted on a one-for-one basis, while full value awards (such as RSUs and PSUs) are counted as 5 shares for each share recorded. Total shares available for future issuance under this plan is approximately 166 million shares.

2 Weighted average exercise price of outstanding options only.

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Shareholder Proposals

ITEM 5. SHAREHOLDER PROPOSAL — REPORT ON EFFORTS TO ELIMINATE DEFORESTATION

Green Century Equity Fund, 114 State Street, Suite 200, Boston, Massachusetts, 02109, the owner of at least $2,000 in value of Common Stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

Whereas: Procter and Gamble (PG) uses palm oil and forest pulp. These commodities are among the leading drivers of deforestation and forest degradation, which are responsible for approximately 12.5 percent of global greenhouse gas emissions and also contribute to biodiversity loss, soil erosion, disrupted rainfall patterns, land conflicts, and forced labor.

Companies that do not adequately mitigate deforestation and forest degradation in their supply chains are vulnerable to material financial risk.

Supply chains that illegally contribute to deforestation are increasingly vulnerable to interruption from regulatory action and enforcement, and in 2019, two of PG’s Tier 1 palm suppliers were tied to illegal deforestation.

PG lists potential reputational damage from the real and perceived environmental impacts of its products as a risk factor in its 2019 10-K. The Company received negative attention from 115 NGOs for sourcing pulp from forests that serve as a substantial global carbon sink. PG also received unfavorable coverage from media, including major outlets like Reuters, for failing to meet its 2020 zero-deforestation palm oil goal. Chain Reaction Research calculates PG’s potential reputational losses at $41 billion, or 14 percent of equity, which “dwarfs the cost of solutions.”

PG’s peers have adopted and implemented stronger forest sourcing policies:

•	Kimberly-Clark, one of the world’s largest buyers of market pulp, has committed to halve its sourcing from natural forests, dramatically increasing the use of alternative and environmentally-preferred fibers. Kimberly-Clark regularly reports progress and appears on track to meet its targets.
•	Unilever has committed to zero-net deforestation by 2020 in its supply chains and will sustainably source 95 percent of 12 key crops—including palm oil and paper/board—by the end of 2020.

PG was rated below these peers by both Forest 500 and CDP Forest and as “high risk” by SCRIPT, a soft commodity risk analysis tool.

PG lags on implementing its existing no-deforestation commitment, achieving RSPO certification for only one-third of its palm oil supply and retaining as its single largest palm kernel oil supplier a company that has not obtained RSPO certification since 2016. Additionally, PG lacks a comprehensive plan to mitigate exposure to deforestation and forest degradation throughout its operations; its current sourcing policies allow the Company to source from critical ecosystems, like Canada’s boreal forest.

Failure to adopt and implement policies that mitigate these exposures may subject the Company to significant systemic and company-specific risks.

Resolved: Shareholders request PG issue a report assessing if and how it could increase the scale, pace, and rigor of its efforts to eliminate deforestation and the degradation of intact forests in its supply chains.

Supporting Statement: Proponents defer to management’s discretion on the content of the report but suggest that indicators meaningful to shareholders may include:

•	Whether the company has adopted a no-deforestation and no-degradation policy for all relevant commodities, such as avoiding intact forests and regions at high-risk for deforestation and degradation; and
•	Disclosure of progress toward any stepped-up efforts, such as quantitative progress reports, time-bound action plans, and non-compliance protocols.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

P&G remains committed to responsible sourcing of materials like wood pulp, palm oil, and palm kernel oil, which we use in several of our product categories. These materials help us meet consumers’ needs and demands for high performing products that improve their lives, and we continually work to ensure that we are following responsible practices in our supply chains for them. Although we do not own or manage commercial forests, we recognize that we play a key

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role through our procurement and manufacturing practices to ensure the sustainability of the world’s forest resources. Given this view, P&G already provides stakeholders with significant reporting on our policies for managing our pulp and palm oil supply chains, our commitments and goals for further improving our practices and reducing our impact, and our progress and opportunities against these goals.

Responsible Sourcing of Wood Pulp: P&G’s Policies, Commitments, and Progress.

P&G’s primary use of wood pulp is in the manufacturing of our tissue and towel products. P&G has a published policy on wood pulp (available at https://us.pg.com/policies-and-practices/environmental-policies-and-practices/#wood-pulp ) that outlines the measures we take to ensure sustainable sourcing. For example, P&G requires that 100% of the virgin wood pulp we source is certified by a leading third-party certification system like the Forest Stewardship Council (FSC), Sustainable Forestry Initiative (SFI), and Programme for the Endorsement of Forest Certification (PEFC). Certification from these groups helps ensure that the forests from which pulp is sourced are responsibly managed. The forest certification systems used by our wood pulp suppliers adhere to multiple criteria for sustainable forest management, including:

•	Ensuring no deforestation
•	Replanting and reforestation after harvesting
•	Preserving water, soil, and air
•	Protecting biodiversity
•	Respecting the rights of indigenous peoples (Free, Prior and Informed Consent)
•	Protecting endangered species

Our Charmin and Puffs brands proudly carry the FSC and Rainforest Alliance certifications to help promote the importance of responsible forestry practices.

While 100% of our wood pulp is third party certified, P&G has a stated preference for FSC certification, which many stakeholders consider the most robust certification standard. We recently announced a new goal to increase our use of FSC certified wood pulp to at least 75% across all Family Care brands by 2025 and plan to report our progress on this goal annually. Meeting this goal will require us to work with suppliers to increase the area of FSC certified forests, which is consistent with our broader goal to increase the area of working forests that are certified.

P&G reports our pulp sources by country of origin and by certification system, allowing stakeholders to better understand our supply chain and progress. In

October 2019, P&G Family Care announced six additional commitments to help protect, grow, and restore forests globally (available at https://us.pg.com/blogs/new-sustainability-goals-forestry/), including investing a total of $20 million dollars by 2025 to accelerate research into non-wood fiber alternatives and FSC certified, fast growing fibers. We expect to continue to publicly update our progress on these efforts via our annual Citizenship Report.

Responsible Sourcing of Palm Oil and Palm Kernel Oil: P&G’s Policies, Commitments, and Progress.

P&G uses ingredients derived from palm oil and palm kernel oil in a range of products, including in our fabric care, home care and beauty care businesses. P&G has published its policy on palm oil (https://us.pg.com/policies-and-practices/environmental-policies-and-practices/ ), and as a member of the Roundtable on Sustainable Palm Oil (RSPO), we are committed to sourcing our palm and palm derivatives in a manner that does not contribute to deforestation and that respects the rights of workers and indigenous peoples. In 2019, we updated our publicly available Responsible Sourcing Policy, with a focus on “No Deforestation and No Peat” requirements. In addition, we continue to focus on progress against our 3-pillar framework: (1) Supplier Management, (2) Smallholders, and (3) Industry Influence.

•	Supplier Management. RSPO certification remains a critical foundation of our supply chain efforts. The 2018 RSPO Principles and Criteria integrate the requirements of P&G’s sourcing policy and provides the highest rated standard for biodiversity protection and assurance in a published benchmarking study (executive summary available at https://www.iucn.nl/files/publicaties/executive_summary_palm_oil_benchmark_2.pdf). Today, 100% of the palm oil we use is RSPO certified, and we are on track to reach 100% RSPO certification for Palm Kernel Oil and Palm Kernel Oil Derivatives used in P&G brands by the end of 2022. At the end of FY 2019-20, 60% of the total palm derived materials used in P&G brands were RSPO certified. We have also implemented a new supplier enterprise wide monitoring system that uses satellite imagery to proactively monitor supply chain compliance. This system, provided by Earthqualizer, has been in place since April 2020 and is an additional step we take to help ensure consistent enforcement of our palm oil sourcing policies.

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•	Smallholders. We have studied our supply chain and know that small, independent farmers (“smallholders”) are part of our supply chain in Malaysia. We also understand that smallholders face unique challenges, and the yields from their farms are generally lower than industry averages. As part of Ambition 2030, we have committed to reach up to 10,000 smallholders, with an objective of helping them improve their livelihoods by increasing yields from their farms by 30% to 50%. In partnership with the Malaysia Institute for Supply Chain Innovation, we established the P&G Center for Sustainable Smallholders to provide our initial core learning farms access to agronomists who can help farmers implement practices that will increase yields. While this program is focused on helping improve the livelihoods of smallholders, it also provides an opportunity to ensure sourcing practices used by farmers are consistent with our policy expectations. We continue to report progress on these efforts via our annual citizenship report.
•	Industry Influence. As a member of the RSPO Board of Governors, we are contributing to strengthen RSPO’s impact in transforming the industry. We have similarly contributed to the development of the RSPO Independent Smallholder Standard and other industry-leading efforts that seek to develop and promote common standards and the social aspirations of the palm community.

We provide additional details on these and other efforts and goals, including our supplier remediation efforts, in our annual Citizenship Report and on our pg.com website. We plan to continue that practice.

Given the Company’s significant existing efforts, comprehensive policies, and extensive voluntary reporting on our work toward responsible forestry and palm oil in our supply chain, the Board of Directors believes that the proponent’s proposal would not substantially add to the Company’s reporting or to our progress. Moreover, we continue to engage with shareholders and other stakeholders, including the proponents, to discuss our practices, review opportunities to improve, and test our thinking and strategy. We believe this current, comprehensive approach, not the requested report, best serves the Company’s shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

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ITEM 6. SHAREHOLDER PROPOSAL — ANNUAL REPORT ON DIVERSITY

As You Sow, 2150 Kittredge Street, Suite 450, Berkeley, California, 94704, representing Lutra Living Trust, owner of at least $2,000 in value of Common Stock of the Company, together with other co-filers whose names and addresses and beneficial holdings are available upon request, have given notice that they intend to present for action at the annual meeting the following resolution:

WHEREAS:

Numerous studies have pointed to the corporate benefits of a diverse workforce. These include:

•	Companies with the strongest racial and ethnic diversity are 35% more likely to have financial returns above their industry medians.
•	Companies in the top quartile for gender diversity are 21% more likely to outperform on profitability and 27% more likely to have superior value creation.[1]
•	Business teams outperform on sales and profits when their gender mix is equal.[2]

However, significant barriers exist for diverse employees advancing within their careers. Women enter the workforce in almost equal numbers as men, yet they only comprise 22% of the executive suite. Similarly, people of color comprise 33% of entry level positions, but only 13% of the c-suite.3

As Shelly McNamara, P&G’s Chief Diversity & Inclusion Officer states in the company’s “2019 Citizenship Report,” “We believe in using our voice in advertising and media to call attention to bias and equality, spark dialogue and motivate change in the world ... Many of our brands are advancing diversity and inclusion perspectives through accurate and positive portrayals in everyday advertising, and by calling attention to issues like racial and LGBT + biases.”

P&G has held #WeSeeEqual forums around the world, championed the #SeeHer Movement and built advertising around equality themes for brands including Fairy, Gillette, Pantene, Safeguard, Secret, and Vicks.

On its website, P&G states “ We know the importance of diversity in the workplace. That’s why we attract, hire, and keep diverse people on our team so that we can better understand our world and our consumers. To keep that talent here, we’re creating opportunities and investing in plans for hiring, retaining, and developing them-to the executive level.”4

However P&G provides no quantitative data or meaningful statistics that allow investors to determine the effectiveness of its human capital management as it relates to workplace diversity. Stakeholders may become concerned that P&G’s statements are corporate puffery, language described by the United States Federal Trade Commission as marketing exaggerations intended to “puff up” products and not able to be relied upon by consumers and investors.

Resolved:

Shareholders request that Procter and Gamble Co. (“P&G”) publish annually a report assessing the Company’s diversity and inclusion efforts, at reasonable expense and excluding proprietary information. At a minimum the report should include:

•	the process that the Board follows for assessing the effectiveness of its diversity and inclusion programs,
•	the Board’s assessment of program effectiveness, as reflected in any goals, metrics, and trends related to its promotion, recruitment and retention of protected classes of employees.

Supporting statement:

Investors seek quantitative, comparable data to understand the effectiveness of the company’s diversity, equity, and inclusion programs.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

P&G’s commitment to diversity and inclusion is unwavering. Consumers want to know the values of the brands they use every day, and our own diversity helps us both reflect and win with the consumers we

1 McKinsey & Company, “Delivering through Diversity”, January 2018 (https://www.mckinsey.com/~/media/mckinsey/business%20functions/organization/our%20insights/delivering%20through%20diversity/delivering-through-diversity_full-report.ashx)

2 Hoogendoorn, Sander, Hessel Oosterbeek and Mirjam van Praag, “The Impact of Gender Diversity on the Performance of Business Teams: Evidence from a Field Experiment, Management Science, July 2013 (http://gap.hks.harvard.edu/impact-gender-diversity-performance-business-teams-evidence-field-experiment)

3 McKinsey & Company, “Women in the Workplace 2018”, (https://womenintheworkplace.com)

4 https://us.pg.com/diversity-and-inclusion/ accessed April 17, 2020

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SHAREHOLDER PROPOSALS

serve around the world. Through our people, we build equity with our consumers and drive growth and value creation for our shareholders. This commitment begins with our Board of Directors, cascades throughout the organization, and informs the work we do each day.

Our steadfast commitment to diversity and inclusion is built into our work, not bolted on. We have stated our aspiration of 50/50 representation of women at all levels, all functions, and all geographies in our Company. Similarly, we recently declared our aspiration to achieve 40% representation of multicultural employees in our U.S. workforce. To help us ensure accountability for our progress and the development of all our employees, our Board of Directors has oversight of matters of human capital and corporate reputation. The Compensation & Leadership Development Committee charter specifically references “organizational diversity” as part of the Committee’s responsibilities, including the systems and plans that support our progress. As a result, the C&LD Committee and the full Board routinely discuss diversity and inclusion related matters, reviewing the Company’s performance and strategy across several facets, such as succession planning, talent development from recruitment to retirement, and key workplace policies.

At the executive level, our Chief Executive Officer, Chief Human Resources Officer, and our Chief Diversity & Inclusion Officer routinely evaluate our progress on various measures of diversity and work with our executives and managers to ensure accountability and intervene where appropriate. We have made meaningful progress in the diversity of our organization as we focus on recruiting and retaining diverse talent. We also provide critical capability building learning and experiences for our employees across job levels that help them better leverage equality and inclusion to build the business, understand and increase their awareness of unconscious bias, create more inclusive environments within their teams, and ultimately create even more inclusive organizations.

We see this oversight and accountability reflected in our businesses, where more diverse teams are leading the creation and development of superior products, packaging, communications, and retail strategies that reflect culturally relevant insights and better meet the needs of our consumers. Similarly, we strive to accurately and authentically portray all people through our brand communications and ensure our advertising resonates with and drives growth among diverse consumer groups, including Black, Hispanic, and Asian American consumers. Our inspirational corporate communications, which challenge minds and change hearts, have been broadly recognized for their impact. Likewise, for more than 40 years, our Supplier Diversity program has been increasing economic inclusion for women- and minority-owned businesses—including military veterans, people with disabilities, and LGBTQ owners. We are a founding member of the Executive Leadership Council’s Game Changer initiative, focused on codifying best practices for developing Black Talent. We joined nearly 1,000 other companies through the CEO Action for Diversity & Inclusion and more than 50 global leaders through the Catalyst CEO Champions for Change to further advance important conversations and actions that promote diversity and inclusion in our organization and in the communities where we live and work. Simply put, we are advancing diversity, equity, and inclusion within our walls and beyond.

And though we are not yet where we aspire to be, we are pleased that 50% of the Director nominees in this proxy statement are women, that 50% of the Company’s Sector Business Unit CEOs are women, that 57% of the Company’s current executive officers (as listed in our most recent Annual Report) are women, and that we recently achieved 48% representation of women at the manager level in our global workforce. We have also been recognized externally for our work and progress, for example:

•	Forbes’ America’s Best Employers for Diversity
•	Bloomberg Gender Equality Index (since 2018)
•	The Just 100 (ranked in Top 10)
•	Human Rights Campaign Corporate Equality Index (Perfect Score 6 Years in a Row)
•	Diversity Inc. Top Companies for Diversity
•	National Association for Female Executives Top Companies for Executive Women
•	Working Mother 100 Best Companies for Working Mothers
•	Forbes’ World’s Most Reputable Companies
•	Fortune’s World’s Most Admired Companies

Our employees echo their support for this work and their belief that our collective efforts are making a difference. In our 2020 P&G Employee Survey—an annual survey conducted each spring to obtain employee feedback on our Company culture—85% of respondents agreed that diverse perspectives are valued in their work group and 86% agreed that the people they work with are respectful of all employees,

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both numbers that increased over the prior year as we continue to hone our focus. Looking externally, 90% of employees agreed that P&G is doing its part to help build a world free of gender bias.

Through our external focus, we have long used our voice to spark constructive dialogue that leads to understanding and action. In 2017, we debuted “The Talk,” a film that highlights the painful but necessary conversations Black parents have with their children. Last year, we created a second film called “The Look” to highlight how bias that still happens every day impacts people of color. And just this June, we released “The Choice,” a film that invites the often-silent majority to become allies, advocates, and activists to end racial inequality. Recognizing the need to even further step up our efforts to advance equality for all people, we established the P&G “Take on Race” Fund, with an initial contribution of $5 million. The Fund will support both larger, established organizations and smaller organizations that mobilize and advocate, with missions to fight for justice, advance economic opportunity, enable greater access to education and health care, and make our communities more equitable.

We take these actions not only because they are the right thing to do but also because we know that our success is grounded in the success of our employees, consumers, and communities. By building our commitment to diversity and inclusion into our work, we believe we are better able to create long-term shareholder value and meaningful societal change.

The proponent’s proposal, which requests that we publish yet another annual report assessing the Company’s diversity and inclusion efforts, is not necessary. Since 2016, we have included broad perspective on our Diversity & Inclusion mission, focus areas, programs, and progress in our annual Citizenship Report. Each year we look for opportunities to expand our disclosure in response to feedback from stakeholders, and we plan to continue to include this perspective and detail the positive impact of our efforts in the 2020 Citizenship Report when it is published later this year. The proponent’s proposal for an additional report does not ask the Company to undertake any new diversity or inclusion efforts, to support additional work, or to advocate for broader diversity in our workforce or world. Rather, it essentially asks the Company to divert resources from our actions and commitments and instead put them to preparing and producing an additional annual report on diversity metrics.

We believe our efforts externally and internally provide ample evidence that the Company means what it says on diversity and inclusion and is making substantive progress linked to the strength of our business. Diversity metrics alone do not indicate our ultimate success. For example, additional reporting would not indicate whether our employees are engaged and included in our work or reflect the culture of our complete organization. While diversity is essential in all we do, inclusion truly unlocks the full value of our workforce. Similarly, a litany of metrics would not necessarily add meaningful comparable data for shareholders given the wide variation in potential reporting approaches and complexity of clearly and consistently defining terms and measures across companies. In addition, an emphasis on metrics alone often narrows the focus to the most easily measured and reported data, which fails to reflect the Company’s broad, holistic approach to diversity and inclusion—encompassing race, ethnicity, culture, religion, sexual orientation, gender identity, (dis)ability, and background.

We believe that our approach to diversity and inclusion makes us better, and ultimately, that our business results, our impactful Company and brand voice, and our investments in meaningful societal change are readily observable and are what truly drive value. Ultimately, these efforts collectively make the difference for our employees and consumers, these actions enable necessary change in our communities, and we believe this work creates long-term shareholder value by unlocking superior innovation and communication that drives purchase intent and brand loyalty.

The Board believes that continuing our focus and investment in these value-creating efforts within our workforce and communities is the best use of the Company’s resources.

The Board of Directors recommends a vote AGAINST this proposal.

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OTHER MATTERS

Other Matters

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in the Company’s Regulations is noted in the following sections. All notices, proposals, or recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2021 Annual Meeting Date and Shareholder Proposals

We anticipate that the 2021 annual meeting of shareholders will be held on Tuesday, October 12, 2021. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 30, 2021.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see sections entitled “Director Nominations for Inclusion in the 2021 Proxy Statement” and “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” below; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com. A shareholder wishing to bring such business before the 2021 annual meeting must provide such notice no earlier than February 15, 2021, and no later than July 15, 2021.

If a shareholder notifies the Company of an intent to present business at the 2021 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Director Nominations for Inclusion in the 2021 Proxy Statement

In 2016, our Board amended the Company’s Code of Regulations to permit a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding Common Stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described below.

Any such notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2020 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2021 annual meeting must provide such notice no earlier than May 16, 2021 and no later than June 15, 2021. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the

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Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2020, the Company engaged Egon Zehnder to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees.

Pursuant to the Company’s Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2020 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2021 annual meeting must provide such notice no earlier than February 15, 2021, and no later than May 26, 2021.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 8, 2019 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

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EXHIBIT A

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G and item 10(e) of Regulation S-K, the following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The non-GAAP measures provided are as follows: Organic Sales Growth; Adjusted Free Cash Flow; Adjusted Free Cash Flow Productivity; Core Before-Tax Operating Profit Growth 3 Year CAGR; Core EPS Growth and Core EPS Growth 3 Year CAGR.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of the July 1, 2018 adoption of new accounting standards for “Revenue from Contracts with Customers”, the India Goods & Services Tax changes for fiscal 2018, acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250—$500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
•	Transitional Impact of the U.S. Tax Act: In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Act”). This resulted in a net charge of $602 million for the fiscal year 2018. The adjustment to core earnings only includes this transitional impact. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.
•	Early debt extinguishment charges: In fiscal 2018 and 2017, the Company recorded after-tax charges of $243 million and $345 million, respectively, due to the early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
•	Shave Care Impairment: In the fourth quarter of fiscal 2019, the Company recognized a one-time, non-cash after-tax charge of $8.0 billion ($8.3 billion before tax) to adjust the carrying value of the Shave Care reporting unit. This was comprised of a before and after-tax impairment charge of $6.8 billion related to goodwill and an after-tax impairment charge of $1.2 billion ($1.6 billion before tax) to reduce the carrying value of the Gillette indefinite-lived intangible assets.
•

Anti-Dilutive Impacts: The Shave Care impairment charges caused preferred shares that are normally dilutive (and hence, normally assumed converted for purposes of determining diluted earnings per share) to be anti-dilutive.

2020 Proxy Statement A-1

EXHIBIT A

Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate the earnings available to common shareholders. As a result of the non-GAAP Shave Care impairment adjustment, these instruments are dilutive for non-GAAP core earnings per share.

•	Gain on Dissolution of the PGT Healthcare Partnership: The Company dissolved our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd (Teva) in the OTC consumer healthcare business during the year ended June 30, 2019. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results

Constant currency core before-tax operating profit and 3-year compound annual growth rate (CAGR): Constant currency core before-tax operating profit is a measure of the Company’s operating profit adjusted to exclude foreign exchange impact and other items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time. Constant currency core before-tax operating profit 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Core EPS and 3-year compound annual growth rate (CAGR): Core EPS is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The tables below provide a reconciliation of diluted net earnings per share to Core EPS. Core EPS 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between specified years.

Adjusted free cash flow and 3-year total adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Merck OTC Consumer Healthcare acquisition and the tax payments related to the transitional tax resulting from the U.S. Tax Act (the Company incurred a transitional tax liability of approximately $3.8 billion from the U.S. Tax Act, which is payable over a period of 8 years). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. 3-year total adjusted free cash flow is sum of the adjusted free cash flows over the specified period.

Adjusted free cash flow productivity and 3-year total adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the fiscal 2019 Shave Care impairment and gain on dissolution of the PGT Healthcare partnership, the fiscal 2018 transitional impact of the U.S. Tax Act and the loss on early debt extinguishment in fiscal 2018. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. 3-year total adjusted free cash flow productivity is the ratio of 3-year adjusted cash flow to 3-year net earnings excluding the specified adjustments.

A-2 The Procter & Gamble Company

EXHIBIT A

Organic Sales Growth

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact /Other*	Organic Sales Growth
FY 2019-20	4.8%	1.7%	(0.5)%	6.0%
FY 2018-19	1.3%	3.6%	0.2%	5.1%
FY 2017-18	2.7%	(1.8)%	0.4%	1.3%
3 Year Compound Annual Growth Rate				4.1%

*Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact from the July 1, 2018 adoption of a new accounting standard for “Revenue from Contracts with Customers”, the India Goods & Services Tax changes for fiscal 2018 and rounding impacts necessary to reconcile net sales to organic sales.

Adjusted Free Cash Flow

(Amounts in millions, unless otherwise noted)

	Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow(1)	Adjusted Free Cash Flow
FY 2019-20	$17,403	($3,073)	$543	$14,873
FY 2018-19	15,242	(3,347)	235	12,130
FY 2017-18	14,867	(3,717)	0	11,150
Three Year Total	$47,512	($10,137)	$778	$38,153

(1) Adjustments to Operating Cash Flow relate to tax payments related to the Merck OTC Consumer Healthcare acquisition in fiscal 2020 and for the transitional tax payments resulting from the U.S. Tax Act in fiscal 2020 and 2019.

Adjusted Free Cash Flow Productivity

(Amounts in millions, unless otherwise noted)

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings(1)	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
FY 2019-20	$14,873	$13,103	—	$13,103	114%
FY 2018-19	12,130	3,966	7,625	11,591
FY 2017-18	11,150	9,861	845	10,706
Three Year Total	$38,153	$26,930	$8,470	$35,400	108%

(1) Adjustments to Net Earnings relate to the Shave Care impairment charges and the gain on the dissolution of the PGT Healthcare partnership in fiscal 2019, the transitional impacts of the U.S. Tax Act and the loss on early extinguishment of debt in fiscal 2018.

2020 Proxy Statement A-3

EXHIBIT A

Constant Currency Core Before-Tax Operating Profit 3 Year CAGR

(Amounts in millions, unless otherwise noted)

	FY 2019-20	FY 2018-19
Before-Tax Operating Profit	$15,706	$5,487
Incremental Restructuring	438	403
Shave Care Impairment		8,345
Rounding	(1)	1
Core Before-Tax Operating Profit	16,143	14,236
Currency impact	481
Constant Currency Core Before-Tax Operating Profit	16,624
Percentage change versus the prior period	16.8%

	FY 2018-19	FY 2017-18
Before-Tax Operating Profit	$5,487	$13,363
Incremental Restructuring	403	725
Shave Care Impairment	8,345
Rounding	1
Core Before-Tax Operating Profit	14,236	14,088
Currency impact	1,195
Constant Currency Core Before-Tax Operating Profit	15,431
Percentage change versus the prior period	9.5%

	FY 2017-18(1)	FY 2016-17(1)
Before-Tax Operating Profit	$13,711	$13,955
Incremental Restructuring	739	399
Core Before-Tax Operating Profit	14,450	14,354
Currency impact	(145)
Constant Currency Core Before-Tax Operating Profit	14,305
Percentage change versus the prior period	(0.3)%
3 Year Compound Annual Growth Rate		8.4%

(1) The growth rate for FY 2017-18 and FY 2016-17 is calculated based on as reported data prior to the July 1, 2018 retrospective adoption of ASU 2017-07, “Compensation-Retirement Benefits”. The growth rate for FY 2018-19 reflects revised balances after the adoption of ASU 2017-17.

A-4 The Procter & Gamble Company

EXHIBIT A

Core EPS

	FY 2019-20	FY 2018-19
Diluted Net Earnings Per Share attributable to P&G	$4.96	$1.43
Incremental Restructuring	0.16	0.13
Shave Care Impairment	—	3.03
Anti-Dilutive Impacts	—	0.06
Gain on Dissolution of PGT Healthcare Partnership	—	(0.13)
Core EPS	$5.12	$4.52
Percentage change vs. prior period	13%	—

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Core EPS 3 Year CAGR

	FY 2019-20	FY 2018-19	FY 2017-18	FY 2016-17
Diluted Net Earnings Per Share from Continuing Operations, attributable to P&G	$4.96	$1.43	$3.67	$3.69
Incremental Restructuring	0.16	0.13	0.23	0.10
Transitional Impact of the U.S. Tax Act	—	—	0.23	—
Early Debt Extinguishment Charges	—	—	0.09	0.13
Shave Care Impairment	—	3.03	—	—
Anti-Dilutive Impacts	—	0.06	—	—
Gain on Dissolution of PGT Healthcare Partnership	—	(0.13)	—	—
Core EPS	$5.12	$4.52	$4.22	$3.92
3 Year Compound Annual Growth Rate	9.3%

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

2020 Proxy Statement A-5

EXHIBIT B

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I. Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Senior Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

2020 Proxy Statement B-1

EXHIBIT C

EXHIBIT C

The Procter & Gamble Company International Stock Ownership Plan

(As Amended and Restated on August 11, 2020)

SECTION 1. PURPOSE

The purpose of The Procter & Gamble Company International Stock Ownership Plan (as amended and restated) (the “Plan”) is to encourage eligible employees who are not residents of the United States to make and continue careers with the participating subsidiaries and affiliates of The Procter & Gamble Company by providing eligible employees with a convenient way to (a) obtain a beneficial interest in The Procter & Gamble Company and (b) invest on a regular and long-term basis.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the following meanings:

2.1 “Account” means the account or accounts established and maintained on behalf of each Member, consisting of amounts attributable to Deposits under the Plan and amounts attributable to Participating Company Contributions. A Member’s Account may also accept and maintain Special Plan Event funds on behalf of Members.

2.2 “Additional Deposits” means the payroll deduction contributions and the lump sum payment of any Special Additional Deposits, or contributions paid by an alternate means if required under local law and authorized by P&G and/or the Participating Company, made to an Account by a Member that the Participating Company does not Match.

2.3 “Agency” means, with respect to each Jurisdiction, any governmental authority charged with the responsibility of administering, interpreting, or enforcing those laws of that Jurisdiction that may pertain to the Plan.

2.4 “Base Pay” means the portion of an Employee’s compensation paid or payable for each Pay Period by the Participating Company while the individual is an Employee for his or her Service to the Participating Company, consisting of salary or wages at the base rate for the Pay Period, but excluding other forms of remuneration as determined by the Participating Company. By way of example only and not by way of limitation, Base Pay does not include salary continuance, severance benefits, redundancy pay, termination indemnities and other post-employment benefits, as well as shift differentials, overtime, bonuses, and awards.

2.5 “Basic Deposits” means the payroll deduction contributions (or contributions paid by an alternate means if required under local law and authorized by P&G and/or the Participating Company) made to the Plan by a Member that the Participating Company will Match.

2.6 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with established administrative procedures to receive the amount, if any, payable under the Plan upon the death of a Member.

2.7 “Board” means the Board of Directors of P&G.

2.8 “Bonus Match” means the opportunity for a Member to receive an enhanced amount of matching contributions made by a Participating Company for the one-year period starting with the first day of the Pay Period coincident with or next following the first Entry Date that an individual may first become a Member, and ending with the last day of the Pay Period during which the one-year anniversary of such start date occurs (such period, the “Bonus Match Period”).

2.9 “Broker” means any third party selected by P&G to maintain Member Accounts, act as transfer agent for purchases and sales of Shares under the Plan, and perform other administrative and recordkeeping duties connected with the Plan.

2.10 “Cash Reserves” means the cash or cash equivalent investments that may be held by a Broker and/or a Custodian.

2.11 “Compensation Committee” means the Compensation & Leadership Development Committee of the Board.

2020 Proxy Statement C-1

EXHIBIT C

2.12 “Custodial Agreement” means any agreement between the Custodian and P&G establishing or continuing a Plan Fund, and any associated subsidiary custodial agreement or fiduciary agreement.

2.13 “Custodian” means the custodian of any Plan Fund established pursuant to a Custodial Agreement under the Plan.

2.14 “Deposits” means Basic Deposits or Additional Deposits (including any Special Additional Deposits that may be permitted), or both, as the context may require.

2.15 “Disability” means the permanent and total disability of a Member, as determined by the Participating Company in accordance with its employment policies and practices.

2.16 “Dividends” means any cash, stock, and/or split stock payments for Shares held by Members.

2.17 “Effective Date” means the first date each Participating Company makes this amended and restated Plan available to its eligible Employees.

2.18 “Employee” means, as determined by a Participating Company, any individual who is treated as an active employee by the Participating Company and who is on the payroll of the Participating Company for a Jurisdiction, but excluding any employee who (a) by reason of a negotiated collective bargaining or other trade union agreement, or applicable labor laws or Agency rules for a Jurisdiction, is excluded from membership in the Plan or (b) by reason of Section 16 of the United States Securities and Exchange Act of 1934, is required to report his or her trading in Shares under such Act. In no event will an individual who has a Termination from Service or incurs a Disability be treated as an Employee unless and until he or she resumes Service.

2.19 “Entry Date” means (a) the Effective Date for each Participating Company or (b) the day an eligible Employee of a Participating Company in a Jurisdiction elects to become a Member of the Plan and is enrolled in the Plan following the Effective Date for that Jurisdiction.

2.20 “Investment Date” means the day the Broker or Custodian, as applicable, invests Deposits and Participating Company Contributions in Shares, which shall be on a single business day of the New York Stock Exchange each week and within a reasonable time of receipt of cash or cash equivalents from the Participating Company.

2.21 “Jurisdiction” means (a) the laws of a country that may directly or indirectly pertain to the Plan, or its administration or operation, or (b) such country.

2.22 “Match” means the matching contributions made by a Participating Company with respect to a Member’s corresponding Basic Deposits.

2.23 “Mature” means, unless as otherwise determined in accordance with Section 3.4:

•	For Basic Deposits or Participating Company Contributions made on behalf of a Member, the day after the second anniversary of the date that the Share was acquired on behalf of the Member;
•	For Additional Deposits, the day that the Share was acquired on behalf of a Member;
•	For Special Plan Event funds, the date as determined prior to such allocation and as the context may require; and
•

For Dividends, the day on which P&G Shares are acquired using reinvested Dividends; provided, however, that split stock payments made to the Plan for Shares held under the Plan will become mature on the same basis as the Shares to which they are attributed and any Dividends on non-P&G Shares will become mature immediately on the date they are paid (and will not be reinvested in additional non-P&G Shares).

2.24 “Member” means any Employee participating in the Plan.

2.25 “Net Match” means the reduced Match contributed to the Member’s Account in accordance with Section 7.2.

2.26 “P&G” means The Procter & Gamble Company.

2.27 “P&G Company” means (a) P&G, (b) any direct or indirect wholly-owned subsidiary of P&G, (c) any other subsidiary or affiliate of P&G designated as such by P&G, (d) any successor to the foregoing or (e) any of them.

C-2 The Procter & Gamble Company

EXHIBIT C

2.28 “Participating Company” means a P&G Company with operations outside the United States that has adopted the Plan, or any successor that has so adopted the Plan, or any of them, as the context may require.

2.29 “Participating Company Contributions” means the Match made by a Participating Company on behalf of a Member.

2.30 “Pay Period” means the pay period used by a Participating Company from time to time.

2.31 “Plan” means this Procter & Gamble Company International Stock Ownership Plan, as the same may be amended from time to time.

2.32 “Plan Administrator” has the meaning set forth in Section 3 of the Plan.

2.33 “Plan Fund” or “Fund” means the assets held under any Custodial Agreement, which can be in the form of shares, cash or such other property the Plan deems eligible for acceptance and maintenance.

2.34 “Plan Year” means the fiscal year of P&G, which is the 12-month period commencing each July 1.

2.35 “Sales Date” means, for transactions conducted by a Custodian, the single day of each calendar week chosen by the Custodian to sell Shares that is a business day on both (a) on the New York Stock Exchange and (b) in the Jurisdiction of the Custodian following receipt of a sale request, or as soon as administratively practical thereafter; provided, however, for the sale of any non-P&G Shares, the Sales Date may be as defined herein or any such other date that is determined by P&G.

2.36 “Service” means, as determined by a Participating Company, regular full-time active employment by an individual with any P&G Company (whether or not as an eligible Employee), unless otherwise required under applicable local law (as determined by P&G and/or the Participating Company). The period of an employee’s Service shall end upon his or her applicable Termination from Service and to compute the length of an employee’s Service for any purpose under the Plan, his or her Service before and after a Termination from Service shall be combined. Service may also include any additional period of employment (a) as required by an Agency for a Jurisdiction or (b) with the consent of P&G, upon such uniform terms and conditions as the Participating Company may establish; provided, however, that, in no event shall any period of time be credited as Service more than once under the Plan.

2.37 “Share” means a share of the common stock, without par value, of P&G and/or the share of common stock of such other company that P&G deems eligible for acceptance and maintenance under the Plan.

2.38 “Share Value” means, for a Valuation Date, (a) the average price per Share purchased by the Broker or Custodian, as applicable, on an Investment Date for purposes of any investment in Shares, (b) the open market price of a Share on a Sales Date for any Shares sold by the Broker, or (c) the average price per Share sold by the Custodian on a Sales Date for purposes of any sales of Shares.

2.39 “Special Additional Deposits” means Additional Deposits that the Participating Company does not Match that may be permitted by P&G and/or the Participating Company but that are not necessarily made by means of payroll deduction.

2.40 “Special Plan Events” means the context within which P&G approves the acceptance and maintenance of additional funds, securities, or other property under the Plan that are not attributable to either Deposits or Participating Company Contributions.

2.41 “Termination from Service” means the first date a Member no longer performs (or is considered as performing) Service with respect to each continuous period of Service, as determined by a Participating Company.

2.42 “Unallocated Account” means the account where cash contributions, earnings, dividends, or Shares, if any, not allocated to Members’ Accounts are held, unless otherwise determined by P&G.

2.43 “Valuation Date” means (a) for purposes of any acquisition of Shares under the Plan, each Investment Date, (b) for purposes of disposing Shares under the Plan, each Sales Date, and (c) for all other purposes under the Plan, any other date on which a Share Value is obtained by reference to the closing price per Share on a business day on the New York Stock Exchange, unless otherwise determined by P&G.

2020 Proxy Statement C-3

EXHIBIT C

2.44 “Vested Interest” means the portion of a Member’s Account that has become nonforfeitable.

2.45 “Year of Service” means 12 full or partial calendar months, whether or not continuous, during which an employee is in Service, as determined by a Participating Company.

SECTION 3. ADMINISTRATION OF THE PLAN

3.1. Plan Administrator

The Plan Administrator shall be the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee thereof. Further, to the extent permitted by law, the Compensation Committee may, from time to time, delegate to one or more officers of P&G such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the Plan. To the extent of any such delegation to a subcommittee and/or officers, references in the Plan to the Compensation Committee will be deemed to be references to such subcommittee and/or officers.

3.2 Administrative Responsibility

P&G (through the Plan Administrator) shall have overall responsibility for the administration, interpretation, and operation of the Plan in all Jurisdictions; provided, however, that the Participating Company in each Jurisdiction shall have responsibility for the day-to-day administration and operation of the Plan with respect to its employees. The Plan Administrator shall have responsibility under the Plan for overseeing the Broker or the Custodian, as applicable, in accordance with the terms and conditions of the Plan. The Plan Administrator shall periodically audit and review the performance and methods of the Broker or Custodian, as applicable, under the Plan and may appoint and remove or change any such Broker or Custodian, as applicable.

All decisions, determinations, constructions, or interpretations the Plan Administrator, P&G or a Participating Company may make under the Plan shall be made in the sole discretion of the Plan Administrator, P&G, or the Participating Company, as the case may be, within the purview of their authority under the Plan, and shall be final, binding, and conclusive on all interested persons.

Both the Participating Company and P&G shall be afforded the maximum deference permitted in a Jurisdiction for their actions hereunder. In the case of any inconsistency or conflict between a decision, determination, construction, or interpretation by P&G and the Participating Company, the decision, determination, construction, or interpretation by P&G shall control.

3.3 Use of Agents

P&G, the Plan Administrator or the Participating Company may engage such certified public accountants, who may be accountants for P&G, the Plan Administrator or the Participating Company, such legal counsel, who may be counsel for the Plan Administrator, P&G or the Participating Company, and make use of such agents and clerical or other personnel, as P&G, the Plan Administrator or the Participating Company shall require or may deem advisable for purposes of meeting their responsibilities under the Plan. P&G, the Plan Administrator or the Participating Company may rely upon the written opinion of such counsel and such accountants or such other experts to which it reasonably delegates responsibilities. P&G, the Plan Administrator or the Participating Company may delegate to any such agent its authority to perform any of its responsibilities, or revoke the authority of any agent.

3.4 Rules to Accommodate Local Laws

P&G, the Plan Administrator and any Participating Company may adopt special rules and procedures relating to the operation and administration of the Plan to accommodate the requirements of local laws or procedures and/or common local law practices or customs, including the adoption by P&G or the Plan Administrator of any sub-plans. These rules will take precedence over conflicting provisions of this Plan; provided, however, that, for purposes of applicable stock exchange rules, no rule may be effective without shareholder approval if it (a) would materially increase the benefits accruing to Members under the Plan, (b) would materially increase the number of

C-4 The Procter & Gamble Company

EXHIBIT C

securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan, or (d) must otherwise be approved by the shareholders of P&G in order to comply with applicable law or the rules of the New York Stock Exchange or, if the P&G Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the P&G Shares are traded or quoted.

3.5 No Personal Liability

No employee, officer or member of the board of directors or equivalent governing body of P&G or any P&G Company shall be personally liable by reason of any contract or other instrument duly executed by him or her, or on his or her behalf, in respect of the Plan, nor for any mistake of judgment made in good faith.

SECTION 4. MAXIMUM NUMBER OF P&G SHARES ISSUABLE UNDER THE PLAN

Subject to adjustment as provided in Section 14.4, the maximum aggregate number of P&G Shares that may be issued under the Plan shall be 30,000,000 and shall consist of P&G Shares purchased on the open market. If the number of P&G Shares to be purchased with amounts held in an Unallocated Account exceeds the number of P&G Shares then available under the Plan, a pro rata allocation of the P&G Shares remaining available for purchase shall be made in as uniform a manner as practicable. If any P&G Shares purchased under the Plan are forfeited or canceled, the shares shall again be available for issuance under the Plan.

SECTION 5. MEMBERSHIP

5.1. Eligibility

Subject to the following provisions of this Section 5, each Employee in Service with a Participating Company shall become eligible for membership in the Plan on the date he or she commences Service, subject to any specific eligibility requirements adopted by the applicable Participating Company. Membership in the Plan by eligible Employees shall be wholly voluntary.

5.2 Enrollment

5.2.1. An Employee may become a Member by enrolling in the Plan in accordance with established administrative procedures. The new Member will be eligible to make Deposits commencing on the first day of the Pay Period coincident with or next following the Entry Date, or as soon as administratively practicable thereafter.

5.2.2. The Employee must activate an account with the Broker or Custodian, as applicable, including agreeing to the terms and conditions of the account and providing any tax documents, personal information such as address, and other forms required by the Broker or Custodian, as applicable.

5.3 Termination of Membership

The Plan membership of an Employee in a Jurisdiction shall cease for purposes of making Deposits when no longer an eligible Employee of the Participating Company in that Jurisdiction.

5.4 Members’ Accounts

The Broker or Custodian, as applicable, shall establish and maintain an Account for each Member showing the Member’s holdings under the Plan. Members may view the statements for such Account at any time by electronically accessing the online system established by the Broker or Custodian, as applicable, for such purpose. Any Member without access to the online system shall receive written statements of the value of his or her Account on an annual basis and upon any payment to him or her, unless otherwise determined by P&G.

SECTION 6. MEMBER DEPOSITS

6.1. Deposits

6.1.1. Except for Special Additional Deposits, a Member may elect to make Deposits under the Plan only through payroll deductions, unless payroll deductions are not permitted under local law, in which case Members may be permitted to contribute to the Plan by an alternative method, as determined by P&G and/or the Participating Company.

2020 Proxy Statement C-5

EXHIBIT C

6.1.2. To the extent permitted by applicable law and subject to Section 6.1.7., a Member may elect Basic Deposits under the Plan of up to 5% of Base Pay for a Pay Period in whole percentages.

6.1.3. Subject to section 6.1.7., where permitted by P&G and the Participating Company, a Member may elect to make Additional Deposits of 15% of Base Pay in addition to Basic Deposits or without making Basic Deposits.

6.1.4. Subject to Section 6.1.1, the Member’s election to make Deposits shall be applied to reduce the whole percentages of the Member’s Base Pay which would otherwise be paid for any Pay Period during which such election is in effect, and the Participating Company shall pay to the Plan an amount of Deposits for such Pay Period equal to such reduction in the Member’s Base Pay in the manner provided in Section 6.4. In the event that Deposits are not of sufficient amount to purchase 0.001 of a Share, the Deposit shall be forfeited.

6.1.5. Any election by a Member to make Deposits shall be a continuing election for all subsequent Pay Periods until changed or until the Member ceases participation in the Plan.

6.1.6. Unless otherwise required by applicable local law, a Member’s Deposits for a Jurisdiction shall be automatically suspended during the period of time that the Member (a) is no longer an eligible Employee even if still employed by a P&G Company, (b) ceases to receive Base Pay, (c) incurs a Disability, or (d) remains in Service after the termination of the Plan. The Participating Company shall determine whether a Member’s Deposits for a Jurisdiction continue during a leave of absence.

6.1.7. To the extent required or advisable under applicable local law, the Plan Administrator may, in its sole discretion, increase the amount of Deposits and Additional Deposits that may be contributed to the Plan pursuant to Sections 6.1.2. and 6.1.3.; provided, however, that each such percentage may not exceed 50% of a Member’s Base Pay. The Plan Administrator may also increase the percentage of Base Pay that is designated as Basic Deposits; provided, that such percentage may not exceed 20%.

6.2. Deposit Election Changes

Within the limitations set forth in Section 6.1, a Member may increase, decrease, temporarily suspend, or restart contributions of Deposits. Election changes take effect as of the first day of the Pay Period following the date that the election is received by P&G, the Participating Company, and/or the Broker or Custodian, as applicable, or as soon as administratively practicable thereafter. Election changes must be made in accordance with established administrative procedures. Suspension of deposits will not terminate membership in the Plan.

6.3. Special Additional Deposits

6.3.1. The Member may be able to make Special Additional Deposits, to the extent permitted by P&G and/or the Participating Company and applicable law. Special Additional Deposits shall be treated as Additional Deposits for all purposes under the Plan.

6.3.2. Special Additional Deposits, if permitted, may be made in a lump sum payment of any amount up to 15% of Base Pay in accordance with established administrative procedures.

6.4. Payment to Plan

The Participating Company shall deliver or cause to be delivered, in cash or cash equivalents, to the Plan all (a) Deposits for Pay Periods and (b) all Special Additional Deposits, within a reasonable period following the date on which the Deposits and Special Additional Deposits are contributed to the Plan.

SECTION 7. PARTICIPATING COMPANY CONTRIBUTIONS

7.1. Amount of Match

7.1.1. Except as provided in Section 6.2 or the Member is eligible for the Bonus Match pursuant to Section 7.3 and subject to Section 7.4, the Participating Company shall contribute to the Plan a Match equal to 50% of the Member’s Basic Deposits for each Pay Period for which the Member contributes Basic Deposits.

7.1.2. The Match for a Pay Period shall be paid to the Plan in the same manner and at the same time as the corresponding Basic Deposits under Section 6.4.

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EXHIBIT C

7.2. Net Match

The amount of the Match that would otherwise be paid to the Plan by the Participating Company on a Member’s behalf may be reduced by an amount that the Participating Company determines, in its sole discretion, is required to be withheld under applicable local law to satisfy all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations that may be incurred in the Jurisdiction as a result of the Company Match. This Net Match shall only apply to a Member in a Jurisdiction where (a) the Member incurs current income tax or social insurance, taxes or fees liability on the Match at the time it is paid and (b) the Participating Company is legally required to withhold the amount of such liability from the Member’s current pay, as determined by the Participating Company.

7.3. Bonus Match

Subject to Section 7.4, in the event a Member is eligible to receive the Bonus Match, instead of receiving a Match pursuant to Section 7.1, the Participating Company shall contribute to the Plan a Match equal to 100% of the Member’s Basic Deposits for the first 1% of the Member’s Base Pay for each Pay Period during the Bonus Match Period. The Bonus Match opportunity shall be made available to an individual only once regardless of the number of times an individual leaves or returns to Service or the number of P&G Companies for which the individual may perform Service. Employees who become Members on or after the Approval Date will not be eligible for the Bonus Match.

7.4 Adjustments

To the extent required or advisable under applicable local law, the Plan Administrator may, in its sole discretion, change the amount of the Match and/or Bonus Match that may be contributed to the Plan pursuant to Sections 7.1 and 7.3, respectively; provided, however, that the Match amount may not exceed 100% of the Member’s Basic Deposits for each Pay Period and the Bonus Match amount may not exceed 100% of the Member’s Basic Deposits for the first 1% of the Member’s Base Pay for each Pay Period.

SECTION 8. SPECIAL PLAN EVENTS

P&G may accept additional funds, securities, or other property into the Plan on behalf of Members as a result of a Special Plan Event. The allocation of such Special Plan Event funds to Member Accounts will be determined under such terms and conditions as the given context may require and/or as otherwise permitted under the Plan in any applicable Jurisdiction. The applicable terms and conditions of any such Special Plan Event shall be communicated to all Members prior to any allocation of funds.

SECTION 9. INVESTMENT OF FUNDS

9.1. Investments in Shares

Except as otherwise provided in this Section 9, all amounts of money, securities, or other property received under the Plan (including any cash Dividends on Shares) shall be delivered to the Broker or Custodian, as applicable, and initially held in the Unallocated Account, to be invested and reinvested in P&G Shares at the Share Value on the applicable Investment Date.

9.2. Cash Reserves

9.2.1. The Broker or Custodian, as applicable, may maintain Cash Reserves to provide funds for (a) investment in Shares, (b) payment of expenses or taxes of the Plan, or (c) cash withdrawals and cash distributions under the Plan. Cash Reserves may be invested in an interest-bearing account denominated in U.S. dollars that is maintained by the Broker or Custodian, as applicable. All earnings on Cash Reserves shall be credited to the Unallocated Account and no earnings on Cash Reserves shall be credited to any Member’s Account or held for the benefit of any Participating Company or P&G.

9.2.2. Any cash or cash-equivalent Deposits, Match, or Special Plan Event funds awaiting investment in P&G Shares that are not denominated in U.S. dollars when received by the Broker or Custodian, as applicable, shall be converted by the Broker or Custodian into cash or cash equivalents denominated in U.S. dollars as soon as practicable following the Broker or Custodian’s receipt of such contributions.

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EXHIBIT C

9.2.3. Any currency exchange involving Cash Reserves may be made through the currency exchange facilities of the Broker or Custodian, as applicable, in its sole discretion.

SECTION 10. EXPENSES AND FEES

10.1. Plan Expenses

The expenses of administering the Plan will be paid by P&G or the Participating Companies, and may be paid out of the earnings on the Cash Reserves.

10.2. Share Transaction Expenses

Brokerage fees, transfer taxes, and any other expenses incident to the purchase or sale of Shares or other securities by the Broker or Custodian, as applicable, shall be deemed to be part of the cost of the purchase or sale of such securities and are thus borne by the Member.

SECTION 11. VESTED INTERESTS

Each Member shall always have a fully Vested Interest in all amounts credited to his or her Account under the Plan, except as may be required under the terms and conditions applicable to the payment of Special Plan Event funds, Dividends, and/or other special, non-recurring Participating Company Contributions. In the event that a Member does not have a Vested Interest in any amount credited to his or her Account under the Plan, any portion of the Account that is forfeited by the Member will be returned to the Member’s Participating Company, unless otherwise required by P&G. In such case, the Participating Company will receive a cash payment consisting of any cash contributions, earnings, or Dividends that have been forfeited by the Member plus the aggregate Share Value obtained by liquidating any forfeited Shares on the applicable Sales Date.

SECTION 12. WITHDRAWALS

12.1. In General

A Member in Service may elect to make a withdrawal from his or her Vested Interest of Mature Shares, in accordance with established administrative procedures. The amount of the withdrawal shall be paid to the Member as soon as practicable following the first Sales Date after the receipt of the Member’s withdrawal request.

12.2. Amount of Withdrawal

12.2.1. The Member shall specify the number of non-P&G Shares and/or the number of whole Mature P&G Shares the Member wishes to withdraw or liquidate. A member may not withdraw P&G Shares that are not Mature.

12.2.2 A Member whose Account only has Mature Shares may specify that all Shares in the Account be liquidated.

12.2.3. In the case of a cash withdrawal, the cash amount to be paid to the Member shall be the aggregate Share Value on the Sales Date, converted, if necessary, into the appropriate currency for the Member’s Jurisdiction as soon as practicable after such Sales Date.

12.3. Priority of Withdrawal/Liquidation

Mature non-P&G Shares will be withdrawn or liquidated before Mature P&G Shares and neither non-P&G Shares or P&G Shares may be withdrawn or liquidated before they become Mature.

12.4. Limitation on Withdrawals

Members will be subject to any limitations on withdrawals set by the Broker or Custodian, as applicable.

12.5 Accelerated Maturity

In the event a Member permanently transfers from one market to another market, all P&G Shares credited to the Member’s Account will become Mature.

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EXHIBIT C

12.6. Form of Payment

Withdrawals will made in either a single sum cash payment or Shares as soon as practicable after the Sales Date. Only P&G Shares can be distributed in the form of Shares. Non-P&G Shares can only be distributed in cash, unless otherwise determined by P&G.

SECTION 13. TERMINATION FROM SERVICE

13.1. Termination from Service

13.1.1. Upon Termination from Service, a Member will no longer be eligible to participate in the Plan and no further Deposits or Participating Company Contributions will be made to the Account with respect to such Member.

13.1.2. Upon Termination from Service, all Shares immediately become Mature.

SECTION 14. RIGHTS AND RESTRICTIONS APPLICABLE TO SHARES

14.1. Shareholder Rights Generally

Participation in the Plan will not confer on any Member the rights of a shareholder of P&G until the date on which P&G Shares are purchased on an Investment Date.

14.2 Voting Rights

Members will have the sole right to vote the P&G Shares held in their Accounts.

14.3. Cash Dividends

14.3.1 Members with Accounts held by a Broker may reinvest all or a portion of cash Dividends paid on Shares into the Plan, if permitted under local law, or receive Dividends as a cash payment, less any applicable United States Federal income tax withheld at the source. Such Members must elect their dividend payment option according to established procedures of the Broker. If the cash Dividends are reinvested in the Plan, the Broker shall credit the Member’s Account on the basis of the Share Value on the Investment Date.

14.3.2 Unless the Plan Administrator determines otherwise, any cash Dividends on Shares received by a Custodian with respect to a Member shall be held in the Unallocated Account and invested by the Custodian in Cash Reserves until the next Investment Date. On that Investment Date, the P&G Shares so acquired shall be credited to the Member’s Company Account on the basis of the Share Value on that Investment Date.

14.3.3. If Members in a Jurisdiction incur income tax liability on the amount of cash Dividends that are earned on Shares, the Members shall be solely responsible for the payment of such income taxes.

14.4. Dilution and Other Adjustments

In the event of any changes in the outstanding Shares by reason of any Share dividend or split, recapitalization, rights issue, merger, consolidation, spin-off, reorganization, combination or exchange of Shares or other similar corporate change, then, if P&G so determines that such change equitably requires an adjustment to Members’ Accounts or any other adjustment, such adjustments shall be made by P&G under such uniform terms and conditions as it deems appropriate.

14.5. No Restriction on Right to Effect Corporate Changes

The Plan shall not affect in any way the right or power of P&G or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in P&G’s capital structure or its business, or any merger or consolidation of P&G, or any issue of stock or shares or of options, warrants, or rights to purchase stock or shares or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of P&G, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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EXHIBIT C

SECTION 15. ADOPTION AND WITHDRAWAL BY A P&G COMPANY

15.1. Adoption of Plan

Any P&G Company may adopt the Plan by appropriate action of its board of directors or equivalent governing body with the consent of P&G. Any P&G Company which so adopts the Plan shall be deemed thereby to appoint P&G and the Plan Administrator its exclusive agents to exercise on its behalf all of the power and authority conferred upon P&G under the Plan. The authority of P&G to act as such agent shall continue until the Participating Company withdraws from the Plan.

15.2. Withdrawal Procedures

15.2.1. Any Participating Company may withdraw from its participation in the Plan by giving P&G prior notice specifying a withdrawal date which shall be a Valuation Date at least 60 days (or such shorter period as P&G may consent to) subsequent to the date such notice is received by P&G. P&G may terminate any Participating Company’s participation in the Plan, as of any withdrawal date it specifies, for any reason, including, but not limited to, the failure of the Participating Company to make proper Participating Company Contributions or to take appropriate action to assure compliance with any other provision of the Plan or any applicable requirements of any Jurisdiction or Agency. Notice of any withdrawal of a Participating Company from the Plan by P&G shall be given to the Plan Administrator and the withdrawing Participating Company.

15.2.2. The transfer of a Participating Company or a division, facility, operation, or trade or business of a Participating Company to an entity that is not a P&G Company with respect to a group of Members shall be treated as a withdrawal of a Participating Company for purposes of this Section 15 without further action by P&G or any Participating Company.

15.3. Contributions Upon Withdrawal

Upon the withdrawal of any Participating Company, no further Deposits or Participating Company Contributions on behalf of affected Members shall be made for Pay Periods ending after the withdrawal date. Any rights of Members who had been or are employed by other P&G Companies shall be unaffected by such withdrawal.

15.4. Effect of Withdrawal

Upon a Participating Company’s withdrawal from the Plan, the Shares in Accounts of affected Members will become Mature.

SECTION 16. AMENDMENT OR TERMINATION OF THE PLAN

16.1. Amendment and Termination

16.1.1. P&G (through the Board and/or the Compensation Committee) reserves the right at any time, either prospectively or retroactively, to amend, suspend, or terminate the Plan, any contributions thereunder, in whole or in part, and for any reason and without the consent of any Member, Beneficiary, or P&G Company. Prompt notice specifying the adoption date and effective date of any amendment, modification, suspension, or termination of the Plan shall be given by P&G to all Participating Companies.

16.1.2. The Participating Company reserves the right, with the consent of P&G, at any time either prospectively or retroactively, to amend or suspend any sub-plan to the Plan (including any country-specific rules) with respect to its employees in a Jurisdiction, or any contributions thereunder, in whole or in part, and for any reason without the consent of any Member or Beneficiary.

16.1.3. No action contemplated by this Section 16.1 shall reduce the number of Shares credited to any Member’s Account as of the Sales Date coincident with or next preceding such action, nor shall such action materially and substantially diminish any Member’s rights with respect to such Account balance under the Plan prior to such action.

16.2. Complete Termination of the Plan

Upon complete termination of the Plan by P&G with respect to all Participating Companies, no further Deposits or Participating Company Contributions on behalf of Members shall be made for Pay Periods ending after the effective date of such termination and no amount shall thereafter be payable under the Plan to or in respect of

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EXHIBIT C

any Member except as provided in this Section 16. Transfers, distributions, or other dispositions of the assets of the Plan as provided in this Section 16 shall constitute a complete discharge of all liabilities under the Plan.

16.3. Final Distribution

Subject to receipt of such Agency determinations, approvals, or notifications as P&G may deem necessary or advisable for a Jurisdiction with the advice of the corresponding Participating Company, all Shares in Member Accounts will immediately become Mature. Any remaining amounts credited to the Unallocated Account shall be credited to each prior Member’s Account to the extent P&G determines it is practicable.

16.4. Plan Term; Approval by Shareholders

The Plan, as amended and restated, was adopted by P&G on August 11, 2020 and, subject to the approval of the shareholders of P&G, shall be in effect from the date on which the Plan is approved by the shareholders of P&G at its annual meeting in 2020 (the “Approval Date”) until the earlier of (a) the tenth anniversary of the Approval Date or (b) the date on which the Plan is terminated in accordance with this Section 16. The Plan Administrator, in its sole discretion, shall determine when the first Deposits and Participating Company Contributions for each Participating Company or sub-plan can be made to the Plan after the Approval Date. Any P&G Shares purchased under the Plan prior to the determination that the Participating Company or sub-plan can make contributions to the Plan after the Approval Date shall be subject to the terms and conditions of the Plan as in effect prior to the Approval Date.

SECTION 17. GENERAL LIMITATIONS AND PROVISIONS

17.1 Decrease in Value of Assets

Each Member, Beneficiary, or other person shall bear all risks in connection with any decrease in the value of the assets of the Member’s Account, including, but not limited to, decreases in the value of Shares and losses incurred as a result of changes in the currency exchange rates, and neither P&G nor the Participating Company, nor any employee, officer or director thereof, shall be liable or responsible therefor.

17.2. Withholding

The appropriate P&G Company may cause to be made, as a condition precedent to any dividend, withdrawal, distribution, or other payment in connection with the Plan, appropriate arrangements for the withholding of any taxes or social insurance contributions, taxes, or fees required for a Jurisdiction, including an appropriate reduction in the amount of any such payment.

17.3. Sole Source of Benefits

The Account maintained for a Member by the Broker or Custodian, as applicable, shall be the sole source of benefits under the Plan for that Member, and P&G and the Participating Company shall not have any responsibility for payment of such benefits, and each Member, Beneficiary, or other person who shall claim the right to any payment under the Plan shall be entitled to look only to such Account for such payment and shall not have any right, claim, or demand against any other separate account of the Plan Administrator, P&G, or any other P&G Company, or any employee, officer or director thereof.

17.4. No Right to Employment

Nothing contained in the Plan shall give any employee the right to be retained in the employment of any P&G Company or affect the right of any such employer to dismiss any employee. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and any employee or consideration for, or an inducement to or condition of, the employment of any employee.

17.5. Alienation

No amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall, or attempt to, alienate, sell, transfer,

2020 Proxy Statement C-11

EXHIBIT C

assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan or any part thereof, or if, by reason of his or her bankruptcy or other event happening at any such time, such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then P&G and/or the Participating Company, if either party so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as P&G and/or the Participating Company may deem proper.

17.6. Member Information

Each Member or other interested person must provide to the Plan Administrator, and keep updated, an up-to-date mailing address, tax documents, and other information as may be reasonably required for administration of the Plan.

17.7. Return of Contributions

17.7.1. Notwithstanding any other provisions of the Plan, if any Participating Company Contribution or Deposit is made by mistake of fact or law, an amount shall be returned upon the direction of the Participating Company to P&G.

17.7.2. The amount to be returned under Section 17.7.1 shall be the lesser of (a) the amount paid to the Plan or (b) the value of the portion of the Member’s Account attributable to such Participating Company Contribution or Deposit, as of the Sales Date next following the date of such direction. Such amount shall be returned as soon as practicable after such Sales Date.

17.7.3. In the event the amount returned exceeds the amount paid to the Broker or the Custodian, as applicable, any excess shall be credited to the Unallocated Account as of such Sales Date.

17.8 Beneficiary(ies)

At the time of a Member’s death, beneficiaries designated in accordance with established administrative procedures of the Broker or Custodian, as applicable, shall receive the amount, if any, payable under the Plan upon the death of a Member.

17.9 Severability

Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

17.10 Corporate Transaction

In the event of a proposed sale of all or substantially all of the assets of P&G, or the merger or consolidation of P&G with or into another entity, then the Plan Administrator, in its sole discretion, shall determine whether the Plan will be assumed by the successor corporation or wound-up and terminated.

17.11 Compliance with Securities Law.

The purchase of P&G Shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and if the purchase of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed, such P&G Shares may not be purchased. In addition, no P&G Shares may be purchased unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of purchase be in effect with respect to the P&G Shares issuable on the Investment Date, or (b) in the opinion of legal counsel to P&G, the P&G Shares issuable on an Investment Date may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the purchase, P&G may require the Member to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by P&G. In the event that the issuance of P&G Shares under the Plan would not comply with any applicable law, then all affected contributions will be refunded as soon as administratively practicable (without the Participating Company Contributions or interest).

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EXHIBIT C

17.12 Notices

All notices or other communications by a Member to P&G or a Participating Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by P&G or the Participating Company, as applicable, at the location, or by the person, designated by P&G or the Participating company, as applicable, for the receipt thereof.

17.13. Captions and References

The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.

17.14. Governing Law

17.14.1. Except as otherwise expressly required under the laws of a Jurisdiction, the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, United States of America, without resort to the conflict of laws principles thereof.

17.14.2. Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable for a Jurisdiction, such determination shall in no way affect the remaining provisions of the Plan or the application of that provision in any other Jurisdiction.

2020 Proxy Statement C-13

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 12, 2020. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

During The Meeting - Go to www.virtualshareholdermeeting.com/PG2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 12, 2020. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D22531-P43156	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR the following action:
1. ELECTION OF DIRECTORS
Nominees: 1a. Francis S. Blake	For ☐	Against ☐	Abstain ☐		For	Against	Abstain

1b. Angela F. Braly	☐	☐	☐	1k. Margaret C. Whitman	☐	☐	☐

1c. Amy L. Chang	☐	☐	☐	1l. Patricia A. Woertz	☐	☐	☐

1d. Joseph Jimenez	☐	☐	☐	Vote on Proposals

1e. Debra L. Lee	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:

1f. Terry J. Lundgren	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

1g. Christine M. McCarthy	☐	☐	☐	3. Advisory Vote to Approve the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

1h. W. James McNerney, Jr.	☐	☐	☐	4. Approval of The Procter & Gamble Company International Stock Ownership Plan, As Amended and Restated	☐	☐	☐
1i. Nelson Peltz	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:

1j. David S. Taylor	☐	☐	☐	5. Shareholder Proposal - Report on Efforts to Eliminate Deforestation	☐	☐	☐
				6. Shareholder Proposal - Annual Report on Diversity	☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 13, 2020 at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2020.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card which is located on the reverse side of this notice.

How to Attend the Virtual Annual Meeting: To support the health and well-being of our employees and shareholders, this year’s annual meeting of shareholders will be a virtual meeting, held exclusively via live audio webcast at www.virtualshareholdermeeting.com/PG2020. You will not be able to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D22532-P43156

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders – Tuesday, October 13, 2020

With respect to any shares of Common Stock held by the undersigned directly or via the Company’s Direct Stock Purchase Plan, the undersigned hereby appoints Angela F. Braly, W. James McNerney, Jr., and David S. Taylor (the “Proxy Committee”), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held online on Tuesday, October 13, 2020, at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2020 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2, 3, and 4, and AGAINST the proposals listed as items 5 and 6.

With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company’s proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company’s proxy tabulator timely received properly signed and executed voting instructions. For the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, the plan fiduciaries also will vote shares of Stock that are not allocated to any accounts in the same manner as shares of Stock for which the Company’s proxy tabulator did not timely receive properly signed and executed voting instructions.

If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters.

This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 12, 2020, for shares of Common Stock held directly by you or via the Company’s Direct Stock Purchase Plan to be voted by the Proxy Committee and by 4:00 p.m. ET on Thursday, October 8, 2020 for shares of Company Stock allocated to your accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.